UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

SilverBow Resources, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION DATED MARCH 28, 2024

[•], 2024

Dear SilverBow Resources, Inc. Shareholder:
It is our pleasure to invite you to attend the 2024 annual meeting of shareholders of SilverBow Resources, Inc. (the “Company”), which will be held on [•], 2024.

Our proxy statement is enclosed, accompanied by a copy of our annual report for the fiscal year ended December 31, 2023. The proxy statement describes information about SilverBow Resources, Inc. that you should consider when you vote for the proposals in conjunction with our upcoming annual meeting. Your vote is important. At this year’s annual meeting KEF Investment LP and KEF Fund V Investments, LP, entities affiliated with Kimmeridge Energy Management Company, LLC (collectively, “Kimmeridge”), have provided notice to SilverBow of their intent, if properly presented at the annual meeting, to both (i) nominate three directors for election to the Company’s Board of Directors (the “Board”) and, (ii) present a proposal to remove Leland T. Jourdan (as the replacement for former director Christoph O. Majeske) from the Board. As previously disclosed in the Company’s Current Report on Form 8-K filed on March 28, 2024, Mr. Majeske resigned as a Class I director of the Board and as Chair and a member of the Company’s Compensation Committee, effective March 27, 2024. In connection with such resignation, the Board appointed Leland T. Jourdan, effective as of March 27, 2024, as a Class I director of the Board to fill the vacancy created by Mr. Majeske’s resignation. Our Board has attempted to engage constructively with Kimmeridge and has considered each of their proposals. When determining the Board’s recommendations on the nominees and matters before the annual meeting, the Board has carefully considered the best interests of all of our shareholders. The Board believes that the election of the Kimmeridge nominees and the removal of Leland T. Jourdan from the Board are not in the best interests of the Company’s shareholders and that Kimmeridge is making these proposals to further its own agenda to ultimately gain control of the Company, without a control premium paid to all shareholders. The Board recommends that you vote “FOR” only the nominees proposed by the Board, “WITHHOLD” on each of the Kimmeridge nominees, “AGAINST” the approval of Kimmeridge’s proposal to remove Leland T. Jourdan (as the replacement for former director Christoph O. Majeske) from the Board and in accordance with the Board recommendations on each other proposal before the annual meeting using the enclosed WHITE proxy card. The Board strongly urges you to discard and NOT vote using any [•] proxy card that may be sent to you by Kimmeridge.

We have a number of important proposals for your consideration at this year’s annual meeting. We are asking for you to vote on the following proposals: (1) to reelect three of our directors — Gabriel L. Ellisor, Kathleen McAllister and Charles W. Wampler, (2) to approve, on an advisory basis, the compensation of our named executive officers, (3) to approve the Fourth Amendment to the SilverBow Resources, Inc. 2016 Equity Incentive Plan, (4) to ratify the appointment of BDO USA, P.C. as our independent auditor for the fiscal year 2024, (5) to approve an amendment to the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”) to declassify the Board and provide for the annual election of all directors, (6) to approve an amendment to the Certificate of Incorporation to adopt a majority voting standard in uncontested election of directors, (7) to approve an amendment to the Certificate of Incorporation to eliminate the supermajority vote requirements for shareholders to amend certain provisions of the Certificate of Incorporation, and (8) Kimmeridge’s proposal, if properly presented at the annual meeting, to remove Leland T. Jourdan (as the replacement for former director Christoph O. Majeske) from the Board. More information on the annual meeting, the Board’s recommendations and our Company can be found in the enclosed proxy materials or other materials we may send you regarding the annual meeting. We urge you to review these materials carefully when deciding how to vote your shares at the annual meeting.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible so that your voice is heard.

On behalf of the Board, thank you for your support and trust as a shareholder of SilverBow Resources, Inc.

Sincerely,
Marcus C. Rowland	Sean C. Woolverton
Chairman of the Board	Chief Executive Officer and Director

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION DATED MARCH 28, 2024

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held [•], 2024
The 2024 annual meeting of shareholders of SILVERBOW RESOURCES, INC. (“SilverBow” or the “Company”) will be held on [•], 2024, at [•] a.m. (Central Time), at the [•]. The annual meeting will be held for the following purposes:
1.To elect the three Class II directors identified in the accompanying proxy statement to serve until the 2027 annual meeting of shareholders, or until their successors are duly elected and qualified or appointed in accordance with the Certificate of Incorporation and Bylaws (each as defined in the accompanying proxy statement);
2.To approve, on a non-binding, advisory basis, the compensation of SilverBow’s named executive officers as presented in this proxy statement;
3.To approve the Fourth Amendment to the SilverBow Resources, Inc. 2016 Equity Incentive Plan;
4.To ratify the selection of BDO USA, P.C. as SilverBow’s independent auditor for the fiscal year ending December 31, 2024;
5.To approve an amendment to the Certificate of Incorporation to declassify the Board of Directors and provide for the annual election of all directors;
6.To approve an amendment to the Certificate of Incorporation to adopt a majority voting standard in uncontested elections of directors;
7.To approve an amendment to the Certificate of Incorporation to eliminate supermajority voting provisions;
8.To consider Kimmeridge’s (as defined below) proposal (the “Kimmeridge Proposal”), if properly presented at the annual meeting, to remove Leland T. Jourdan (as the replacement for former director Christoph O. Majeske) from the Board of Directors; and

9.To conduct such other business as may properly be presented during the annual meeting, or at any and all adjournments or postponements thereof.
A record of shareholders has been taken as of the close of business on March 22, 2024, and only shareholders of record at that time will be entitled to vote on the proposals to be voted on at our annual meeting, or any adjournment or postponement thereof. A complete list of shareholders will be available commencing [•], 2024, and will be open to the examination of any shareholder for any purpose germane to the meeting during ordinary business hours at our principal place of business, by contacting our Investor Relations Department at 920 Memorial City Way, Suite 850, Houston, Texas 77024.

Shareholders who wish to attend the annual meeting of shareholders may be asked to present valid, government-issued photo identification, such as a driver’s license or passport. If you are a beneficial owner whose shares are held in “street name,” i.e., in the name of a broker, trust or other nominee, you will need to bring a copy of your voting instruction form or brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the annual meeting of shareholders. Cameras, sound or video recording devices or any similar equipment, or the distribution of any printed materials, will not be permitted at the annual meeting of shareholders without the prior approval of the Company.
Please note that KEF Investment LP and KEF Fund V Investments, LP, entities affiliated with Kimmeridge Energy Management Company, LLC (collectively, “Kimmeridge”), have provided notice of their intent to nominate three directors for election to the Board of Directors and present the Kimmeridge Proposal to remove Leland T. Jourdan (as the replacement for former director Christoph O. Majeske) from the Board of Directors at the annual meeting. As previously disclosed in the Company’s Current Report on Form 8-K filed on March 28, 2024, Mr. Majeske resigned as a Class I director of the Board of Directors and as Chair and a member of the Company’s Compensation Committee, effective March 27, 2024. In connection with such resignation, the Board of Directors appointed Leland T. Jourdan, effective as of March 27, 2024, as a Class I director on the Board of Directors to fill the vacancy created by Mr. Majeske’s resignation. You may receive solicitation materials from Kimmeridge, including proxy statements and [•] proxy cards. SilverBow is not responsible for the accuracy or completeness of any information provided by or relating to Kimmeridge or its nominees contained in solicitation materials filed or disseminated by or on behalf of Kimmeridge or any other statements Kimmeridge may make.

The Board of Directors believes that the election of the Kimmeridge nominees and the removal of Leland T. Jourdan from the Board of Directors are not in the best interests of the Company’s shareholders and that Kimmeridge is making these proposals to further its own agenda to ultimately gain control of the Company, without a control premium paid to all shareholders. The Board of Directors does not endorse the Kimmeridge nominees or the Kimmeridge Proposal and unanimously recommends that you “WITHHOLD” your vote from Kimmeridge’s nominees and vote “AGAINST” the approval of the Kimmeridge Proposal.

The Board of Directors unanimously recommends that you vote “FOR” only the nominees proposed by the Board of Directors and “FOR” the other proposals recommended by the Board of Directors. The Board of Directors strongly urges you to discard and NOT vote using any [•] proxy card that may be sent to you by Kimmeridge. If you have already submitted a [•] proxy card, you can revoke that proxy and vote for your Board of Directors’ nominees and on the other matters to be voted on at the annual meeting by marking, signing and dating the enclosed WHITE proxy card and returning it in the enclosed postage-paid envelope or by voting by telephone or via the internet by accessing www.proxyvotenow.com/[•] by following the instructions on your WHITE proxy card. Only your latest validly executed proxy will count and any proxy may be revoked at any time prior to its exercise at the annual meeting as described in the accompanying proxy statement.

We appreciate your continued support of SilverBow.

By Order of the Board of Directors,
Annie Foley
Corporate Secretary
[•], 2024

Your Vote Is Important!
Whether or not you plan to attend the annual meeting of shareholders, we urge you to vote and sign and date the enclosed WHITE proxy card and return it in the enclosed postage-paid envelope as promptly as possible, or follow the instructions set forth on the enclosed WHITE proxy card to vote by telephone or via the internet by accessing www.proxyvotenow.com/[•]. For additional instructions on voting your shares, please refer to the proxy materials.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on [•], 2024

Your WHITE proxy card or WHITE voting instruction form will contain instructions on how to view our proxy materials for the annual meeting of shareholders on the internet. Our proxy statement and the Company’s annual report to shareholders on Form 10‑K are available on the “SEC Filings” subsection of our investor relations website at www.sbow.com/investor-relations/Investor-Relations-SEC-Filings/default.aspx. This proxy statement contains information about the 2024 annual meeting of shareholders of SilverBow.

IMPORTANT

PLEASE VOTE THE WHITE PROXY CARD TODAY “FOR” THE COMPANY NOMINEES,
“WITHHOLD” ON THE KIMMERIDGE NOMINEES,
“AGAINST” THE APPROVAL OF THE KIMMERIDGE PROPOSAL AND
“FOR” ALL OTHER COMPANY PROPOSALS

WE URGE YOU TO DISCARD AND NOT SIGN ANY [•] PROXY CARD THAT MAY BE SENT TO YOU BY KIMMERIDGE

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated
Shareholders may call (877) 825-8793 (toll-free from the U.S. and Canada) or
+1 (412) 232-3651 (from other countries)

Page
COMMUNICATIONS WITH THE BOARD	97
FORWARD-LOOKING STATEMENTS	97
ANNUAL REPORT ON FORM 10-K	98
APPENDIX A - SILVERBOW RESOURCES, INC. 2016 EQUITY INCENTIVE PLAN, AS AMENDED	99
APPENDIX B - PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS AND PROVIDE FOR THE ANNUAL ELECTION OF ALL DIRECTORS	119
APPENDIX C - PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO ADOPT A MAJORITY VOTING STANDARD IN UNCONTESTED ELECTIONS OF DIRECTORS	121
APPENDIX D - PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTING PROVISIONS	123
APPENDIX E - DEFINITION OF NON-GAAP MEASURES AS CALCULATED BY THE COMPANY (UNAUDITED)	124
APPENDIX F - SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION	127

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION DATED MARCH 28, 2024

SILVERBOW RESOURCES, INC.

PROXY STATEMENT
for the
2024 ANNUAL MEETING OF SHAREHOLDERS
Solicitation
This proxy statement and accompanying materials are being mailed to the shareholders of SilverBow Resources, Inc. (“SilverBow,” the “Company,” “we,” “us” or “our”) on or about [•], 2024, concurrently with the mailing of our annual report on Form 10-K for the fiscal year ended December 31, 2023. Our board of directors (the “Board”) is soliciting your proxy to vote your shares of SilverBow common stock (“Common Stock”) for the proposals to be voted on at our annual meeting of shareholders (including any postponements, adjournments or continuations thereof, the “Annual Meeting”). Our Annual Meeting will be held at [•], on [•], 2024, at [•] a.m. (Central Time). Holders of shares as of the close of business on March 22, 2024 (the “Record Date”), are entitled to notice of, and to vote at, our Annual Meeting or any adjournment thereof.
This proxy statement provides you with the information on these matters to assist you in voting your shares. The proxy materials contain instructions for voting by using the enclosed WHITE proxy card or WHITE voting instruction form.
Shareholders who wish to attend the Annual Meeting may be asked to present valid, government-issued photo identification, such as a driver’s license or passport. If you are a beneficial owner whose shares are held in “street name,” i.e., in the name of a broker, trust or other nominee, you will need to bring a copy of your voting instruction form or brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the Annual Meeting. Cameras, sound or video recording devices or any similar equipment, or the distribution of any printed materials, will not be permitted at the Annual Meeting without the prior approval of the Company.

2024 Proxy Statement	SilverBow Resources, Inc. | 1

Items to be Voted On
1.    The election of the three (3) Class II directors identified in this proxy statement to serve until the 2027 annual meeting of shareholders (the “2027 Annual Meeting”), or until their successors are duly elected and qualified or appointed in accordance with our Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and our Second Amended and Restated Bylaws (the “Bylaws”)
•Board recommendation: FOR each Company nominee and WITHHOLD for each Kimmeridge (as defined below) nominee
2.    Nonbinding advisory vote to approve the compensation of SilverBow’s named executive officers as presented in this proxy statement
•Board recommendation: FOR
3.    Vote to approve the Fourth Amendment to the SilverBow Resources, Inc. 2016 Equity Incentive Plan (the “2016 Plan”)
•Board recommendation: FOR
4.    Vote to ratify the selection of BDO USA, P.C. as SilverBow’s independent auditor for the fiscal year ending December 31, 2024
•Board recommendation: FOR
5.    Vote to approve an amendment to the Certificate of Incorporation to declassify the Board and provide for the annual election of all directors
•Board recommendation: FOR
6.    Vote to approve an amendment to the Certificate of Incorporation to adopt a majority voting standard in uncontested elections of directors
•Board recommendation: FOR
7.    Vote to approve an amendment to the Certificate of Incorporation to eliminate supermajority voting provisions
•Board recommendation: FOR
8.    Vote on Kimmeridge’s proposal (the “Kimmeridge Proposal”), if properly presented at the Annual Meeting, to remove Leland T. Jourdan (as the replacement for former director Christoph O. Majeske) from the Board
•Board recommendation: AGAINST

The Board does not endorse the Kimmeridge nominees or the Kimmeridge Proposal and unanimously recommends that you vote “FOR” only the nominees proposed by the Board, “WITHHOLD” your vote from Kimmeridge’s nominees, vote “AGAINST” the approval of the Kimmeridge Proposal and vote “FOR” the other proposals recommended by the Board. The Board strongly urges you to discard and NOT vote using any [•] proxy card that may be sent to you by Kimmeridge.

2 | SilverBow Resources, Inc.	2024 Proxy Statement

BACKGROUND TO THE SOLICITATION
The summary below details the significant engagement between SilverBow and Kimmeridge through the date of this proxy statement. This summary does not purport to catalogue every conversation by or among members of the Board, SilverBow’s management, SilverBow’s advisors and representatives of Kimmeridge and its advisors relating to Kimmeridge’s solicitation.
The Board and the Nominating and Strategy Committee of the Board continually seek to identify, evaluate and recommend candidates to become members of the Board with the goal of creating and maintaining a balance of knowledge, experience, skills, expertise and diversity that is aligned with our strategic priorities and maximizing value for all shareholders. The Nominating and Strategy Committee takes into account all factors it considers appropriate, including reputation, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board, as further discussed in the Directors Nomination Process section of this proxy statement. The Nominating and Strategy Committee actively seeks to identify director candidates who would strengthen the ability of our Board to offer practical business advice and strategic guidance to management and fulfill its fiduciary duties to all shareholders.
In June 2022, each of SilverBow and Kimmeridge participated in Laredo Energy’s competitive sales process for certain Laredo Energy assets (the “LE Assets” and such sales process, the “LE Auction”).
On June 20, 2022, Ben Dell, a Managing Partner of Kimmeridge, contacted Marcus C. Rowland, the Chairman of the Board, to request that SilverBow not compete in the LE Auction. Mr. Dell suggested that Kimmeridge acquire the LE Assets, after which Kimmeridge and SilverBow could engage in a business combination. Later that day, the Board held a special meeting at which members of SilverBow management and representatives of BofA Securities, Inc., a financial advisor to SilverBow (“Bank of America”), were present to discuss SilverBow’s participation in the LE Auction. The Board instructed SilverBow management to move forward in the LE Auction independently and exclusive of Kimmeridge.
On July 12, 2022, Kimmeridge filed a Form 3 and Form 4 with the U.S. Securities and Exchange Commission (the “SEC”) indicating that Kimmeridge had acquired approximately 14.7% of the then-outstanding Common Stock through open market purchases.
On July 22, 2022, Mr. Dell contacted Mr. Rowland to inform him of Kimmeridge’s ownership of Common Stock Mr. Dell also informed Mr. Rowland that Kimmeridge Texas Gas, LLC, an affiliate of Kimmeridge (“KTG”), had signed a purchase and sale agreement to acquire the LE Assets and, upon the expected closing on or around September 20, 2022, Kimmeridge desired for KTG to enter into a business combination with SilverBow.
On July 27, 2022, the Board held a regular meeting at which members of SilverBow management were present. At the meeting, the Board and SilverBow management discussed Kimmeridge’s pending acquisition of the LE Assets and Kimmeridge’s suggestion regarding KTG’s potential business combination with SilverBow. The Board instructed Mr. Rowland to engage with Kimmeridge and set up an initial meeting to gain more information regarding the suggested business combination.
On July 28, 2022, Mr. Rowland had a telephone call with Mr. Dell to relay SilverBow’s interest in exploring a potential business combination with KTG.
On August 2, 2022, SilverBow and Kimmeridge entered into a confidentiality agreement with respect to a potential business combination transaction. The confidentiality agreement restricted Kimmeridge’s trading in SilverBow securities until September 20, 2022.
On August 10, 2022, Sean C. Woolverton, the Chief Executive Officer of SilverBow, and Mr. Rowland attended an in-person meeting with Mr. Dell in Denver, Colorado, to discuss the merits of a potential business combination between SilverBow and KTG, the valuation of and form of consideration for such transaction, and potential structures to effectuate such transaction. On the same day, Kimmeridge filed a Schedule 13G with the SEC, reporting passive beneficial ownership of approximately 14.7% of the then-outstanding Common Stock.
On August 16, 2022, SilverBow, Kimmeridge and Laredo Energy amended their non-disclosure agreements allowing the parties to have discussions regarding the potential business combination prior to the closing of KTG’s acquisition of the LE Assets. Thereafter, each of SilverBow and Kimmeridge provided access to the other to a virtual dataroom to conduct additional due diligence.

2024 Proxy Statement	SilverBow Resources, Inc. | 3

In August 2022, representatives of SilverBow management, Kimmeridge, Bank of America and Kimmeridge’s financial advisor held multiple meetings and exchanged communications to discuss the process for and the structure and valuation of a potential business combination between SilverBow and KTG following KTG’s acquisition of the LE Assets.
Kimmeridge delivered a term sheet dated August 23, 2022, to SilverBow providing for the acquisition of KTG by SilverBow. The term sheet proposed a purchase price, to be paid entirely in SilverBow shares, comprised of the price, plus expenses (including hedging expenses), paid by Kimmeridge for the LE Assets. The term sheet also contemplated increasing the size of the Board from seven to nine and providing Kimmeridge the ability to appoint four directors to the Board, with three of such directors being unaffiliated with Kimmeridge.
On August 29, 2022, SilverBow’s management and operational teams met with representatives of Kimmeridge in Houston, Texas, and conducted an extensive presentation for Kimmeridge on SilverBow’s assets and business in connection with the proposed business combination transaction.
On September 9, 2022, the Board held a special meeting at which members of SilverBow management and representatives of Bank of America were present to discuss the potential business combination with KTG and receive Bank of America’s preliminary financial analyses with respect thereto. The Board indicated that it supported management continuing to engage with Kimmeridge to assess and negotiate the potential business combination.
On September 13, 2022, Mr. Woolverton called Mr. Dell to relay certain proposed deal terms for the potential business combination, which he followed with a revised draft term sheet on September 15, 2022 (the “September 2022 SilverBow Counteroffer”). The September 2022 SilverBow Counteroffer proposed a discount to the purchase price to account for a hedge liability and proposed a portion of the price would be paid in cash and a portion in Common Stock (at a premium to then-current trading prices to account for a difference in value attributed to the LE Assets by SilverBow and Kimmeridge). The September 2022 SilverBow Counteroffer also (i) retained Kimmeridge’s proposed increase in the size of the Board from seven to nine, (ii) provided Kimmeridge the ability to appoint one director and a mutually agreed upon second director, and (iii) included a standstill and voting agreement.
During the September 13 call, Mr. Dell noted that he was unwilling to enter into the transaction if the SilverBow share price would be valued above SilverBow’s then-current 30-day volume weighted average price and rejected the proposed governance terms. Mr. Dell noted that Kimmeridge could take control of the Company by accumulating shares through block trades with other shareholders, alluding to a potential hostile takeover of SilverBow.
On September 15, 2022, members of the Board received an update from management on discussions with Kimmeridge and discussed potential next steps, including the potential implementation of a shareholder rights agreement in light of Kimmeridge’s threat to gain control of SilverBow through share accumulations without paying a control premium to all shareholders.
On September 19, 2022, and September 20, 2022, Christopher M. Abundis, Executive Vice President, Chief Financial Officer and General Counsel of SilverBow, emailed Kimmeridge requesting a 30-day extension to the September 20, 2022, end date of the trading restrictions contained in the confidentiality agreement, which was declined.
Later on September 20, 2022, the Board held a special meeting at which members of SilverBow management, representatives of Bank of America and representatives of Gibson, Dunn & Crutcher LLP, legal advisor to SilverBow (“Gibson Dunn”), were present to discuss adopting a shareholder rights agreement in light of Kimmeridge’s threat of a potential hostile takeover, its rejection of the September 2022 SilverBow Counteroffer and its refusal to extend the confidentiality agreement’s trading restrictions. Following discussion and a review of its fiduciary duties, the Board determined to adopt a shareholder rights agreement to protect all shareholders against Kimmeridge’s threat to gain control of SilverBow through share accumulations without paying a control premium to all shareholders.
Later on September 20, 2022, the Company filed a Form 8-K announcing the execution of the shareholder rights agreement.

4 | SilverBow Resources, Inc.	2024 Proxy Statement

On September 23, 2022, Kimmeridge filed a Schedule 13D with the SEC, which converted its previously filed Schedule 13G to Schedule 13D. The Schedule 13D maintained disclosure of Kimmeridge’s ownership of approximately 14.7% of the then-outstanding Common Stock but stated Kimmeridge’s intent to engage in discussions with the Board and SilverBow management, including with respect to a potential transaction in which Kimmeridge may participate. Prior to this filing, Kimmeridge had utilized a Schedule 13G, which indicates a passive investment intent, despite their repeated statements and written communications expressing interest in pursuing a transaction with SilverBow and request for four of nine board seats of the combined entity.
On October 11, 2022, at Mr. Dell’s request, Mr. Rowland met with Mr. Dell in Santa Fe, New Mexico. At this meeting, Mr. Dell expressed Kimmeridge’s disappointment with the September 2022 SilverBow Counteroffer. Mr. Dell also relayed that KTG’s acquisition of the LE Assets had closed and that Kimmeridge was deliberating whether to take SilverBow private.
On October 26, 2022, and again on November 30, 2022, the Board held meetings at which members of SilverBow management and advisors were present to discuss the anticipated cash offer from Kimmeridge.
On November 5, 2022, Mr. Dell called Mr. Rowland to convey that Kimmeridge intended to submit a cash offer to acquire SilverBow, subject to the receipt of necessary financing commitments.
On January 9, 2023, the Board increased the size of the Board from seven to nine directors and appointed Jennifer M. Grigsby and Kathleen McAllister as directors following a comprehensive search process, conducted with the assistance of a globally recognized search firm, to complement the Board’s existing credentials and qualifications.
On January 17, 2023, Mr. Dell, on behalf of Kimmeridge, delivered to Messrs. Rowland and Woolverton a written proposal to acquire all of the outstanding Common Stock not already owned by Kimmeridge at a price representing a meaningful premium to the then-current trading prices (the “January 2023 Kimmeridge Proposal”), which Mr. Woolverton then delivered to the Board. The January 2023 Kimmeridge Proposal stated that Kimmeridge had sufficient capital to fund the purchase price and transaction expenses and that the transaction would not be subject to any financing contingencies.
Later that day, the Board held a special meeting at which members of SilverBow management and representatives of Bank of America and Gibson Dunn were present to discuss the January 2023 Kimmeridge Proposal. At this meeting the Board authorized Mr. Rowland to respond to Mr. Dell acknowledging receipt of the January 2023 Kimmeridge Proposal and noting that the Board would revert with a response.
The Board held special meetings on February 9, 2023, and February 13, 2023, at which members of SilverBow management and representatives of Bank of America and Gibson Dunn were present to discuss a potential counteroffer. Following discussion, the Board instructed Bank of America to relay the counteroffer to Kimmeridge.
On February 14, 2023, Bank of America relayed the counteroffer to Kimmeridge. In response, Kimmeridge requested comprehensive non-public financial diligence information in order to better assess the counterproposal, which was provided to Kimmeridge by SilverBow in a virtual dataroom.
After additional discussions between the parties and their representatives, the parties agreed to move forward with an all-cash acquisition of SilverBow at the midpoint price between Kimmeridge’s initial offer and SilverBow’s counteroffer. The parties agreed to target signing definitive transaction documents before March 20, 2023.
On February 19, 2023, a confidentiality agreement was executed between Kimmeridge and SilverBow.
Between February 21, 2023 and March 16, 2023, as part of Kimmeridge’s comprehensive due diligence on SilverBow: (i) Kimmeridge engaged a Big Four accounting and an advisory firm to conduct a thorough, in depth review of SilverBow’s financial statements, including general ledger account-level detail, and SilverBow provided full support during the process; and (ii) Kimmeridge was provided access to a virtual dataroom and (iii) Kimmeridge and its advisors attended multiple diligence meetings with SilverBow management and its advisors.
With the support of SilverBow, Kimmeridge also engaged in discussions with the agents for the Credit Agreement (as defined below) and SilverBow’s Second Lien notes to secure commitments for the rollover of SilverBow’s outstanding debt obligations. With SilverBow’s assistance, SilverBow’s creditors and noteholders

2024 Proxy Statement	SilverBow Resources, Inc. | 5

were supportive of rolling over the debt obligations as part of the acquisition. Notwithstanding the support of SilverBow’s existing debt holders and assurances regarding available capital, Kimmeridge was ultimately unable to deliver on the necessary equity financing for the transaction.
On February 21, 2023, Kimmeridge’s outside legal counsel delivered an initial draft merger agreement to representatives of Gibson Dunn, along with a draft voting agreement proposed to be entered into with affiliates of Strategic Value Partners, LLC (“SVP”) holding Common Stock.
On February 22, 2023, the Board held a meeting with representatives of Bank of America and Gibson Dunn to discuss the draft merger agreement.
On February 24, 2023, representatives of Gibson Dunn delivered a revised draft of the merger agreement to Kimmeridge’s outside legal counsel.
On February 28, 2023, Mr. Woolverton met Mr. Dell for breakfast in Houston, Texas along with representatives of Bank of America to discuss the status of the transaction negotiations. During the meeting, Mr. Dell displayed paper versions of what were represented as committed financing papers, but did not allow SilverBow to retain a copy.
On February 28, 2023, the Board held a meeting with representatives of Bank of America and Gibson Dunn to discuss the potential take-private transaction.
On March 1, 2023, Kimmeridge’s outside legal counsel delivered a revised draft of the merger agreement to representatives of Gibson Dunn.
On March 2, 2023, representatives of Gibson Dunn delivered a draft of the disclosure schedules to the merger agreement to Kimmeridge’s outside legal counsel, and a revised draft of the voting agreement.
On March 7, 2023, representatives of Gibson Dunn delivered a revised draft of the merger agreement to Kimmeridge’s outside legal counsel.
Also on March 7, 2023, Kimmeridge’s outside legal counsel delivered a revised draft of the voting agreement to representatives of Gibson Dunn.
On March 8, 2023, representatives of Gibson Dunn delivered a revised draft of the disclosure schedules to the merger agreement to Kimmeridge’s outside legal counsel.
On March 10, 2023, Kimmeridge’s outside legal counsel delivered a revised draft of the merger agreement to representatives of Gibson Dunn.
On March 13, 2023, Kimmeridge’s outside legal counsel delivered a revised draft of the disclosure schedules to representatives of Gibson Dunn, as well as draft equity commitment letters and limited guarantees.
On March 14, 2023, Mr. Dell called Mr. Rowland and representatives of Bank of America to inform them that Kimmeridge was unable to secure the requisite equity financing to fund the proposed acquisition. This was despite Kimmeridge’s prior assurances that it had sufficient capital to finance the transaction and that its proposal was not subject to financing contingencies.
On March 15, 2023, the Board met with representatives of Bank of America and Gibson Dunn to discuss the transaction update.
On March 16, 2023, Mr. Dell communicated to Bank of America a proposal for a stock-for-stock merger of SilverBow with KTG pursuant to which Kimmeridge would become a controlling shareholder of the combined company.
On March 31, 2023, Mr. Dell called representatives of Bank of America to discuss the proposed stock-for-stock merger and also suggested an alternative proposal to acquire SilverBow by means of a tender offer for a price meaningfully below the previously agreed consideration per share. Mr. Dell stated that if SilverBow was unwilling to accept either the stock-for-stock merger proposal or the tender offer proposal on the terms presented, Kimmeridge would mount a public campaign seeking to gain control of the Board through proxy fights at the Annual Meeting and the 2025 annual meeting of shareholders.

6 | SilverBow Resources, Inc.	2024 Proxy Statement

On April 4, 2023, the Board held a special meeting at which members of SilverBow management and representatives of Bank of America and Gibson Dunn were present to review Kimmeridge’s proposals. The Board and its advisors also discussed Kimmeridge’s comment that it would seek to gain control of the company by way of proxy fights, along with the various alternatives available to SilverBow in such event, including extending the term of the shareholder rights agreement. Notwithstanding the significant time and resources expended on the prior negotiations with Kimmeridge, which failed to result in an executable transaction due to Kimmeridge’s failure to obtain financing, the Board agreed to invite Mr. Dell to submit formal, written, proposals for a transaction that could deliver certainty of value for shareholders.
Following the meeting, representatives of Bank of America contacted Mr. Dell to relay that the Board could not authorize SilverBow to proceed with either of Kimmeridge’s alternatives based on verbal proposals but that it remained open to receiving a formal written offer for a take-private transaction with firm financing commitments, as previously contemplated by the parties.
On April 7, 2023, Kimmeridge’s financial advisors contacted representatives of Bank of America to convey that Kimmeridge was actively considering submitting a new offer to acquire SilverBow and take it private. Following this communication, Kimmeridge failed to provide any evidence of its ability to obtain the financing commitments necessary to complete a transaction, and no written proposal was ever delivered by Kimmeridge.
On May 16, 2023, following SilverBow’s 2023 annual meeting of shareholders, the Board held a special meeting at which members of SilverBow management, and representatives of Bank of America and Gibson Dunn, were present to discuss the extension of the shareholder rights agreement considering Kimmeridge’s continued threats of a potential hostile takeover. Following such discussion, the Board approved the extension of the shareholder rights agreement until the day following the Annual Meeting.
On September 12, 2023, SilverBow announced that it had commenced an underwritten public offering of 3,000,000 shares of Common Stock to finance its acquisition of assets from Chesapeake Energy, which included 2,250,000 shares being offered by the Company and 750,000 shares being offered by an affiliate of SVP. The Company and the selling shareholder also granted the underwriters a 30-day option to purchase up to an additional 450,000 shares. The last reported sale price of Common Stock on the day prior to the announcement of the offering was $40.99 per share.
Effective as of November 27, 2023, Mr. David Geenberg, a director originally nominated by SVP, resigned from his position as a director on the Board and Ms. Ellen R. DeSanctis was appointed to fill the vacancy created by the resignation. Later that day, Mr. Dell sent a text message to Mr. Rowland indicating that Kimmeridge would now pursue its tender offer proposal in light of one of SVP’s directors resigning.
On December 11, 2023, the Company entered into an underwriting agreement with an affiliate of SVP, as the selling shareholder, pursuant to which the underwriters agreed to purchase from the selling shareholder 2,200,000 shares of Common Stock and granted the underwriters an option to purchase up to an additional aggregate 330,000 shares of Common Stock. As a result of the sale, SVP’s ownership of Common Stock was reduced below 5%.
On December 20, 2023, Mr. Rowland offered Mr. Dell the opportunity to meet with the Board at the regularly scheduled quarterly Board meeting on February 21, 2024.
On January 4, 2024, Schulte Roth & Zabel LLP, legal advisor to Kimmeridge (“Schulte Roth”), emailed SilverBow’s corporate secretary to request the form of director nomination questionnaire required to propose director nominations under SilverBow’s bylaws.
On January 10, 2024, SilverBow’s corporate secretary transmitted to Schulte Roth the requested director nomination questionnaire.
On January 24, 2024, at Mr. Dell’s request, Mr. Woolverton met with Mr. Dell for dinner in Houston, Texas. Mr. Dell conveyed that Kimmeridge continued to seek financing for a range of potential transactions to combine KTG with SilverBow. Mr. Dell also conveyed that Kimmeridge intended to gain control of the Board at the 2025 annual meeting of shareholders.
On January 25, 2024, the Board held a special meeting at which members of SilverBow management were present. Mr. Woolverton provided the Board with an update on his discussion with Mr. Dell the prior evening.

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On January 31, 2024, Mr. Dell called Mr. Woolverton with a proposal to avert a potential proxy contest pursuant to which two directors proposed by Kimmeridge would be added to the Board, and SilverBow would immediately declassify the Board and commence a strategic alternatives process that included consideration of a merger with KTG (collectively, the “January 2024 Kimmeridge Proposal”).
On February 2, 2024, certain members of the Board of Directors met with members of SilverBow management and representatives of Bank of America and Gibson Dunn to discuss the January 2024 Kimmeridge Proposal and SilverBow’s potential response.
Between February 2, 2024 and February 6, 2024, members of the Board and SilverBow management continued to discuss the January 2024 Kimmeridge Proposal and SilverBow’s potential response. Following discussion, Mr. Woolverton agreed to revert to Kimmeridge with a settlement proposal pursuant to which, in light of SVP’s reduced beneficial ownership, Kimmeridge would provide input regarding one independent Board nominee as part of the Board’s ongoing director refreshment efforts. The proposal also included the early expiration of the shareholder rights agreement, so long as Kimmeridge agreed to a standstill agreement.
On February 7, 2024, Mr. Woolverton called Mr. Dell to relay the proposal. Mr. Woolverton informed Mr. Dell of the Board’s ongoing governance discussions, including the Board’s consideration of including for a vote of shareholders at the Annual Meeting a proposal to transition to a declassified Board beginning with the 2025 annual meeting of shareholders, as well as the removal of supermajority voting and the adoption of majority voting.
On February 9, 2024, Mr. Dell emailed Mr. Woolverton to deliver Kimmeridge’s response to the counterproposal. Mr. Dell stated that the minimum Kimmeridge would accept in a settlement would be one Board seat and an immediately declassified Board. Kimmeridge also noted that it would agree to a six-month standstill to remove the shareholder rights agreement.
On February 12, 2024, the Board held a special meeting at which members of SilverBow management and representatives of Bank of America and Gibson Dunn were present to discuss the ongoing negotiations with Kimmeridge and a potential settlement framework. Later, on the same day, Mr. Woolverton called Mr. Dell and communicated that the Board remained willing to appoint one independent Board nominee to be proposed by Kimmeridge, subject to the Board’s customary due diligence procedures. Mr. Woolverton also conveyed that SilverBow would include for a vote of shareholders at the Annual Meeting a proposal to transition to a declassified Board beginning with the 2025 annual meeting of shareholders.
On February 13, 2024, Mr. Dell emailed Mr. Woolverton to relay that Kimmeridge would only accept the incremental declassified Board, if two directors designated by Kimmeridge were added to the Board immediately, in order to allow Kimmeridge to have five director nominees (equal to one half of the total number of directors) following the 2025 annual meeting of shareholders.
On February 14, 2024, Mr. Woolverton and Mr. Dell spoke again and were unable to reach agreement on a proposed governance arrangement.
On February 16, 2024, Schulte Roth emailed SilverBow’s corporate secretary to submit its notice to SilverBow of Kimmeridge’s intent to nominate the Kimmeridge nominees and remove Mr. Majeske from the Board (the “Kimmeridge Proxy Proposals”).
On February 21, 2024, the Board met in Houston, Texas. Mr. Dell was invited as a guest after the formal Board meeting. Mr. Dell presented ideas regarding a potential combination of KTG and SilverBow, which attributed an equity value of $1.103 billion to KTG and an equity value of $890.8 million to SilverBow. During the meeting, Mr. Dell conveyed to the Board a desire to keep negotiations private between Kimmeridge and the Company.
Later that same day of meeting with the Board, Kimmeridge filed Amendment No. 1 to its Schedule 13D to report that Kimmeridge submitted a notice of nomination for the Kimmeridge nominees to the Board and a proposal to remove Mr. Majeske from the Board at the Annual Meeting.
On March 1, 2024, SilverBow issued an open letter to its shareholders in response to the Kimmeridge Proxy Proposals.

8 | SilverBow Resources, Inc.	2024 Proxy Statement

On March 6, 2024, SilverBow’s corporate secretary emailed Schulte Roth requesting availability for each of Kimmeridge nominees for interviews with the Nominating and Strategy Committee of the Board during the week of March 11.
On March 7, 2024, Schulte Roth communicated to the corporate secretary that none of the three Kimmeridge nominees had availability during the week of March 11 but that they could be available for interviews during the week of March 18, 2024.
On March 8, 2024, SilverBow’s corporate secretary again requested from Schulte Roth availability during the week of March 11, noting the importance of promptly scheduling the director interviews.
Later on March 8, 2024, Schulte Roth indicated the week of March 11 was busy, but they would double check availability.
On March 13, 2024, Kimmeridge issued an open letter to SilverBow shareholders, along with a press release and investor presentation, outlining a proposal for a potential stock transaction between the Company and KTG pursuant to which Kimmeridge would control a supermajority of the publicly traded combined company.
On March 14, 2024, Kimmeridge held a conference call with respect to its proposal to acquire control of a publicly traded combined SilverBow and KTG.
On March 20, 2024, the Nominating and Strategy Committee of the Board interviewed Kimmeridge nominees Douglas Brooks and Katherine Minyard.
Later on March 20, 2024, the Board held a special meeting at which members of SilverBow management and representatives of Bank of America, Evercore Inc. (“Evercore”) and Gibson Dunn were present to discuss the Kimmeridge transaction proposal.
On March 25, 2024, the Nominating and Strategy Committee of the Board interviewed Kimmeridge nominee Carrie Fox.
On March 27, 2024, the Board held a special meeting at which members of SilverBow management and representatives of Bank of America, Evercore and Gibson Dunn were present to, among other things, consider the Kimmeridge transaction proposal. At the meeting, representatives of Bank of America and Evercore reviewed various preliminary analyses of the financial terms of the Kimmeridge transaction proposal.
On March 27, 2024, Mr. Majeske resigned from the Board and the Board appointed Leland T. Jourdan to fill the vacancy on the Board. The Company issued a press release and filed a Form 8-K on March 28, 2024 reporting Mr. Majeske’s resignation and the appointment of Mr. Jourdan.

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PROPOSAL 1 — ELECTION OF DIRECTORS
Board Structure
Pursuant to our Certificate of Incorporation, the Board is currently divided into three (3) classes of directors. There are presently nine (9) directors on SilverBow’s Board. Class I directors’ terms expire at the 2026 annual meeting of shareholders; Class II directors’ terms expire at this Annual Meeting; and Class III directors’ terms expire at the 2025 annual meeting of shareholders. At each annual meeting of shareholders, directors elected to succeed those whose term has expired will ordinarily be elected to three-year terms. Should Proposal 5 – Approval of an Amendment to Our Certificate of Incorporation to Declassify the Board and Provide for the Annual Election of all Directors be approved by SilverBow’s shareholders, the Company’s classified board structure will be phased out commencing with the 2025 annual meeting of shareholders and concluding with the 2027 Annual Meeting, at which all directors elected would be elected to one-year terms.

SilverBow’s governance structure as a whole, including our Certificate of Incorporation and our Bylaws, was negotiated and designed in connection with our reorganization in April 2016. As a component of our governance framework, on April 22, 2016, we entered into the Director Nomination Agreement (the “Nomination Agreement”) between SilverBow and certain other former holders of our cancelled senior notes, including SVP. Under the original terms of the Nomination Agreement, SVP and other Consenting Noteholders (as defined in the Nomination Agreement) had the right to designate director nominees, subject to conditions on share ownership, and maintained the right to remove and replace its director designees at any time. As discussed further under “Continuing Members of the Board—Related-Party Transactions,” the Nomination Agreement has terminated and is no longer operative as of December 14, 2023, and no Consenting Noteholder, including SVP, maintains the right to nominate any director.
Election of Three (3) Directors to Hold Office until the 2027 Annual Meeting
Upon the recommendation of the Nominating and Strategy Committee of the Board, the Board has nominated Gabriel L. Ellisor, Kathleen McAllister and Charles W. Wampler to stand for election at the Annual Meeting as Class II Directors. SilverBow’s Certificate of Incorporation and Bylaws provide for directors to be elected by a plurality of votes cast by holders of shares entitled to vote in the election of directors at a meeting of the shareholders at which a quorum is present. If elected at the Annual Meeting, each of the three (3) Class II director nominees will serve for a three (3)-year term until the 2027 Annual Meeting, or until his or her successor is duly elected and qualified or appointed in accordance with the Certificate of Incorporation and Bylaws. Each of the Company nominees is currently serving as a director. The Board has set the number of directors at nine (9), and you will be asked to elect three (3) directors at the Annual Meeting. Shareholders cannot vote “FOR” more than three (3) directors at the Annual Meeting.

			Committee Membership
SilverBow Director Nominees	Class	Term Expires	Audit	Compensation	Nominating and Strategy
Gabriel L. Ellisor	II	2024	C	M
Kathleen McAllister(1)	II	2024	M		M
Charles W. Wampler(2)	II	2024		M	M
SilverBow Continuing Directors
Michael Duginski	I	2026	M		C
Jennifer M. Grigsby(3)	I	2026	M	M
Leland T. Jourdan(4)	I	2026
Ellen R. DeSanctis(5)	III	2025			M
Marcus C. Rowland	III	2025
Sean C. Woolverton	III	2025

_______________________________
C = Committee Chair; M = Committee Member
(1)    Ms. McAllister commenced service as a director on January 9, 2023. She was appointed to both the Audit Committee and Nominating and Strategy Committee effective May 16, 2023.

10 | SilverBow Resources, Inc.	2024 Proxy Statement

(2)    Mr. Wampler was appointed to the Nominating and Strategy Committee effective May 16, 2023, as part of the Board and committees annual review and rotation process.
(3)    Ms. Grigsby commenced service as a director on January 9, 2023. She was appointed to both the Audit Committee and Compensation Committee effective May 16, 2023.
(4)    Mr. Jourdan commenced service as a director on March 27, 2024. At the date this proxy statement is being made available to shareholders, Mr. Jourdan has yet to be assigned to any Board committee.
(5)    Ms. DeSanctis commenced service as a director on November 27, 2023. She was appointed to the Nominating and Strategy Committee effective February 21, 2024.

We have received notice from KEF Investment LP and KEF Fund V Investments, LP, entities affiliated with Kimmeridge Energy Management Company, LLC (collectively, “Kimmeridge”), expressing the intention of Kimmeridge to nominate three (3) director candidates for election to our Board at the Annual Meeting, at which three (3) Class II directors are standing for election. The Board does not endorse the Kimmeridge nominees and unanimously recommends that you vote “FOR” the election of the nominees proposed by the Board (Gabriel L. Ellisor, Kathleen McAllister and Charles W. Wampler) and “WITHHOLD” on each of the Kimmeridge nominees on the WHITE proxy card. The Board strongly urges you to discard and NOT vote using any [•] proxy card that may be sent to you by Kimmeridge. If you have already voted using a [•] proxy card sent to you by Kimmeridge, you have every right to change it and we strongly urge you to revoke that proxy by voting in favor of your Board’s nominees by using the WHITE proxy card to vote by telephone, via the internet by accessing www.proxyvotenow.com/[•] or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. If you are a beneficial owner of shares, the availability of telephone and internet voting will depend on the voting process of the broker, trustee or nominee. Only the latest validly executed proxy that you submit will be counted — any proxy may be revoked at any time prior to its exercise at the annual meeting. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated (“Innisfree”), at (877) 825-8793 (toll-free from the U.S. and Canada) or +1 (412) 232-3651 from other countries.
In the event that Kimmeridge withdraws its nominees, abandons its solicitation, or fails to comply with the universal proxy rules after a shareholder has already granted proxy authority, shareholders can still sign and date a later submitted WHITE proxy card.
In the event that Kimmeridge withdraws its nominees, abandons its solicitation or fails to comply with the universal proxy rules, any votes cast in favor of Kimmeridge’s nominees will be disregarded and not be counted, whether such vote is provided on the Company’s WHITE proxy card or Kimmeridge’s [•] proxy card.
Although the Company is required to include all nominees for election on its universal proxy card, for additional information regarding Kimmeridge’s nominees and any other related information, please refer to Kimmeridge’s proxy statement. You may receive solicitation materials from Kimmeridge, including proxy statements and [•] proxy cards. SilverBow is not responsible for the accuracy or completeness of any information provided by or relating to Kimmeridge or its nominees contained in solicitation materials filed or disseminated by or on behalf of Kimmeridge or any other statements Kimmeridge may make. Shareholders will be able to obtain, free of charge, copies of all proxy statements, any amendments or supplements thereto and any other documents (including the WHITE proxy card) when filed by the applicable party with the SEC in connection with the annual meeting at the SEC’s website (www.sec.gov).
If you are a shareholder of record and submit a validly executed WHITE proxy card but do not specify how you want to vote your shares with respect to the election of directors, then your shares will be voted in line with the Board’s recommendation with respect to the proposal, i.e., “FOR” the three (3) nominees proposed by the Board and named in this proxy statement and “WITHHOLD” on each of the Kimmeridge nominees. If you are a shareholder of record and you vote “FOR” more than three (3) nominees on your WHITE proxy card, your votes on Proposal 1 regarding nominees will be invalid and will not be counted. Each nominee has consented to serve if elected.
If you are a beneficial owner of shares and properly mark, sign and return your WHITE voting instruction form or complete your proxy by telephone or via the internet by accessing www.proxyvotenow.com/[•], your shares will be voted as you direct your broker, trustee or other nominee. The availability of telephone and internet voting will depend on the voting process of the broker, trustee or nominee. However, if you sign and return your WHITE voting instruction form, but do not specify how you want your shares voted with respect to the election of directors, then your shares may be voted in line with the Board’s recommendation with respect to the proposal, i.e., “FOR” the three (3) nominees proposed by the Board and named in this proxy statement and “WITHHOLD” on each of

2024 Proxy Statement	SilverBow Resources, Inc. | 11

the Kimmeridge nominees, depending on the broker, trustee or other nominee through which you hold your shares. If you are a beneficial owner of shares and you vote “FOR” more than three (3) nominees on your WHITE voting instruction form, your votes on Proposal 1 regarding nominees will be invalid and will not be counted. Please carefully review the instructions provided by your bank or broker. It is therefore important that you provide specific instructions to your broker, trustee or other nominee regarding the election of directors so that your vote with respect to this item is counted.
Board Composition and Development
Director Refreshment, Orientation and Education
SilverBow’s former shareholders from our April 2016 reorganization and emergence have gradually exited the Company, with the last former holder of our cancelled senior notes (each, a “Consenting Noteholder”), SVP, substantially exiting in December 2023. These Consenting Noteholders previously had director nomination rights, limiting the Company’s ability to refresh its Board membership.

With the recent ownership changes, the Board took significant steps to refresh its membership by adding two (2) Board seats and replacing two (2) directors since the beginning of 2023, significantly expanding the gender diversity of our Board with female directors now comprising approximately 33% of the Board. In addition, in 2024 the Board added one (1) director who self identifies as racially/ethnically diverse. These four (4) recent director appointments are the result of an extensive approximate 18-month search conducted by the Nominating and Strategy Committee, with the assistance of a globally recognized search firm, to identify and recruit directors who would further enhance the collective skill set and improve diversity of the Board. The Board has an ongoing commitment to maintaining a diversity of perspectives and experiences, including different viewpoints, backgrounds, and other demographics to continually improve the Board’s oversight of the Company. These changes have also helped SilverBow to achieve an appropriate balance between maintaining experienced, longer-term directors with deep institutional knowledge of the Company, while adding the perspectives of four (4) new directors who have been extensively vetted by our Board, as described below under “Directors Nomination Process,” and who build on this Board’s commitment to maintaining a diversity of perspectives and experience.

SilverBow offers a director education program and promotes director education opportunities in order to assist our Board members in fulfilling their responsibilities. This begins even before a new director joins the Board; each candidate is provided with extensive documentation to acquaint them with the Company’s structure and personnel. The new directors are each provided comprehensive onboarding materials, one-on-ones and dedicated time with the Company’s Chief Executive Officer (“CEO”) and are also encouraged and invited to meet with SilverBow’s officers from each functional area of the Company.

Ongoing director education is provided through written materials, presentations in Board meetings, and annual communication of training opportunities offered outside the boardroom. Outside auditors, advisors and speakers routinely present to our Board on relevant, strategic topics including developments in the energy industry, macroeconomic trends, and corporate governance best practices. In addition, members of our management team provide regular updates to the Board on industry trends, pertinent legal and regulatory developments, financial markets, and evolving risks to our business.
Board Time Commitments
In order to ensure that our directors give proper attention to their responsibilities and duties to the Company, the Board believes that its non-management directors should limit their service on the number of boards of directors or similar governing bodies of publicly traded, for-profit corporations (“Public Boards”). Therefore, SilverBow’s Principles for Corporate Governance state that our non-management directors should limit their service to no more than four Public Boards, including SilverBow’s Board, or three audit committees of Public Boards, including SilverBow’s Audit Committee.
Board Evaluations
Our Nominating and Strategy Committee oversees the Board’s composition, effectiveness, accountability and evaluation of the performance of the Board and its committees. On an annual basis, members of the Board complete a questionnaire evaluating the performance of the Board as a whole, each member’s respective committee and the performance of our committee chairs. Directors are asked about roles and responsibilities, as well as more general performance-related questions. The Nominating and Strategy Committee reviews the

12 | SilverBow Resources, Inc.	2024 Proxy Statement

results of these questionnaires and determines whether the results warrant any action or further investigation. The results and any proposed actions are then shared with the full Board for discussion and approval of final action plans or additional scrutiny. The Nominating and Strategy Committee also annually reviews the skills and qualifications of each member of the Board and strategic goals of the Company to determine the right mix of skills sets of the individual directors on the Board along with any gaps or needs with director refreshment and rotation.
In addition to the annual evaluation process that the Nominating and Strategy Committee conducts, the Nominating and Strategy Committee recently approved engaging an independent, third-party facilitator to conduct a full Board evaluation and review relative to best practices to assess our Board’s overall effectiveness and effectiveness of all individual directors and to support continuous improvement. The Board requires that a third-party facilitator be used at least once every three years.
Directors Nomination Process
Identifying Candidates
The Nominating and Strategy Committee, in consultation with the Chairman of the Board, is responsible for identifying and screening potential director candidates and recommending qualified candidates to the Board for nomination. The Committee will also consider director candidates recommended by the shareholders in accordance with the Company’s Bylaws. For information on how to recommend a director candidate, refer to “Shareholder Proposals” in this proxy statement. The Nominating and Strategy Committee evaluates nominees recommended by shareholders using the same criteria it uses to evaluate other candidates.
Qualifications
The Board has codified standards for directors in SilverBow’s Principles for Corporate Governance. These principles provide that the Board should include a diverse range of talent, perspective, skill and expertise sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. The Principles for Corporate Governance also provide that at all times a majority of the Board must be “independent directors” as defined by the listing requirements of the NYSE and any specific requirements established by the Board. The Nominating and Strategy Committee has not established in any governing document a specific minimum or fixed maximum age (although a director must inform the Chairman of the Board or the Chair of the Nominating and Strategy Committee when he/she reaches the age of 75), education, years of business experience or specific types of skills for potential director candidates; but, in general, consideration is given to each candidate’s reputation, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board.
The Company’s Principles for Corporate Governance require that each director:
•    understand SilverBow’s business and the marketplaces in which it operates;
•    regularly attend meetings of the Board and of the Board committee(s) on which he or she serves;
•    review the materials provided in advance of meetings and any other materials provided to the Board from time to time;
•    monitor and keep abreast of general economic, business and management news and trends, as well as developments in SilverBow’s competitive environment and SilverBow’s performance with respect to that environment;
•    actively, objectively and constructively participate in meetings and the strategic decision-making processes;
•    share his or her perspective, background, experience, knowledge and insights as they relate to the matters before the Board and its committees;
•    be reasonably available when requested to advise the CEO and management on specific issues not requiring the attention of the full Board but where an individual director’s insights might be helpful to the CEO or management; and
•    be familiar and comply in all respects with the Code of Ethics and Business Conduct of the Company.
We have not adopted a specific written policy with respect to diversity; however, the Nominating and Strategy Committee considers principles of diversity, including different viewpoints, backgrounds, experiences and

2024 Proxy Statement	SilverBow Resources, Inc. | 13

other demographics (such as age, gender, nationality, race, ethnicity and LGBTQ+ status), as factors in evaluating nominees to recommend for service on our Board. As part of the Board’s annual succession planning and self-assessment processes discussed earlier in this proxy statement under “Board Development”, the Board reviews the diversity of specific skills and characteristics necessary for optimal functionality of the Board in its oversight of the Company for both the short and long term.
The Board’s succession planning requires the Nominating and Strategy Committee and the Board to consider the skill areas currently represented on the Board, and specifically those represented by directors expected to retire or leave the Board in the near future. Those skill sets are assessed against the target skill areas established annually by the Board and the recommendations of directors regarding skills that could potentially improve the overall quality and ability of the Board to carry out its function. As part of the search process for any new director, the Nominating and Strategy Committee will actively seek out gender diverse candidates and candidates from underrepresented communities to include in the pool from which Board nominees are chosen. The Board then establishes the specific target skill areas or experiences, as well as considering other principles of diversity, that are to be the focus of a director search, when necessary, as the Board did with the director search related to both the expansion of the Board in January 2023 and appointment of new directors to fill vacancies in November 2023 and March 2024. Specific qualities or experiences could include experience in the Company’s industry, financial or technological expertise, experience in situations comparable to the Company’s, leadership experience and relevant geographical experience. The effectiveness of the Board’s diverse mix of skills and experiences is also considered and reviewed as part of each Board self-assessment.
Nomination of Candidates
In determining whether to nominate a candidate, the Nominating and Strategy Committee will consider the composition and capabilities of existing Board members, as well as additional capabilities considered necessary or desirable in light of existing and future Company needs. The Nominating and Strategy Committee also exercises its independent business judgment and discretion in evaluating the suitability of any recommended candidate for nomination.

14 | SilverBow Resources, Inc.	2024 Proxy Statement

Summary of Director Qualifications
The members of our Board demonstrate a diversity of experience and a wide variety of backgrounds, skills and experiences that strengthen their ability to carry out their oversight role on behalf of our shareholders. The following chart summarizes the broad spectrum of such skills, experience, and backgrounds that the Board considers valuable to effective oversight and reflects how our directors individually and collectively represent these competencies. The lack of an indicator for an individual skill or experience does not mean that the director does not possess that skill or experience and SilverBow looks to each director to be knowledgeable in these areas; rather the indicator represents that the skill or experience is a core competency each director brings to the Board. More details on each director’s qualifications, skills, expertise and background are included in the director biographies on the following pages.

Skills and Experience	DeSanctis	Duginski	Ellisor	Grigsby	Jourdan	McAllister	Rowland	Wampler	Woolverton
Accounting & Financial Reporting	●	●	●	●		●	●	●	●
Business Development /Mergers and Acquisitions	●	●	●	●	●	●	●		●
Corporate Governance	●	●		●	●	●	●	●
Cybersecurity Risk Oversight Experience		●		●		●
E&P Industry Experience	●	●	●	●	●		●	●	●
Sustainability/ESG	●	●			●	●	●	●	●
Executive Leadership Experience	●	●	●	●	●	●	●	●	●
Finance/ Capital Allocation	●		●	●		●	●
Operations	●	●				●	●	●	●
Other Public Company Board Service	●	●	●	●	●	●	●	●	●
Private Company Board Service		●	●	●	●	●	●	●
Strategic Planning and Risk Management	●	●		●	●	●	●		●
Tenure and Independence
Service Commenced	2023	2016	2016	2023	2024	2023	2016	2016	2017
Independent	●	●	●	●	●	●	●	●
Demographics
Age	67	58	50	55	66	59	71	69	54
Gender Diverse	●			●		●
Racially/Ethnically Diverse					●
Veteran					●

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SilverBow Director Nominees
The biography of each of the Company nominees below contains information regarding the person’s service as a director of SilverBow, business experience, director positions with other companies held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that were considered by the Nominating and Strategy Committee and the Board in determining that the person should serve as a director of the Company.
Class II Director Nominees

Gabriel L. Ellisor Managing Partner, 3BAR Industries LLC

Independent Director
Age: 50
Service Commenced: 2016
Board Committees:
Audit (Chair)
Compensation
Other Public Company Directorships:
Energy XXI (April 2018 – October 2018 when merged with Cox Oil)
Royale Energy (January 2018 – July 2018)
Private Company Directorships and Other Organizations:
Director, ARM Energy Holdings, LLC (since 2023)
Director, Salt Creek Midstream LLC (2018 – 2020)

Mr. Ellisor is an experienced executive and director with financial expertise, especially in raising capital and advising on business opportunities for companies in the oil and gas industry.
Career Highlights:
•3BAR Industries, LLC, a construction company focused on land clearing, excavation and reclamation services
•Managing Partner (since 2021)
•Three Rivers, private equity oil and gas acquisition vehicles focused on the Permian Basin and backed by Riverstone Holdings
•Chief Financial Officer, Three Rivers Operating Company II (2012 – 2015 when sold)
•Chief Financial Officer, Three Rivers Operating Company I (2010 – 2012 when sold)
•Rivington Capital Advisors, a boutique investment banking firm specializing in raising private capital and providing merger and acquisition advisory services for the energy and production sector
•Partner (2008 – 2010)
•Held various positions at First Interstate Bank, Wells Fargo and BNP Paribas

Qualifications:
•Accounting & Financial Reporting and Finance / Capital Allocation
Acquired significant financial experience and acumen through his close to 25 years in the finance sector of the oil and gas industry, strengthening the Board’s accounting, financial reporting and finance / capital allocation oversight efforts
•Business Development / Mergers and Acquisitions
Developed extensive expertise in executing strategic transactions throughout his career, including as a principal at Rivington Capital, where he was involved in M&A, capital raising and advisory services, and while serving as CFO at both Three Rivers I and II, which sold in less than five years for aggregate proceeds totaling over $2.25 billion, contributing to the Board’s ability to assess major business development and strategic transaction decisions
•E&P Industry
Served in financial and advisory roles within the oil and gas industry, resulting in a broad and valuable understanding of successfully raising capital for energy companies, enhancing the Board’s strategic perspective on the complex challenges of raising capital in the global marketplace
•Mr. Ellisor also brings to the Board:
•Executive leadership experience as a former chief financial officer
•Broad public and private company board service experience

Education:	•B.B.A., Finance, Texas Christian University

16 | SilverBow Resources, Inc.	2024 Proxy Statement

Kathleen McAllister Former Chief Executive Officer and Chief Financial Officer, Transocean Partners LLC

Independent Director
Age: 59
Service Commenced: 2023
Board Committees:
Audit (since May 2023)
Nominating and Strategy (since May 2023)
Other Public Company Directorships:
The Metals Company (since 2022)
Black Hills Corporation (since 2019)
Maersk Drilling (CPH) (2019 -2021)
Private Company Directorships and Other Organizations:
Director, Höegh LNG Partners LP (since 2017)
QMAX Solutions Inc. (2017 – 2019)

Ms. McAllister is an experienced public company executive and director with operational and financial expertise at companies in the energy value chain. Ms. McAllister retired as Chief Executive Officer at Transocean Partners LLC in 2016.
Career Highlights:
•Transocean Partners LLC, an offshore drilling contractor
•President, Chief Executive Officer and Director (2014 – 2016)
•Chief Financial Officer (2016)
•Vice President and Treasurer, Transocean Ltd. (2011 – 2014)
•Held roles of increasing responsibility in corporate and operations, finance, treasury, accounting and tax
•Served in various finance, treasury, accounting and tax roles at Baker Hughes Company, Helix Energy Solutions Group, Inc., Veritas DGC Inc. and Deloitte & Touche LLP

Qualifications:
•Accounting & Financial Reporting and Finance / Capital Allocation
Acquired significant financial experience and acumen throughout her career serving in executive and other senior roles supervising financial functions at large multinational companies, strengthening the Board’s accounting, financial reporting and finance / capital allocation oversight efforts
•Corporate Governance
Developed and maintains significant expertise in corporate governance practices and reporting to all stakeholders through extensive experience including leading the formation of Transocean Partners LLC, oversight of complex U.S. and international ownership structures, and contested situations, strengthening the Board’s understanding of best in class governance practices and reporting
•Strategic Planning and Risk Management
Served in executive leadership and management roles at capital-intensive global companies in the energy value chain, enhancing the Board’s strategic perspective on the complex challenges of operating a cyclical business and raising capital in the global marketplace
•Business Development / Mergers and Acquisitions
Developed extensive expertise in executing strategic transactions including energy mergers, acquisitions, divestitures and public securities transactions over her career, which included leading the initial public offering of Transocean Partners in 2014, contributing to the Board’s ability to assess major business development and strategic transaction decisions
•Ms. McAllister also brings to the Board:
•Executive leadership experience, as a former chief executive officer and chief financial officer
•Extensive public and private company board service experience
•Experience and expertise in operations, cybersecurity risk oversight and sustainability/ESG

Education and Recognitions:
•B.S., Accounting, University of Houston-Clear Lake
•Certified Public Accountant
•National Association of Corporate Directors (NACD)
•Directorship 100 Honoree (2023)
•Board Leadership Fellow (since 2018)
•Maintains CERT Certificate in Cybersecurity Oversight

2024 Proxy Statement	SilverBow Resources, Inc. | 17

Charles W. Wampler Chief Executive Officer & President, Resource Rock Exploration II, LLC

Independent Director
Age: 69
Service Commenced: 2016
Board Committees:
Compensation
Nominating and Strategy (since May 2023)
Other Public Company Directorships:
Energy XXI (2016 – 2018 when merged with Cox Oil)
Private Company Directorships and Other Organizations:
Director, General Exploration Partners (2009 – 2012)
Director, Lewis Energy Group (2004 – 2007)

Mr. Wampler is an experienced executive and director with decades of operational experience in various facets of the oil and gas industry.
Career Highlights:
•Resource Rock Exploration II, LLC, a company focused on acquiring and developing oil and gas properties
•Chairman, CEO and President (since 2017)
•Aspect Holdings, LLC, a privately owned exploration and production company
•Chief Operating Officer (2007 – 2016)
•President, Aspect Energy (2007 – 2009)
•President of General Exploration Partners, Inc., a subsidiary of Aspect Holdings, engaged in the exploration, development and production of crude oil and natural gas reserves in Iraq (2009 – 2012)
•Lewis Energy Group, a privately owned exploration and production company
•Chief Operating Officer (2004 – 2007)
•EOG Resources, an energy company engaged in hydrocarbon exploration
•Division Operations Manager and Drilling Manager (1984 – 2004)
•Held several engineering positions with Valero Producing Company and Kerr-McGee

Qualifications:
•Operations
Acquired significant operational experience and knowledge throughout his career serving in executive and other senior roles supervising the day-to-day domestic and international operations of large multinational energy sector companies, contributing to the Board’s knowledge of operational risks and opportunities

•E&P Industry
Served for decades in executive leadership and management roles at companies in the oil and gas industry, broadening the Board’s understanding of the complex challenges of operating an exploration and production company

•Sustainability/ESG
Developed extensive expertise in overseeing employee safety and minimizing environmental impacts of operations while serving in roles with responsibility for managing all aspects of the domestic and international operations of oil and gas exploration and production companies, enhancing the Board’s ability to assess the Company’s health and safety and environmental management initiatives, including policies, processes and outcomes

•Mr. Wampler also brings to the Board:
•Executive leadership experience, as a current chief executive officer and former chief operating officer
•Broad public and private company board service experience
•Experience in corporate governance and accounting & financial reporting, complementing operational background

Education:	•B.S., Petroleum Engineering, University of Louisiana at Lafayette

18 | SilverBow Resources, Inc.	2024 Proxy Statement

Vote Required and Board Recommendation
As described previously, Kimmeridge has notified SilverBow of its intent to nominate three (3) directors for election as directors at the Annual Meeting in opposition to the nominees recommended by the Board. As a result, assuming such nominees are in fact proposed for election at the Annual Meeting and such nomination has not been withdrawn by Kimmeridge, the election of directors will be considered a contested election and, as provided under the Certificate of Incorporation and Bylaws, directors will be elected on a plurality basis. This means that the three (3) director nominees receiving the greatest number of votes cast “FOR” their election will be elected. “WITHHOLD” votes and any broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum. In the event that the Kimmeridge nominees are not put up for election at the Annual Meeting and there are instead only three (3) nominees, the election will be considered an uncontested election and the directors will be elected on a plurality basis as described above.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE FOLLOWING COMPANY NOMINEES ON THE WHITE PROXY CARD:

Gabriel L. Ellisor
Kathleen McAllister
Charles W. Wampler

AND “WITHHOLD” ON EACH OF THE KIMMERIDGE NOMINEES.

SHAREHOLDERS CANNOT VOTE “FOR” MORE THAN THREE (3) DIRECTORS
AT THE ANNUAL MEETING.

The persons named as proxies in these proxy materials, unless otherwise directed by a shareholder on a proxy card, intend to vote “FOR” the election of each Company nominee named in this proxy statement standing for election as a director and “WITHHOLD” on each of the Kimmeridge nominees. If any Company nominee should become unavailable or unable to serve as a director before the Annual Meeting, the persons named as proxies may vote for a substitute nominee, the size of the Board may be reduced accordingly, or a new nominee or director may be appointed; however, the Board is not aware of any circumstances likely to render any Company nominee unavailable.

2024 Proxy Statement	SilverBow Resources, Inc. | 19

CONTINUING MEMBERS OF THE BOARD
Class I Directors

Michael Duginski President and Chief Executive Officer, Sentinel Peak Resources

Independent Director
Age: 58
Service Commenced: 2016
Board Committees:
Audit
Nominating and Strategy (Chair)
Public Company Directorships:
Madagascar Oil Limited (LSE) (2015 – 2016)
Private Company Directorships and Other Organizations:
Sentinel Peak Resources (since 2015)

Mr. Duginski is an experienced public company executive and director with operational industry-related expertise.
Career Highlights:
•Sentinel Peak Resources, a company focused on the acquisition and development of oil and gas assets
•Co-Founder, President and Chief Executive Officer (since 2015)
•Berry Petroleum Company, a company focused on production, development and acquisition of oil and gas assets
•Chief Operating Officer and Executive Vice President (2007 – 2013 when sold to Linn Energy)
•Vice President, Corporate Development (2002 – 2007)
•Texaco, an oil and gas company
•Held various positions including included Production Manager, Director of New Business Development, Gas and Power Operations Manager, and engineering and leadership roles for several U.S. heavy oil fields (1988 – 2002)

Qualifications:
•Strategic Planning and Risk Management
Acquired an in-depth understanding of the planning and oversight necessary for growing an organization in the cyclical oil and gas industry over his more than 35 years in the sector, with responsibility for corporate strategic planning, strengthening the Board’s ability to assess the Company
•Operations
Gained significant experience while serving in executive leadership and management roles leading all operations, including overseeing production, reserves and drilling at oil and gas companies, contributing to the Board’s ability to redefine its long-term strategies while providing effective oversight of management
•Business Development / Mergers and Acquisitions
Developed extensive expertise in identifying and executing corporate development initiatives over his more than 35-year career in positions with responsibility for growing organizations and serving in a leadership role at Berry Petroleum during its acquisition by Linn Energy, enhancing the Board’s ability to assess major business development and strategic transaction decisions
•Mr. Duginski also brings to the Board:
•Executive leadership experience, as a current chief executive officer and former chief operating officer
•Experience and expertise in corporate governance, sustainability/ESG, cybersecurity risk oversight, and accounting & financial reporting
•Extensive E&P industry and public and private company board service experience

Education:	•B.S., Mechanical Engineering, University of Arizona •M.B.A., California State University, Bakersfield

20 | SilverBow Resources, Inc.	2024 Proxy Statement

Jennifer M. Grigsby Former Executive Vice President and Chief Financial Officer, Ascent Resources LLC

Independent Director
Age: 55
Service Commenced: 2023
Board Committees:
Audit (since May 2023)
Compensation (since May 2023)
Public Company Directorships:
Superior Plus Corp. (since 2023)
CrossFirst Bankshares, Inc. (since 2013)
Private Company Directorships and Other Organizations:
Director and member of the Investment Committee (since 2022) and Audit Committee Chair (since 2024), CompSource Mutual Insurance Company
Certarus Ltd. (2022 – 2023, when sold to Superior Plus) Member, Oklahoma Society of Certified Public Accountants
Member, American Institute of Certified Public Accountants

Ms. Grigsby is a professional accountant with more than 30 years of progressive senior management experience in accounting, treasury, risk management, corporate governance and corporate finance, primarily in the oil and gas exploration and production industry. Ms. Grigsby is currently a principal at Amethyst Investments, a passive financial investment company.
Career Highlights:
•Amethyst Investments, LLC, a passive financial investment company
•Co-Founder and Principal (since 2014)
•State of Oklahoma
•Secretary of Economic Administration (2021 – 2022)
•Ascent Resources, LLC, an oil and gas exploration and production company
•Executive Vice President and Chief Financial Officer (2015 – 2020)*
•American Energy Partners, an oil and gas exploration and production company
•Chief Financial Officer, American Energy – Woodford, LLC and CEO and Chief Financial Officer, American Energy Minerals, LLC (February 2015 – July 2015)
•Chesapeake Energy Corporation, an exploration and development oil and natural gas company
•Served in various executive roles including Senior Vice President, Treasurer and Corporate Secretary and Senior Vice President – Corporate and Strategic Planning (1995 – 2014)

Qualifications:
•Accounting & Financial Reporting and Finance / Capital Allocation
Acquired expertise in accounting, treasury, and corporate finance over her career serving in executive and other senior roles supervising the financial functions at companies such as Ascent Resources, where she was responsible for the corporate finance, financial planning and budgeting and accounting functions of the organization, strengthening the Board’s accounting, financial reporting and finance / capital allocation oversight efforts
•E&P Industry
Served for more than 30 years in senior financial management roles, primarily in the oil and gas exploration and production industry, contributing to the Board’s understanding of the industry, its customers and potential challenges

____________________
*    On February 6, 2018, three affiliated entities of Ascent, each of which Ms. Grigsby was also Executive Vice President and Chief Financial Officer, filed a joint plan of reorganization pursuant to Chapter 11 of the United States Bankruptcy Code (such plan, as amended, the “Reorganization Plan”). On March 30, 2018, the Reorganization Plan was confirmed by the United States Bankruptcy Court for the District of Delaware, and on May 8, 2018, the Chapter 11 bankruptcy cases of the three affiliated entities were closed.

2024 Proxy Statement	SilverBow Resources, Inc. | 21

•Strategic Planning and Risk Management
Developed extensive expertise in strategic planning and risk management through her career in financial roles, including as Secretary of Economic Administration for the State of Oklahoma, where she oversaw more than 20 state agencies and was an integral part of Governor J. Kevin Stitt’s 15-member cabinet with a collective goal to make Oklahoma a top-ten state for business and deliver taxpayers more for their money, strengthening to the Board’s ability to assess the strategic plans and management of risk of the Company. Additionally, at Chesapeake, Ms. Grigsby was responsible for the organization’s risk management function as Senior Vice President, Treasurer and Corporate Secretary and for the financial and strategic planning functions as Chesapeake’s Senior Vice President – Corporate and Strategic Planning
•Business Development/Mergers and Acquisitions
Gained through extensive experience overseeing corporate transactions through her role as Chief Financial Officer at several oil and gas companies, including a series of asset acquisitions completed during her tenure at Ascent Resources that transformed the company into one of the largest privately-held exploration and production companies in the U.S.
•Ms. Grigsby also brings to the Board:
•Executive leadership experience, as a former chief financial officer
•Extensive public and private company board service experience
•Experience and expertise in corporate governance and cybersecurity risk oversight

Education:
•B.S., Accounting, Oklahoma State University
•M.B.A., Oklahoma City University
•Certified Public Accountant and Chartered Global Management Accountant
•National Association of Corporate Directors (NACD) Directorship Certified

22 | SilverBow Resources, Inc.	2024 Proxy Statement

Leland “Lee” T. Jourdan Former Chief Diversity and Inclusion Officer, Chevron Corporation

Independent Director
Age: 66
Service Commenced: 2024
Board Committees:
To be assigned
Other Public Company Directorships:
PROS Holdings, Inc. (since June 2021)
Private Company Directorships and Other Organizations:
Advisory Board, Pulsely, Inc. (since 2021)
Advisor, FTI Consulting (since 2021)
Advisory Board, Ally Energy (2021 - February 2024)
Director, SEARCH Homeless Services (2019 – February 2024)

Mr. Jourdan is an accomplished oil & gas industry leader with more than four decades of experience in identifying and capitalizing on growth opportunities in the energy sector and leading teams in global commercial and business development, trading, marketing and engineering functions. He also contributes to the Board his expertise and deep insights related to scaling businesses, transforming operations in response to market dynamics and advancing a more diverse and inclusive corporate culture.*

Career Highlights:
•Chevron Corporation, a multinational oil and gas company
•Chief Diversity and Inclusion Officer (2018 – 2021)
•Senior Management Sponsor (2016 – 2018)
•Vice President, Commercial and Business Development, IndoAsia, Indonesia (2010 – 2015)
•Vice President and General Manager, Commercial and Business Development, Asia South, Thailand (2005 – 2010)
•General Manager, LNG Business Development and Director, Origination (2003 – 2005)
•Board of Directors, Amata Natural Gas Company, Chevron joint venture company (2005 - 2010)
•Board of Directors, Electricity Generating Public Company Limited, Chevron joint venture company (2005 - 2010)
•El Paso Corporation, a former leading natural gas producer that was acquired by Kinder Morgan in 2012
•Managing Director, Global Liquefied Natural Gas (2001 – 2003)
•Director, Natural Gas Trading (1999 – 2001)
•PG&E Corporation, a public utility holding company whose primary operating subsidiary is Pacific Gas and Electric Company
•Director, Natural Gas Trading, Energy (1997 – 1999)
•Held various management, business development and marketing roles at Consolidated Natural Gas Company (acquired by Dominion Energy Inc. in 2000)
•Started his career in the United States Army, obtaining the rank of Captain (1978 - 1983)

Qualifications:
•Business Development / Mergers and Acquisitions
Obtained throughout his career in commercial development and marketing roles, including during his more than 15-year career at Chevron where he oversaw the closing of several multibillion dollar projects, including a successful closure of a ten-year concession extension with a foreign government in Southeast Asia and supply agreements with its national oil company. He also led cross-functional commercial and technical teams in IndoAsia overseeing the divestiture of a major capital project that generated significant above-target investment returns.

2024 Proxy Statement	SilverBow Resources, Inc. | 23

•E&P Industry Experience
Developed throughout his many leadership roles with oil & gas companies, including as Managing Director of El Paso Corporation, where he was responsible for the successful closure of the company’s 20-year capacity contract and winning of a competitive bid to provide commodity and transportation management services to a multi-national independent power producer. Additionally, while serving as Vice President, CNG/Sabine Market Center at Dominion Energy, Mr. Jourdan led the start-up of the largest at that time physical natural gas hub on the continent.
•Sustainability/ESG Experience
Acquired through his service and with a human capital focus as Chief Diversity and Inclusion Officer of Chevron, a Fortune 10 company, where he oversaw the company-wide diversity, equity and inclusion strategy, in addition to his prior responsibility for leading organizational development for all enterprise functions at the senior management level.
•Mr. Jourdan also brings to the Board:
•Executive leadership experience as former chief diversity and inclusion officer
•Public and private company board service experience
•Experience and expertise in E&P Industry, international and domestic LNG markets, natural gas trading and business development and as a DEI leader and adviser

Education and Recognitions:
•B.S., National Security and Foreign Affairs with concentration in General Engineering, United States Military Academy at West Point
•Business Insider Recognition as One of 100 People Transforming Business in North America (2020)
•Washington Post Contributor (since 2021)
•Harvard Business Review Contributor (since 2021)

____________________
*    Mr. Jourdan was first identified as a director candidate by a third-party, global search firm engaged for the director selection process, He was appointed by the Board on March 27, 2024.

24 | SilverBow Resources, Inc.	2024 Proxy Statement

Class III Directors

Ellen R. DeSanctis Former Senior Vice President of Corporate Relations, ConocoPhillips
Independent Director Age: 67 Service Commenced: 2023 Board Committees: Nominating and Strategy (since February 2024) Other Public Company Directorships: Plains All American Pipeline (since 2022)
Ms. DeSanctis is an experienced public company executive and director with over four decades of diverse E&P industry experience and a strategic, stakeholder-focused background. Ms. DeSanctis retired after approximately 45 years in the oil and gas industry in 2022.*

Career Highlights:
•ConocoPhillips, a global, diverse, large cap upstream oil and gas company
•Senior Vice President of Corporate Relations (2012 – 2022)
•Prior to ConocoPhillips, held various positions relating to investor relations, corporate communications, strategic planning and stakeholder engagement for several upstream energy companies, including Petrohawk Energy Corporation, Rosetta Resources, Burlington Resources, Vastar Resources and ARCO
•Began her career with Shell Oil Company, where she held various production engineering and operations positions

Qualifications:
•E&P Industry
Gained extensive knowledge and experience through her career in the oil and gas industry, serving in diverse leadership and executive roles responsible for operations, financial reporting and budgeting, investor relations, strategic planning, corporate communications and stakeholder engagement functions, contributing valuable industry insights to the Board
•Strategic Planning and Risk Management
Developed extensive expertise in strategic development and planning, enhancing the Board’s ability to assess the Company’s business development plans and decisions to create sustainable value for shareholders
•Corporate Governance
Acquired significant expertise in overseeing and communicating about governance practices through her substantial experience developing and implementing communications strategies across broad stakeholder groups on issues related to corporate strategy, governance, corporate social responsibility, compensation, and DEI, strengthening the Board’s understanding of best in class governance practices, engagement and disclosure
•Finance/Capital Allocation
Developed expertise through her executive leadership roles that included responsibilities for supporting financial communications focused on financial reporting and capital allocation strategies, and financial roles held at the start of her career
•Sustainability/ESG
Developed the environmental, social and governance (“ESG”) brand and programs at both ConocoPhillips and Burlington, maintaining an integral role in publishing and engaging on ESG matters internally and externally
•Ms. DeSanctis also brings to the Board:
•Executive leadership and public company board service experience
•Expertise in accounting & financial reporting and business development / mergers and acquisitions
•Extensive experience in shareholder engagement and communication

Education:	•B.A., Geological and Geophysical Sciences, Princeton University •M.B.A., UCLA
____________________
*    Ms. DeSanctis was first identified as a director candidate independently by both a third-party, global search firm engaged for the director selection process, along with a SilverBow director, and included in the overall candidate pool reviewed by the search firm. She was appointed by the Board in 2023.

2024 Proxy Statement	SilverBow Resources, Inc. | 25

Marcus C. Rowland Founder and Director, IOG Capital

Independent Director and Chairman of the Board
Age: 71
Service Commenced: 2016
Board Committees:
None
Other Public Company Directorships:
Warrior Technologies Acquisition Company (2021 – 2022)
Key Energy Services, Inc. (2020 – 2022)
MIND Technology, Inc., formerly Mitcham Industries, Inc. (2015 – 2022)
Hi-Crush, Inc. (2020 – 2021)
Chaparral Energy, Inc., Chairman (2019 – 2020)
Warren Resources, Inc. (2012 – 2014)
Chesapeake Midstream Partners (2010 – 2011)
Private Company Directorships and Other Organizations:
Director, SAExploration Holdings, Inc. (2020 – 2022)
Investment Committee and National Advisory Council, Wichita State University (since 2017)
Director, Arts Council of Forth Worth (2011 - 2014)
Director, United Way of Central Oklahoma (2003 - 2010)

Mr. Rowland is a seasoned oil and gas corporate executive, director and investment manager with more than 40 years of experience in all aspects of upstream and midstream business segments.
Career Highlights:
•IOG Capital, LP, an energy investment firm
•Founder and a Director (since 2021)
•Senior Managing Director (2014 – 2021)
•FTS International, Inc. (Frac Tech Services, LLC and Frac Tech International, LLC), one of the largest well completion companies in North America and providers of hydraulic fracturing services
•Chief Executive Officer (2011 – 2012)
•President and Chief Financial Officer (2010 – 2011)
•Chesapeake Energy Corporation, an exploration and development oil and natural gas company
•Chief Financial Officer or equivalent positions, including Executive Vice President and Chief Financial Officer (1993 when the company became publicly traded – 2010)
•Anglo-Suisse Capital Limited, an international investment banking firm
•Chief Operating Officer (1990 – 1992)
•Owned his own operating company earlier in his career

Qualifications:
•Accounting & Financial Reporting and Finance / Capital Allocation
Acquired significant financial experience and acumen over his career serving in executive roles supervising all financial functions at oil and gas companies and holding senior positions as an investment manager, strengthening the Board’s accounting, financial reporting and finance / capital allocation oversight efforts
•E&P Industry
Gained in-depth knowledge and valuable insights about the industry through his more than 40 years of experience in all aspects of upstream and midstream business segments, enhancing the Board’s strategic perspective on the industry
•Business Development / Mergers and Acquisitions
Developed extensive expertise in energy mergers, acquisitions, divestitures, public securities transactions and derivatives facilities over his career, contributing to the Board’s ability to assess major business development and strategic transaction decisions

26 | SilverBow Resources, Inc.	2024 Proxy Statement

•Mr. Rowland also brings to the Board:
•Executive leadership experience, as a former chief executive officer and chief financial officer
•Extensive public and private company board service experience
•Expertise in corporate governance, sustainability/ESG, operations, and strategic planning and risk management

Education:	•B.A., Wichita State University

2024 Proxy Statement	SilverBow Resources, Inc. | 27

Sean C. Woolverton Chief Executive Officer SilverBow Resources, Inc.
Employee Director Age: 54 Service Commenced: 2017 Board Committees: None Other Public Company Directorships: Ranger Energy Services (since 2024)
Mr. Woolverton is an experienced public company executive with operational expertise, a deep understanding of the upstream industry and a proven ability to execute on strategic development initiatives.
Career Highlights:
•SilverBow Resources
•Chief Executive Officer (since 2017)
•Samson Resources Company, a private oil and natural gas company*
•Chief Operating Officer (2016 – 2017)
•Vice President, Texas and Louisiana Operations (2013 – 2016)
•Chesapeake Energy Corporation, an exploration and development oil and natural gas company
•Held a series of positions of increasing responsibility, including Vice President of its Southern Appalachia business unit (2007 – 2013)
•Encana Corporation, a North American oil and natural gas producer
•Oversaw the company’s Fort Worth Basin development and shale exploration teams in North Texas (2006 – 2007)
•Burlington Resources, an oil and gas exploration, production, and development company
•Held multiple engineering and management roles (1993 – 2006)

Qualifications:
•Operations
Acquired vast operational leadership experience and expertise from serving in senior roles supervising the operations of oil and gas companies and his petroleum engineering background, strengthening the Board’s operations oversight efforts
•E&P Industry
Gained a deep understanding of the upstream industry serving in executive leadership and management roles in the industry, enhancing the Board’s strategic perspective on the industry
•Business Development / Mergers and Acquisitions
Developed a proven track record in business development and project execution over his career, contributing to the Board’s ability to advance strategic priorities and value creation initiatives at the Company
•Mr. Woolverton also brings to the Board:
•Executive leadership experience, as a current chief executive officer and former chief operating officer
•Public company board service experience
•Expertise and experience in accounting & financial reporting, sustainability/ESG and strategic planning and risk management, and has demonstrated leadership through times of change

Education:	•B.S., Petroleum Engineering, Montana Tech
____________________
*    Samson filed for bankruptcy protection in the Federal Court in the District of Delaware on September 16, 2015, and emerged from bankruptcy on March 1, 2017, shortly after Mr. Woolverton’s resignation.

28 | SilverBow Resources, Inc.	2024 Proxy Statement

Compensation of Directors
In accordance with its charter, the Compensation Committee periodically evaluates the compensation of non-employee directors for service on the Board and on Board committees. In consultation with its independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), the Compensation Committee recommends annual retainers and fees for service as chairs of Board committees, sets the terms and awards of any stock-based compensation and submits these recommendations to the Board for approval.
SilverBow’s non-employee directors receive a combination of cash, in the form of an annual retainer payable on a quarterly basis, and stock-based compensation. Our non-executive Chairman of the Board and committee chairs receive additional compensation for their services due to the increased responsibilities that accompany these positions. Directors who are also employees of the Company receive no additional compensation for service as directors. Further, representatives originally appointed to the Board by our shareholder, SVP, received no additional compensation for service as a director or as a committee chair in 2023.
The Compensation Committee, following discussions with FW Cook, continued with a traditional compensation program for our directors in 2023. The director compensation program is designed to be positioned competitively between the market median and 75th percentile of our 2023 compensation peer group as further described in the Compensation Discussion and Analysis section of this proxy statement.
The following table shows the annual compensation payable to our non-employee directors for service during 2023:

Annual Board Retainer	$70,000	(1)
Committee Chair Premiums:
Audit Committee Chair	$20,000	(2)
Compensation Committee Chair	$—	(3)
Nominating and Strategy Committee Chair	$10,000	(4)
Annual Long-Term Incentive Retainer
Restricted Stock Units Target Value	$165,000	(5)
Non-Executive Chairman of Board Premium
Annual Chairman of Board Retainer	$75,000	(6)
Restricted Stock Units Target Value	$75,000	(7)
_______________________________
(1)    Annual retainer for all non-employee directors for 2023 service. Directors who were originally representatives appointed by our shareholder, SVP, received no additional compensation (neither cash nor equity) for service as a director in 2023 and were previously prohibited from individually owning shares of the Common Stock under the terms of their arrangement and/or agreement with SVP.
(2)    Annual fee for serving as Audit Committee Chair in 2023.
(3)    Annual fee for serving as Compensation Committee Chair in 2023. As the Compensation Committee Chair was originally an SVP representative and appointed director in 2023, no compensation was payable for service in such position in 2023.
(4)    Annual fee for serving as Nominating and Strategy Committee Chair in 2023.
(5)    Targeted value of the restricted stock unit award for 2023 long-term incentive retainer applicable for all non-employee directors other than directors who were originally representatives of and appointed by SVP in 2023.
(6)    Annual additional cash retainer for leadership and increased responsibility for service as non-executive Chairman of Board.
(7)    Value of 2023 premium on the restricted stock unit award for long-term incentive retainer for leadership and increased responsibility as non-executive Chairman of the Board.

For 2023, the value of the annual long-term incentive award granted to our non-employee directors was delivered 100% in restricted stock units (“RSUs”). The total long-term incentive award was designed to be valued at approximately $165,000 ($240,000 for Mr. Rowland as Chairman of the Board), using the January 2023 volume weighted average price of the Company’s stock. On the date of grant, February 22, 2023, given the stock price decrease from January 2023 levels, the RSU awards were ultimately valued at approximately $143,250 ($208,360 for Mr. Rowland) for accounting purposes. The RSU award vested on the first day of the month following the one year anniversary of the date of grant (March 1, 2024).
Our Principles for Corporate Governance include stock ownership requirements for our non-employee directors that further align the Company’s director and shareholder interests by enhancing our directors’ long-term perspective. In February 2024, upon the recommendation of the Compensation Committee’s independent compensation consultant and considering market data and best practices, the Board amended our Principles for

2024 Proxy Statement	SilverBow Resources, Inc. | 29

Corporate Governance to increase the required stock ownership levels for our directors. Each non-employee director is now required to hold a material equity ownership in the Company with a value of at least five times the director’s annual cash retainer, (which had been four times their annual cash retainer prior to February 2024). Such ownership should generally be achieved within a five-year period from the later of (i) the date on which the director was first elected to the Board or (ii) April 30, 2019, the date on which the Principles were originally amended to include non-employee director stock ownership requirements. Directors who were originally representatives of and appointed by SVP, as a Consenting Noteholder under the Nomination Agreement, were previously prohibited from owning Company stock individually as a representative of SVP. No directors originally appointed by SVP serve on the Board as of March 27, 2024.
The following table sets forth certain summary information regarding compensation paid or accrued by the Company to or on behalf of the Company’s non-employee directors for the fiscal year ended December 31, 2023.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
(a)	(b)	(c)	(h)
Ellen R. DeSanctis(2)	$6,712	$—	$6,712
Michael Duginski	$80,000	$143,252	$223,252
Gabriel L. Ellisor	$90,000	$143,252	$233,252
David Geenberg(3)(4)	$—	$—	$—
Jennifer M. Grigsby	$68,226	$143,252	$211,478
Christoph O. Majeske(3)(5)	$—	$—	$—
Kathleen McAllister	$68,226	$143,252	$211,478
Marcus C. Rowland	$145,000	$208,368	$353,368
Charles W. Wampler	$70,000	$143,252	$213,252
_______________________________

(1)    Amounts in this column reflect the aggregate grant date fair value of the RSUs granted to our non-employee directors, calculated in accordance with Financial Standards Accounting Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For additional information about the assumptions used in the valuation of such awards, see Note 7 to Consolidated Financial Statements to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. As of December 31, 2023, our non-employee directors held the following equity awards in the Company (i) vested and unexercised stock options: Messrs. Duginski, Ellisor and Wampler - 8,823 each, and Messrs. Geenberg, Majeske and Rowland and Mses. DeSanctis, Grigsby and McAllister - 0 each; (ii) no unvested stock options; and (iii) unvested RSUs (which vested in full on March 1, 2024): Messrs. Duginski, Ellisor and Wampler and Mses. Grigsby and McAllister - 6,261 each, Mr. Rowland - 9,107, and Messrs. Geenberg and Majeske and Ms. DeSanctis - 0.
(2)    Ms. DeSanctis commenced service as a director on November 27, 2023. She earned a prorated quarterly fee of $6,712 for the fourth quarter of 2023, payable in cash. Ms. DeSanctis also received an additional stock award of 1,492 RSUs on February 21, 2024, with an aggregate grant date fair value of $41,851 included as part of her annual award to all non-employee directors, to compensate her for her service from her onboarding through such date. Consistent with SEC requirements, such stock award will be reported as 2024 compensation.
(3)    As described above, directors who were originally representatives of and appointed by our significant shareholder, SVP, did not receive any compensation for their service as directors in 2023.
(4)    Mr. Geenberg served as a director until his resignation effective November 27, 2023.
(5)    Mr. Majeske served as a director until his resignation on March 27, 2024.
Corporate Governance
Overview, Shareholder Engagement and Proposed Updates

As noted earlier, SilverBow’s governance structure as a whole, including our Certificate of Incorporation and Bylaws, was negotiated and designed in connection with our reorganization in April 2016. As a component of our governance framework, on April 22, 2016, we entered into the Director Nomination Agreement under which SVP and other Consenting Noteholders (as defined in the Nomination Agreement) had the right to designate director nominees, subject to conditions on share ownership, and maintained the right to remove and replace its director designees at any time. As discussed further under “Continuing Members of the Board—Related-Party Transactions,” the Nomination Agreement has terminated and is no longer operative as of December 14, 2023, and no Consenting Noteholders, including SVP, maintains the right to nominate any director.

30 | SilverBow Resources, Inc.	2024 Proxy Statement

Since the 2023 annual meeting, SilverBow has reached out and engaged with our shareholders, actively, soliciting feedback on the results of the 2023 annual meeting as well as our corporate governance and compensation practices, and held discussions with our shareholders. During this outreach, our management team and, in some cases, select members of the Board, updated these shareholders on a range of topics, and gained an understanding of our shareholders’ perspectives and concerns with respect to any issues or Company information including SilverBow’s governance and compensation practices. These efforts have also included significant and consistent engagement with Kimmeridge beginning in 2022, as further described above in “Background to the Solicitation.”

The Board and management team have carefully considered the feedback resulting from these meetings, as well as the levels of shareholder support for the four directors elected at the 2023 annual meeting, in their review of SilverBow’s business, corporate governance and executive compensation profiles and practices. In connection with our shareholder outreach, the Board also considered whether the governance structure established alongside the Company’s restructuring in 2016 remained responsive to the Company’s commitment to promoting accountability to shareholders and strong corporate governance. We have taken a number of significant and responsive actions as a result of these considerations, as described below.

While the original reorganized governance structure was important to our original large shareholders coming out of the Company’s restructuring in 2016, our Board believes this original governance structure is no longer in the best interest of all shareholders, best practice or aligned with our peers in the market. The Board has accordingly committed to updating certain elements of SilverBow’s governance structure. Most significantly, SilverBow is proposing, and our Board has recommended, that our shareholders approve: (i) the declassification of the Board, (ii) the amendment of the vote requirement for our directors to a majority vote (from plurality) in uncontested elections; and (iii) the changing of the supermajority vote requirement of shareholders to amend our governing documents to a majority vote. The Board believes that these changes are consistent with governance best practices and in line with our peers, and that, based on the engagement efforts described above, they reflect the practices preferred by our shareholders. These governance changes, as proposed, are presented later in this proxy statement for shareholder approval under Proposals 5, 6 and 7.
Policies and Committee Charters
Part of the Company’s historical and ongoing corporate governance practices is the Company’s policy that officers, directors, employees and certain consultants of the Company are required to submit annual disclosure statements regarding their compliance with the Company’s Conflict of Interest Policy. A management representation letter is provided to the Nominating and Strategy Committee of the Board regarding the results of the annual disclosure statements and management’s assessment of any potential or actual conflict of interest. Based on this assessment and further discussion with management, the Nominating and Strategy Committee then directs management on what additional action, if any, the committee determines necessary with regard to any potential or actual conflict of interest or related-party transaction.
The Company also requires that officers, directors, employees and certain consultants of the Company provide an annual reaffirmation of the Company’s Code of Ethics and Business Conduct. A copy of the Code of Ethics and Business Conduct is redistributed in connection with this requirement. Each required individual is asked to reaffirm and reacknowledge that they have reviewed and refreshed their knowledge of the Code of Ethics and Business Conduct and will continue to comply with all provisions therein. Each individual also reaffirms their understanding that their continued service to the Company is dependent upon compliance with the Company’s Code of Ethics and Business Conduct. In addition, all officers, directors, employees and certain consultants are required to annually recertify their understanding of, and adherence to, the Company’s Insider Trading Policy. A copy of the Insider Trading Policy is also redistributed in connection with this requirement.
Each of the Audit, Compensation and Nominating and Strategy Committees has a committee charter. These charters are reviewed annually by the applicable committee, and all of the charters are reviewed by the Nominating and Strategy Committee. The committee charters, the Board-adopted Principles for Corporate Governance and the Code of Ethics and Business Conduct are applicable to all employees and directors, and to certain consultants, and are posted on the Company’s website at www.sbow.com. Any amendments to or waivers of the Code of Ethics and Business Conduct related to executive officers or directors will be promptly posted on SilverBow’s website, if and as required.

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Board Leadership Structure; Meetings of Independent Directors
Our Chairman of the Board position and the Chief Executive Officer position are separated although they are not required to be. The Board believes that this leadership structure is appropriate at this time as it allows our Chief Executive Officer to manage and lead the day-to-day business of the Company while allowing the Independent Chairman to provide independent leadership to the Board.
Mr. Rowland was appointed as the Independent Chairman when he joined the Board in September 2016 and Mr. Woolverton was named Chief Executive Officer in March 2017. As Independent Chairman of the Board, Mr. Rowland presides over each executive session of independent directors.
Along with the separation of our Chairman of the Board and Chief Executive Officer roles, we also have other checks and balances for our Board structure:
•    Our Audit, Compensation and Nominating and Strategy committees are all completely independent, as required;
•    Eight of our nine Board members are independent under the standards for members of the Audit, Compensation and Nominating and Strategy Committees;
•    Our independent Nominating and Strategy Committee has responsibility for Board and management succession planning and related recommendations to the full Board;
•    Led by the Nominating and Strategy Committee, a Board assessment is conducted annually, assessing the entire Board (not just the current class of nominees) and its committees;
•    After all quarterly Audit Committee meetings, the Audit Committee meets in executive session with our independent auditor, BDO USA, P.C., and internal auditor team;
•    Following most meetings of the Board, the Independent Chairman presides over an executive session of the independent directors of the Board; and
•    As provided in “Communications with the Board” in this proxy statement, any shareholder may communicate with the Board or non-management independent directors, as appropriate.
Board Risk Oversight
The full Board is responsible for general oversight of enterprise risk concerns inherent in our business. The Board has chosen to retain such oversight due to the significance and reach across all aspects of the business. Enterprise risks are assessed on a short-term, intermediate-term and long-term basis, and Board oversight standards take into account various factors including materiality, frequency, scope, compliance and importance to the Company and all of its stakeholders. At each Board meeting, the Board receives reports from members of our senior management that help the Board assess the risks we face in the conduct of our business. Senior technical management frequently makes presentations to the Board about current and planned exploration and development activities and business development opportunities that may subject us to operational and financial risks. The Company also engages outside advisors and experts on enterprise risk concerns, including financial, operational, sustainability, ESG, legal and compliance matters, as well as potential future threats and trends, who, on an as appropriate basis, may provide periodic updates to the Board on such matters. Our full Board has chosen to retain responsibility for oversight of ESG risks at this time, including risks related to climate change, sustainability, strategy and human capital. The Board receives routine updates from the Company’s ESG Task Force on sustainability and report issuance, SilverBow’s ESG profile and progress updates on mitigation initiatives. In May 2023, the Board oversaw the publication of SilverBow’s inaugural Sustainability Report, covering the Company’s fiscal year 2022. The report is available on the Company’s website at www.sbow.com/investor-relations/ESG-Reports/default.aspx.

Through the Company’s independent committees, SilverBow has established processes for the effective oversight of critical issues, such as integrity of our financial statements and cybersecurity by our Audit Committee, executive compensation by our Compensation Committee, and corporate governance, including the selection of directors and director nominees, by our Nominating and Strategy Committee. For example, the Audit Committee reviews the effectiveness of our internal controls over financial reporting, which are designed to address risks specific to financial reporting, with our internal auditor and independent accountant at least annually.

32 | SilverBow Resources, Inc.	2024 Proxy Statement

Board Oversight of Cybersecurity
The Company has implemented a risk-based, cross-functional approach to identifying, preventing and mitigating cybersecurity threats and incidents, while also implementing controls and procedures that provide for the prompt escalation of certain cybersecurity incidents so that decisions regarding the public disclosure and reporting of such incidents can be made by management in a timely manner. Cybersecurity risk management is overseen as a critical component of SilverBow’s overall enterprise risk management.

The Audit Committee is responsible for oversight of the Company’s cyber risk management. Periodic cyber risk updates are provided by Company management to the Board and Audit Committee, and the Audit Committee, at least annually, reviews the effectiveness of such controls, including, without limitation, our cybersecurity mitigation initiatives, external security assessments, and employee and user training. As part of these reviews, the Audit Committee receives reports and presentations from members of our cybersecurity risk management team, including our Information Technology, Legal and Financial Reporting management teams, which address a wide range of topics including recent developments, evolving standards, vulnerability assessments, third-party and independent reviews, the threat environment, technological trends and information security considerations. The Audit Committee and such members of our management team also report to the Board at least annually on data protection and cybersecurity matters.

As part of its risk management program, the Company has third-party, internal and external facing cybersecurity and information technology audits performed annually or more frequently, as appropriate. SilverBow relies on continuous security monitoring and conducts penetration testing and vulnerability scanning assessments as part of its cybersecurity program. All employees are trained on cybersecurity as part of their onboarding, and the Company offers additional cybersecurity training to its employees through internal and external resources.
Related-Party Transactions
Other than the Company’s Conflict of Interest Policy, the Company has not adopted a formal related-party transaction policy. As a matter of corporate governance policy and practice, all related-party transactions as defined under Item 404(a) of Regulation S-K along with any disclosures under SilverBow’s Conflict of Interest Policy, are presented to and considered by the Nominating and Strategy Committee prior to any related-party transaction occurring, as well as annually and on an as-needed basis. See the discussion set forth above under “Corporate Governance” regarding the Conflict of Interest Policy and related annual disclosure process used to identify and evaluate related-party transactions, if any, disclosed by our directors, officers, employees and certain consultants.
Director Nomination Agreement (effective through December 14, 2023)
On April 22, 2016, we entered into the Nomination Agreement with SVP and certain other Consenting Noteholders. Pursuant to the Nomination Agreement, SVP had the right to designate two (2) director nominees, which were one Class I director and one Class III director; provided, that (A) the number of nominees designated by SVP shall be reduced to one director, which shall be a Class III director, at such time as SVP and its affiliates (the “SVP Entities”) collectively beneficially own Common Stock representing an equity percentage of less than 15% and greater than or equal to 8%, with the understanding that such reduction to one director shall be permanent and despite any later increase in their equity percentage, and (B) SVP shall permanently, and despite any later increase in their equity percentage, no longer be entitled to designate a nominee at such time as the SVP Entities collectively beneficially own Common Stock representing an equity percentage of less than 8%.
As of December 14, 2023, the Consenting Noteholders own less than an 8% equity percentage required under the Nomination Agreement, and based on SVP’s Schedule 13D Amendment filing on such date, own approximately 1.5% of shares issued and outstanding as of March 22, 2024. As such, the Nomination Agreement has terminated and is no longer operative.
The foregoing summary of the Nomination Agreement is qualified in its entirety by reference to the full text of the Nomination Agreement, which is included as Exhibit 4.7 to our Registration Statement on Form S-8 (File No. 333-210936), filed on April 27, 2016.

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Registration Rights Agreement
We previously entered into a registration rights agreement effective April 22, 2016 (the “Registration Rights Agreement”) with parties who received shares of Common Stock upon the effective date of the Registration Rights Agreement (the “Holders”) representing 5% or more of the Common Stock outstanding on that date, including SVP. The Registration Rights Agreement provides resale registration rights for the Holders’ Registrable Securities (as defined in the Registration Rights Agreement).
Pursuant to the Registration Rights Agreement, Holders had customary demand, underwritten offering and piggyback registration rights, subject to the limitations set forth in the Registration Rights Agreement. In addition, the Registration Rights Agreement generally required us to pay all registration expenses in connection with our obligations under the Registration Rights Agreement, regardless of whether a registration statement was filed or became effective, and the registration rights granted in the Registration Rights Agreement are subject to customary indemnification and contribution provisions.

In connection with the secondary public offerings conducted during 2023 pursuant to the Registration Rights Agreement, we paid registration and offering expenses of SVP related to the secondary offerings, in an aggregate amount of approximately $350,000. As a result of these secondary public offerings, as mentioned above, and as reflected on SVP’s Schedule 13D Amendment filing on December 14, 2023, SVP has disposed of substantially all of our Common Stock, owning approximately 1.5% of shares issued and outstanding as of March 22, 2024. We did not receive any proceeds from the sale of shares in these secondary public offerings.
The foregoing summary of the Registration Rights Agreement is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is included as Exhibit 10.1 to our Current Report on Form 8-K (File No. 001-08754) filed on April 28, 2016.

34 | SilverBow Resources, Inc.	2024 Proxy Statement

AFFIRMATIVE DETERMINATIONS REGARDING INDEPENDENT DIRECTORS AND FINANCIAL EXPERTS
The Board has determined that each of the following directors is an “independent director” as such term is defined in Section 303A.02 of the Listed Company Manual of the NYSE: Ellen R. DeSanctis, Michael Duginski, Gabriel L. Ellisor, Jennifer M. Grigsby, Leland T. Jourdan, Kathleen McAllister, Marcus C. Rowland and Charles W. Wampler. In reaching this determination, the Board has affirmatively determined that each of these directors has no material relationship with the Company as contemplated under Section 303A.02. The Board has determined that each of these directors is independent for the purposes of Nominating and Strategy Committee service, although these directors do not all currently serve on the Nominating and Strategy Committee. The Board also has determined that these same directors are each “independent” under the heightened standards set forth in Section 303A.02 of the Listed Company Manual of the NYSE for the purposes of Compensation Committee service, although these directors do not all serve on the Compensation Committee. These independent directors represent a majority of the Board. Mr. Woolverton is not an independent director because he also serves as Chief Executive Officer of the Company. The Board has similarly determined that each of these directors is “independent” under the heightened standard set forth in Section 303A of the Listed Company Manual of the NYSE for the purposes of Audit Committee service (including, by reference, the standards set forth under Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)). Although these directors do not all serve on the Audit Committee, eight of our nine directors are independent for Audit Committee purposes at this Annual Meeting. The Board has also determined that Messrs. Geenberg and Majeske, former directors, were each an “independent director” during the period each served on the Board and each “independent directors” for both Compensation Committee and Nominating and Strategy Committee purposes.
As discussed above, the Board has determined that each member of the Audit, Compensation and Nominating and Strategy committees of the Board meets the independence requirements applicable to those committees prescribed by the NYSE and the SEC. Further, the Board has determined that Mr. Ellisor, Audit Committee Chair, Mr. Duginski, and Mses. Grigsby and McAllister, also members of the Audit Committee, are each an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC.

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MEETINGS AND COMMITTEES OF THE BOARD
The following standing committees have been established by the Board: Audit, Compensation and Nominating and Strategy. Descriptions of the membership, chairs and functions of these committees are set forth below. The following chart identifies the number of meetings and actions by consent of the Board and the committees during 2023:

	Board of Directors	Audit	Compensation	Nominating and Strategy
Number of meetings held	15	4	3	4
Number of actions by consent	6	0	0	2

During 2023, each director, during the term of their respective service, attended at least 75% of the aggregate of (i) the total number of meetings of the Board plus (ii) the total number of meetings of all committees of the Board on which they served.

AUDIT COMMITTEE
Members
Gabriel L. Ellisor (Chair)
Michael Duginski
Jennifer M. Grigsby (appointed May 2023)
Kathleen McAllister (appointed May 2023)
Primary Responsibilities
The Audit Committee assists the Board in fulfilling its responsibilities with respect to oversight in monitoring: (i) the integrity of the financial statements of the Company; (ii) SilverBow’s compliance with legal and regulatory requirements; (iii) the selection, qualifications and independence of the independent auditor; and (iv) the performance of SilverBow’s internal audit function and independent auditor. Additionally, as part of its responsibilities, on at least an annual basis, the Audit Committee reviews and discusses the Company’s cybersecurity risk management reporting framework with management and the auditors. See “Board Oversight of Cybersecurity.”
Independence and Financial Expertise
The committee is required to be comprised of three or more non-employee directors, each of whom is determined by the Board to be “independent” under the rules promulgated by the SEC under the Exchange Act and meets the financial literacy and experience requirements under the rules or listing standards established by the NYSE, as may be amended. In addition, at least one member of the committee must satisfy the definition of “audit committee financial expert” as such term may be defined from time to time under the rules promulgated by the SEC. The Board has determined that each member of the Audit Committee qualify as “audit committee financial experts,” is independent as defined in the NYSE listing standards and the Exchange Act rules, and each meets the financial literacy and experience requirements established by the NYSE.
Audit Committee Report
A report of the Audit Committee appears later in this proxy statement.

COMPENSATION COMMITTEE
Members[1]
Gabriel L. Ellisor
Jennifer M. Grigsby (appointed May 2023)
Charles W. Wampler
_______________________________
(1)    Mr. Majeske served as Chair of the Compensation Committee until March 27, 2024, the date of his resignation from the Board.

36 | SilverBow Resources, Inc.	2024 Proxy Statement

Primary Responsibilities
The Compensation Committee holds the responsibilities of the Board relating to compensation of the Company’s executive officers. This includes evaluating the compensation of the executive officers of the Company and its operating subsidiary, SilverBow Resources Operating, LLC, and their performance relative to their compensation to assure that such executive officers are compensated effectively in a manner consistent with the strategy of SilverBow, competitive practices and the requirements of the appropriate regulatory bodies. In addition, this committee evaluates and makes recommendations to the Board regarding the compensation of the directors. The Compensation Committee evaluates and approves any amendment, some of which may require shareholder approval, to the Company’s existing equity-related plans and approves the adoption of any new equity-related plans, subject to shareholder and Board approval. The Compensation Committee may delegate its authority to subcommittees constituted of a member or members of the Compensation Committee, but generally does not delegate authority to members of management to oversee executive compensation matters or compensation plan matters, including both equity-related and cash incentive compensation plans.
Independence
The Compensation Committee is required to be comprised of at least three directors who are non-employee directors and determined by the Board to be independent under applicable Exchange Act rules and NYSE listing standards. The Board has determined that all Compensation Committee members qualify as non-employee directors under applicable Exchange Act rules and NYSE listing standards.
Compensation Committee Report
The report of the Compensation Committee is included as part of “Compensation Discussion and Analysis” of this proxy statement.
Independent Compensation Consultant
FW Cook has been engaged by the Compensation Committee since October 2017 to serve as its independent compensation consultant. FW Cook reports directly to our Compensation Committee and has provided expert advice on the design and implementation of the Company’s compensation policies and programs. To the best of the Company’s knowledge, there are no conflicts between FW Cook and any member of the Board.

NOMINATING AND STRATEGY COMMITTEE
Members
Michael Duginski (Chair)
Ellen R. DeSanctis (appointed February 2024)
Kathleen McAllister (appointed May 2023)
Charles W. Wampler (appointed May 2023)
Primary Responsibilities
The Nominating and Strategy Committee identifies individuals qualified to become directors, nominates candidates for directorships and also recommends to the Board the membership of each of the Board’s committees. This committee may consider nominees recommended by shareholders upon written request by a shareholder. The Nominating and Strategy Committee develops, monitors and recommends to the Board corporate governance principles and practices applicable to SilverBow. The committee also assists Company management in identifying, screening and recommending to the Board individuals qualified to become executive officers of the Company. In addition, this committee administers the Company’s Conflict of Interest Policy. While the Board retains the responsibility for the Company’s ESG oversight, as part of its responsibilities, the Nominating and Strategy Committee reviews and makes recommendations to the Board regarding policies, programs and practices respecting matters of corporate social responsibility that impact the Company’s ability to effectively achieve its business goals.

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Independence
The Nominating and Strategy Committee is required to comprise at least three directors who are non-employee directors and determined by the Board to be independent under the NYSE listing standards and the Exchange Act rules and the Board has determined that all Nominating and Strategy Committee members qualify as non-employee directors under such standards and rules.

38 | SilverBow Resources, Inc.	2024 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The following table sets forth information concerning the shareholdings of each person who, to the Company’s knowledge, beneficially owned more than five percent of the Company’s outstanding Common Stock as of the close of business on March 22, 2024:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (# of shares)		Percent of Class
Kimmeridge Energy Management Company, LLC 412 West 15th Street - 11th Floor New York, NY 10011	3,281,356	(1)	12.9%
Riposte Capital, LLC 888 Seventh Avenue, 4th Floor New York, NY 10106	2,475,000	(2)	9.7%
Post Oak Energy Holdings, LLC 34 S. Wynden Dr, Suite 300 Houston, TX 77056	1,861,047	(3)	7.3%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	1,507,967	(4)	5.9%
_______________________________
(1)    Based on an Amendment 2 to a Schedule 13D filed on March 13, 2024, on behalf of Kimmeridge Energy Management Company, LLC, a Delaware limited liability company (“Kimmeridge Energy Management”), which is, directly or indirectly, the investment adviser to certain funds and/or accounts which hold the securities reported therein. Kimmeridge Energy Management is managed by a board of managers consisting of Benjamin Dell, Henry Makansi, Neil McMahon, Noam Lockshin, Alexander Inkster, Neda Jafar and Denis Laloy (each such manager, a “Kimmeridge Energy Management Principal”, and collectively, the “Kimmeridge Energy Management Principals”). Kimmeridge Energy Management claims sole voting and dispositive power with respect to all shares reported.
(2)    Based on an Amendment 6 to Schedule 13D jointly filed January 3, 2024, pursuant to Rule 13d-1(a) by a group consisting of Riposte Capital, LLC (“Riposte”), Riposte Global Opportunity Master Fund, LP (the “Fund”), Riposte GP, LLC (the “General Partner”), and Khaled Beydoun. The Fund is the record and direct beneficial owner of the reported securities. The Fund has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the shares of Common Stock of Company owned by it. Riposte is the investment manager of, and may be deemed to have the shared power to vote or to direct the vote of (and the shared power to dispose or direct the disposition of) any shares beneficially owned by the Fund. The General Partner is the general partner of, and may be deemed to have the shared power to vote or to direct the vote of (and the shared power to dispose or direct the disposition of) any shares beneficially owned by the Fund. Neither Riposte nor the General Partner owns any Shares directly and they each disclaim beneficial ownership of any shares held by the Fund. Mr. Beydoun is the managing member of, and may be deemed to have the shared power to vote or to direct the vote of (and the shared power to dispose or direct the disposition of), any shares beneficially owned by, each of Riposte and the General Partner. Mr. Beydoun does not own any shares directly and disclaims beneficial ownership of any securities beneficially owned by either Riposte or the General Partner.
(3)    Based on an Amendment 1 to Schedule 13G dated and jointly filed on September 30, 2022, under a Rule 13d-1(k)(1) Agreement and pursuant to Rule 13d-1(c), by Post Oak Energy Holdings, LLC (“POEH”), Post Oak Energy Capital LP (“Post Oak”), and Post Oak Tri-C, LLC (“Tri-C”), the Amendment 1 to Schedule 13G relates to shares of Common Stock of the Company held directly for the account of each of Tri-C, Tri-C Energy Partners, LLC (“TCEP”), Post Oak Sierra, LLC (“Sierra”) and Post Oak Petro Edge, LLC (“Petro Edge”), each a Delaware limited liability company, and by Sierra EF, LP (“Sierra EF”). Post Oak is the sole managing member of each of Tri-C, Sierra and Petro Edge. Sierra owns a majority interest in the general partner of Sierra EF and entitled to designate a majority of its managers, and Tri-C owns a majority interest in TCEP and is entitled to designate a majority of its managers. POEH is the sole general partner of Post Oak. POEH and Post Oak each claim shared voting and dispositive power of the 1,861,047 shares reported. Tri-C reports shared voting and dispositive power with respect to 1,209,626 shares.
(4)    Based on a Schedule 13G dated and filed on February 2, 2024, pursuant to Rule 13d-1(b)(1)(ii)(G), by BlackRock, Inc., a Delaware corporation (“BlackRock”), which is the parent company of BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., and BlackRock Investment Management, LLC. BlackRock claims sole dispositive power with respect to all shares reported and sole voting power to 1,460,523 shares reported.

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Security Ownership of the Board and Management
The following table sets forth information concerning the Common Stock shareholdings of the members of the Board, the Named Executive Officers as defined later in this proxy statement, and all executive officers and directors as a group, as of the close of business on March 22, 2024. The address of the individuals below, unless otherwise indicated, is 920 Memorial City Way, Suite 850, Houston, Texas 77024.

Name of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership(1) (# of shares)	Percent of Class
Marcus C. Rowland	Chairman of the Board	34,386	—%	(2)
Ellen DeSanctis	Director	2,500	—%	(2)
Michael Duginski	Director	66,953	—%	(2)
Gabriel L. Ellisor	Director	39,479	—%	(2)
Jennifer M. Grigsby	Director	6,261	—%
Leland T. Jourdan(3)	Director	—	—%	(2)
Kathleen McAllister	Director	6,261	—%
Charles W. Wampler	Director	46,953	—%	(2)
Sean C. Woolverton	Chief Executive Officer and Director	427,587	1.7%
Christopher M. Abundis	Executive Vice President, Chief Financial Officer and General Counsel	140,870	—%	(2)
Steven W. Adam	Executive Vice President and Chief Operating Officer	209,656	—%	(2)
All executive officers and directors as a group (11 persons)		980,906	3.8%
_______________________________
(1)    Unless otherwise indicated below, the persons named have the sole voting and investment power or joint voting and investment power with their respective spouses over the number of shares of the Common Stock of the Company shown as being beneficially owned by them. None of the shares beneficially owned by our Named Executive Officers (as defined later in this proxy statement) and directors are pledged as a security. The amounts include shares acquirable within 60 days of March 22, 2024, by vesting of RSUs or exercise of stock options under SilverBow’s equity plans. The following were entitled to receive shares from RSU awards and through the exercise of stock options within 60 days of March 22, 2024: Mr. Rowland - 0 RSUs, 0 stock options; Ms. DeSanctis - 0 RSUs, 0 stock options; Mr. Duginski - 0 RSUs, 8,823 stock options; Mr. Ellisor - 0 RSUs, 8,823 stock options; Ms. Grigsby - 0 RSUs, 0 stock options; Ms. McAllister - 0 RSUs, 0 stock options; Mr. Wampler - 0 RSUs, 8,823 stock options; Mr. Woolverton - 0 RSUs, 87,081 stock options; Mr. Abundis - 0 RSUs, 21,103 stock options; and Mr. Adam - 0 RSUs, 58,912 stock options.
(2)    Less than one percent
(3)    Mr. Jourdan commenced service as a director on March 27, 2024, and accordingly did not have any transactions to report as of March 22, 2024. Mr. Jourdan received a stock award of 5,501 RSUs on March 27, 2024, as part of a prorated annual award available to all non-employee directors to compensate him for his 2024 service. Consistent with SEC requirements, such stock award will be reported via a Form 4 and as 2024 compensation

40 | SilverBow Resources, Inc.	2024 Proxy Statement

EXECUTIVE OFFICERS
In general, the Board appoints the executive officers of the Company annually. Information regarding Sean C. Woolverton, Chief Executive Officer and Director, is set forth previously in this proxy statement under “Class III Directors.” Shown below is certain information, as of the date of this proxy statement, concerning the other executive officers of the Company.

Christopher M. Abundis Executive Vice President, Chief Financial Officer and General Counsel
Age: 46 Service Commenced: 2005
Mr. Abundis leads all the Company’s finance functions including Finance, Treasury, Investor Relations, Financial Reporting and Accounting. He also leads the Legal, Land, ESG, Human Resources, Information Technology, Corporate Services and Records functions. Effective November 12, 2019, Mr. Abundis was designated as the Company’s principal financial officer under SEC guidelines.
Career Highlights:
•SilverBow (since 2005)
•Executive Vice President (since 2020)
•Chief Financial Officer (since 2019)
•General Counsel (since 2016)
•Secretary (2012 – 2023)
•Senior Vice President (2017 – 2020)
•Vice President (2016 – 2017)
•Assistant Secretary (2007 – 2012)
•Held positions with progressive responsibilities, including Senior Counsel, Counsel and Associate Counsel starting in 2005
•Prior to his legal career, he began as an auditor with KPMG LLP, a multinational professional services network, and one of the Big Four accounting organizations

Qualifications:
•Mr. Abundis has in depth knowledge of the Company gained over his almost two decades of service in roles of increasing responsibility. During his time at SilverBow, he has been integral to the success of each of the Company’s significant milestones, including leading the Company’s initial listing on the New York Stock Exchange, the execution of its growth strategy through negotiation and financing of eight acquisitions in 24 months and rebuilding the Company’s capital structure and liquidity positions since his appointment in November 2019.
•With contributions from the rest of the SilverBow leadership team, Mr. Abundis has been at the forefront of building and rebranding SilverBow’s culture initiatives, which has led to the Company becoming one of the top places to work in Houston.

Education:	•B.B.A., Texas A&M University •M.S., Accounting, Texas A&M University •J.D., South Texas College of Law

2024 Proxy Statement	SilverBow Resources, Inc. | 41

Steven W. Adam Executive Vice President and Chief Operating Officer
Age: 69 Service Commenced: 2017
Mr. Adam leads the Company’s operations and asset management efforts, including Drilling Completions, Production Engineering, Production Operations, Reserve Reporting, Supply Chain, Asset Management, Business Development, Regulatory, ESG and Health Safety & Environmental functions.
Career Highlights:
•SilverBow
•Executive Vice President and Chief Operating Officer (since 2017)
•Sanchez Oil and Gas, a company engaged in the management of oil and natural gas properties
•Senior Vice President, Operations - Eagle Ford and Gulf Coast Basins (2014 – 2017)
•Held a series of positions of increasing responsibility, including Vice President of Operations-Eagle Ford and Drilling Manager (2013 – 2014)
•Occidental Petroleum, a company engaged in hydrocarbon exploration as well as petrochemical manufacturing
•Subsurface Operations Manager - Williston and Appalachian Basins (2012 - 2013)
•Completion Manager - Williston Basin (2010 - 2012)
•Production Operations and Completion Engineering Supervisor - Piceance Basin (2009 - 2010)
•Production Operations and Sub-Reservoir Management Team Lead - Elk Hills, CA (2007 - 2009)
•Sr. Engineering Advisor - Elk Hills, CA (2005 - 2007)

Qualifications:
•Mr. Adam has approximately 45 years of upstream exploration and production and petroleum services experience with both major and independent companies. He is a seasoned operator across many basins including significant experience in the Eagle Ford. He brings to the Company his unconventional resource management experiences gained at Sanchez Oil and Gas and Occidental Petroleum. Mr. Adam adeptly applies his operational optimization acumen to establish efficient commercial cost structures for resource development, creating a competitive platform for organic growth and value-adding acquisition opportunities for the Company. Notably, he led the development of the inaugural annual 2023 Sustainability Report which underscores Mr. Adam’s and the Company’s commitment to environmental stewardship, operational safety and social responsibility.

Education:	•B.S., Chemical Engineering, Montana State University •M.B.A., Pepperdine University •Advanced Management Certificate, University of California - Berkley

42 | SilverBow Resources, Inc.	2024 Proxy Statement

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis (“CD&A”)
In this proxy statement, our Named Executive Officers (“NEOs”) for fiscal year 2023 are the following, who make up all of our executive officers for 2023:
•Sean C. Woolverton, CEO;
•Christopher M. Abundis, Executive Vice President, Chief Financial Officer and General Counsel (“EVP, CFO & GC”); and
•Steven W. Adam, Executive Vice President and Chief Operating Officer (“EVP & COO”).
Our Executive Compensation Programs are Aligned with our Long-Term Strategy of Creating Shareholder Value
Evolution of Compensation Programs to Support Business Strategy and Reflect Market Conditions

The Compensation Committee has consistently made proactive changes to the executive compensation program to support SilverBow’s business strategy and reflect the dynamic market environment in which the Company operates.

Year	Key Compensation Changes
2019	•Introduced a market-based long-term incentive (“LTI”) program (following its emergence from bankruptcy in 2016) and delivered 50% in RSUs and 50% in performance stock units (“PSUs”)
2020
•Reduced executive LTI grants by 20% to manage dilution following a precipitous decline in the Company’s stock price
•PSUs were replaced with performance-based cash incentives to further manage shareholder dilution
•In light of the reduced award values and to align with the time horizon of the Company’s strategic plan, the Compensation Committee approved the use of a two-year vesting period

2021
•Total equity grants for the organization were limited to 2% of shares outstanding to help manage shareholder dilution
•LTI delivered by using a combination of PSUs tied to relative total shareholder return (“TSR”) and time-vested cash incentive
•The Compensation Committee continued with the use of a two-year vesting period (cliff vesting for both award types) in light of the reduced award values relative to the notional LTI targets outlined in the executive employment agreements and the continued uncertainty associated with the COVID-19 pandemic
•It should be noted that the payout under the 2021 time-vested cash incentive appears in the 2023 year row of the Summary Compensation Table included in this proxy statement

2022
•Returned to a traditional LTI program, delivering 50% in RSUs with a three-year ratable vesting period and 50% in PSUs with a three-year cliff vesting period
•In order to continue to emphasize the importance of shareholder value creation, the Company adopted an absolute and relative TSR matrix for measuring performance under the PSU program

2023
•Increased the weighting of PSUs under the LTI program to 65% of the total LTI mix to continue to emphasize the importance of pay for performance
•Increased sustainability-focused metrics added to the annual incentive program

2024	•Increased emphasis on financial metrics and the TSR metric under the annual incentive plan to 80% of the annual incentive plan program

Performance-Based Approach in 2023
In 2023, SilverBow’s Compensation Committee, in conjunction with advice from its independent compensation consultant FW Cook, approved a predominantly performance-based compensation program design with long-term incentives delivered exclusively in the form of equity awards, emphasizing at-risk variable equity incentives that deliver value only if the Company achieves rigorous preset financial and strategic or stock price

2024 Proxy Statement	SilverBow Resources, Inc. | 43

performance. Carrying this program forward into 2023 was a testament to the ongoing commitment to the pay-for-performance compensation strength of the Company’s financial and operational performance, following several years in which the Compensation Committee had been conscious of managing equity dilution in a lower stock price environment.
Incentivizing our Strong Executive Team to Create Shareholder Value and Deliver Solid Results in 2023
SilverBow’s compensation program is built to incentivize its NEOs in a competitive business environment to focus on delivering strong operational and financial results that position the Company to unlock shareholder value. In 2023, such value creation was built on the fundamentals of building a scaled and durable portfolio, driving corporate efficiencies and enhancing margins, protecting and strengthening the balance sheet and delivering profitable growth. SilverBow successfully deepened its inventory by completing the transformative acquisition of certain oil and gas assets in South Texas from Chesapeake Energy Corporation (the “South Texas Acquisition”), and further diversified its portfolio through additional leasing and Austin Chalk locations in 2023. Through the year, the SilverBow management team used the Company’s low-cost platform to achieve additional efficiencies in drilling and completions, thereby improving returns. The SilverBow team posted strong financial and operating results while protecting liquidity and generating free cash flow. Over the course of the year, SilverBow also continued its focus on ESG initiatives. The Company published its inaugural Sustainability Report in 2023. In addition, we were recognized as one of Houston’s Top Workplaces by the Houston Chronicle for the fourth year in a row.
SilverBow’s 2023 highlights positioning the Company for 2024 are listed below:

INCREASED PORTFOLIO DURABILITY AND SCALE

- Eagle Ford Leader: 220,000 net acres and ~89 MBoe/d[1]
- Transformative South Texas acquisition deepened inventory to 10+ years
- Portfolio provides commodity diversification and capital flexibility

DROVE EFFICIENCIES AND ENHANCED MARGINS

- 13% increase year-over-year in drilled feet per day
- Peer leading EBITDA margin and G&A per unit
- Proven operator driving enhanced results on acquired assets

PROTECTED BALANCE SHEET

- Exited 2023 with ~$480 million in liquidity, up >100% year-over-year
- 4th consecutive year of free cash flow[2] generation
- Leverage target of <1.0x
- 2024 cash flow protected through attractive hedge position

DELIVERED PROFITABLE AND SUSTAINABLE GROWTH

- Average 3-Year ROCE[3] (2021-2023) of 21%
- Significantly increased EBITDA Margin ($/Boe), FCF[2] and production since 2020 through acquisitions and organic drilling program
- Reduced 2024 capital allocated to dry gas given volatile pricing
- Published inaugural Sustainability Report in May 2023

_______________________________
(1)    Midpoint of full year 2024 production guidance.
(2)    Free Cash Flow (“FCF”) is a non-GAAP measure. Please refer to Appendix E of this proxy statement for a reconciliation of FCF to net income (loss).
(3)    Return on Capital Employed (“ROCE”) is a non-GAAP measure. Please see Appendix E to this proxy statement for the calculation of ROCE and a reconciliation to net income (loss).

44 | SilverBow Resources, Inc.	2024 Proxy Statement

Historical Shareholder Support for Say-on-Pay
Historically, the Company has received very favorable support of our say-on-pay approval as evidenced by our 2021 and 2022 annual meetings of shareholders, where 98% and 99% of our shareholders, respectively, voted in favor of our executive compensation programs. Valuing the voice of our shareholders, our executive compensation program largely remained the same in 2023. We received approximately 76% shareholder support for our say-on-pay proposal at our 2023 annual meeting, primarily due to two shareholders, having approximately 14.5% and 8.2%, respectively, of record date ownership for the 2023 vote, voting against the 2023 say-on-pay proposal. Despite continued and active engagement by the Company, these two shareholders are pursuing alternative agendas, including a potential acquisition of the Company, which acquisition the Board has determined is not in the best interest of all of our other shareholders as presented; notwithstanding, the Company and Board remain open to a strategic transaction or acquisition that it determines is in the best interest of all of the Company’s shareholders. During SilverBow’s recent outreach and communications with shareholders, SilverBow has actively solicited feedback and no other shareholder expressed dissatisfaction with the Company’s executive compensation program. Further, the Compensation Committee and the Company’s independent compensation consultant reviewed the lower-than-expected 2023 say-on-pay vote and did not find any structural or market inconsistencies with the 2023 executive compensation program. The Compensation Committee also considered that if the vote of the two dissident shareholders were excluded then the level of 2023 shareholder support would have been approximately 99%, and in line with the high levels of support seen in prior years. Following this review, the Compensation Committee determined that no material changes to our compensation program or policies were warranted as a result of our say-on-pay vote at our 2023 annual meeting.

2024 Proxy Statement	SilverBow Resources, Inc. | 45

Overview of Compensation Program
Compensation Philosophy and Elements
In 2023, SilverBow’s executive compensation program was built on the following objectives:

Compensation Foundational Objectives		How We Accomplish These Objectives
Attract and retain top industry talent	•	Benchmark compensation against industry competitors for executive talent
	•	Provide a competitive compensation package that generally targets between the market median and 75th percentile for target total direct compensation
	•	Grant long-term incentives that vest over multiple years comprised of PSUs and RSUs
Emphasize pay for performance	•	A substantial majority of executive compensation is delivered in the form of variable, at-risk compensation
	•	Payouts under our annual incentive cash bonus program are based on a formulaic scorecard with pre-established bonus metrics
	•	A meaningful portion of our ongoing long-term incentive program is targeted to be delivered in the form of performance-based long-term incentives such as PSUs
Align executive compensation with the creation of shareholder value	•	The largest portion of executive compensation is delivered in the form of long-term, multi-year, equity-based awards, designed to align with the Company’s strategic priorities
	•	Payouts under our PSUs (and a portion of the annual cash bonus program) are based on the Company’s TSR performance on a relative and absolute basis to peers; in the event of negative TSR, payouts under the PSUs (and a portion of the annual cash program) are capped at target
	•	The performance metrics under our annual incentive cash bonus program align with our key business objectives, which we believe promote the creation of shareholder value
Consistent with the prior year program design, the Compensation Committee, with the advice of our independent compensation consultant, FW Cook, approved a compensation program around the compensation elements described in the table below for 2023. Because we are a company built on a long-term strategy of creating shareholder value and delivering profitable growth, the largest element of our program, long-term equity incentives, have been designed to attract and retain our NEOs.

46 | SilverBow Resources, Inc.	2024 Proxy Statement

Component		Type of Payment/Benefit		Purpose
Base Salary	•	Fixed cash payment to NEO, generally eligible for annual increase	•	Designed to be competitive with comparable companies
			•	Attract and retain talent
Annual Incentive Cash Bonus	•	Annual cash payments based on performance	•	Pay for performance tied to success in achieving key performance indicators (“KPIs”)
			•	Reward for executing 2023 objectives
Long-Term Equity Incentives	•	PSUs	•	Represent the largest portion of an NEO’s compensation
	•	RSUs	•	Create strong link between executives’ and shareholders’ long-term interests
			•	Pays for performance on strategic objectives, bringing value to shareholders
			•	Serves as a strong attraction and retention mechanism
Given our pay-for-performance philosophy, SilverBow’s compensation program has been designed to consistently place at-risk a substantial portion of our NEOs’ compensation, much of which is dependent upon the performance of our stock. The significant majority of our NEOs’ 2023 compensation was in the form of short-term and long-term incentive-based compensation. This design ensures accountability to our shareholders given the strong correlation between pay realized by our NEOs and the Company creating value for our shareholders. The below chart shows the target total direct compensation for our NEOs for 2023 and the majority of which is at-risk and performance-based.

2024 Proxy Statement	SilverBow Resources, Inc. | 47

Compensation Governance
The Compensation Committee is focused on creating a best-in-class executive compensation program. In order to accomplish this, we incorporate the compensation practices and avoid the compensation pitfalls outlined below.

What We Do		What We Do Not Do
✓	Pay for performance – the majority of pay is at risk and based on Company performance	☒	Provide excise tax gross-ups to executives
✓	Balance short-term and long-term performance in our compensation programs	☒	Allow backdating or repricing of stock options without shareholder approval
✓	Retain an independent compensation consultant whose independence is reviewed annually	☒	Allow “single trigger” cash payments upon a change-in-control
✓	Maintain robust stock ownership requirements for our directors and executive officers	☒	Provide excessive perquisites
✓	Conduct an annual say-on-pay advisory vote	☒	Allow for hedging or pledging of Company stock
✓	Maintain a clawback policy providing for the recoupment of incentive-based compensation in the event of a covered financial restatement	☒	Provide supplemental retirement benefits for executive officers
2023 NEO Compensation
Elements making up the compensation package for our NEOs in 2023 are further detailed below along with the reasoning and basis for the approved compensation decisions. The actual amounts earned or granted in 2023 are reflected in “Summary Compensation Table” of this proxy statement.
2023 Base Salary
Each of our NEOs received a base level of income, which is set based on the individual’s responsibility, performance and career experience along with the current market conditions. FW Cook provided our Compensation Committee with market data on the base salaries of similarly situated officers at members of our 2023 compensation peer group and the recommended base compensation appropriate to retain our NEOs and their leadership and expertise, particularly in a competitive industry and location for such talent. (Please refer to “Process for Administering our Compensation Programs-Role of Industry Peer Groups” in this CD&A for more information on our 2023 peer groups.) Below are the base salaries for each NEO as in effect on December 31, 2022 and December 31, 2023. Base salaries for each NEO were increased by approximately 5% after considering market data and the overall competitive environment.

Named Executive Officer	2022 Base Salary	2023 Base Salary	% Change
Sean Woolverton, CEO	$590,000	$620,000	5.1%
Chris Abundis, EVP, CFO & GC	$400,000	$420,000	5.0%
Steve Adam, EVP & COO	$420,000	$440,000	4.8%
2023 Annual Incentive Cash Bonus
Similar to base salaries, the annual incentive cash bonus targets for our NEOs were set at the levels listed below by the Compensation Committee after reviewing market data for our 2023 compensation peer group. These targets, as a percentage of base salary, were unchanged from 2022 levels for Messrs. Woolverton and Adam, but increased from 80% to 85% for Mr. Abundis after a review of market data and in recognition of his dual roles of both CFO and GC.

Named Executive Officer	2022 Target Bonus (% of Base Salary)	2023 Target Bonus (% of Base Salary)	% Change
Sean Woolverton, CEO	100%	100%	0%
Chris Abundis, EVP, CFO & GC	80%	85%	6.3%
Steve Adam, EVP & COO	85%	85%	0%
Our cash incentive compensation program for 2023 was approved by the Compensation Committee and the Board in February 2023. The threshold, target and stretch ranges for the KPIs were also set at that time

48 | SilverBow Resources, Inc.	2024 Proxy Statement

based on our annual budget for 2023. As such ranges were based upon our annual 2023 budget, the target and other levels set were a function of the Company’s specific plans for the year, the then-current commodity price environment and an anticipated shift to greater oil production in 2023. As a result, performance targets may not be comparable to prior year targets, which were set based on anticipated production mixes and commodity prices in prior years.

On November 30, 2023, the Company closed the South Texas Acquisition. In recent years, the Board and Compensation Committee have approved revised budgets and adjusted KPIs mid-year to recognize material asset acquisitions and their impact on the Company’s annual budget and KPIs. However, the Board and Compensation Committee determined it was appropriate to leave the 2023 KPIs unchanged and exclude the impact of the acquisition from the financial results, given the late fourth quarter closing coupled with the fact that the benefits of the South Texas Acquisition were recognized in the achievement of the Strategic Goal KPI.
The Compensation Committee included a KPI metric covering strategic initiatives aimed at adding high rate of return locations through cost effective organic evaluations, A&D and leasing. The strategic goal also focused on balance sheet optimization to enhance liquidity and reduce utilization of the Company’s credit facility. The high weighting of the strategic goal emphasized the importance of building value for our shareholders and growing our portfolio, all while doing so in a financially and environmentally prudent manner. In assessing the achievement of these strategic objectives, the Compensation Committee considered that management: (i) added approximately 300 gross locations through the South Texas Acquisition; (ii) added more than 50 gross locations through leasing and additional Austin Chalk area tests; (iii) increased year-end 2023 liquidity to $479 million; (iv) raised $350 million of incremental Second Lien notes and extended maturity by two years; (v) received net proceeds of $97 million from the Company’s September 2023 follow-on equity offering; and (vi) decreased year-end RBL (credit agreement) utilization to 60% at December 31, 2023 as compared to 70% at year-end 2022.
The Compensation Committee also approved ESG-focused metrics for our 2023 annual incentive plan, built upon the Company’s non-financial drivers of shareholder value, including performance metrics such as total recordable incident rate (“TRIR”) and safety tracking. In determining the ESG scalar, the Compensation Committee considered a 50% weighting allocated to the Company’s TRIR and a 50% weighting attributable to the progress against the Company’s sustainability priorities for the year. The Company’s TRIR is a key internal measure of our annual safety performance. To ensure the rigor of our annual targets, the Committee aligned them with our safety organization’s goals for our performance. The sustainability metric was designed to incentivize (i) the furtherance and development of a comprehensive Company-wide sustainability platform that helped align corporate responsibility and operational plans; (iii) the publishing of the Company’s inaugural 2022 Sustainability Report in May 2023 which significantly expanded on the ESG disclosure and Company efforts from the fiscal year 2021 disclosure report released in December 2022; and (iii) the addition of new programs to more efficiently track safety events, spills, emissions and other sustainability metrics.

The KPIs for 2023 are shown below. Incentive cash bonuses for 2023 for all of our employees, including our NEOs, were earned based on the following performance matrix:
2023 KPIs

	Production (MMcfe/d)(1)	Total Operating Expenses ($/Mcfe)(2)	Free Cash Flow ($MM)(3)	D&C Capex Returns (ROR%)(4)	TSR(5)	Strategic Goals(6)		Scorecard Payout		ESG Scalar(7)		Overall 2023 KPI Bonus Payout
Weighting	10.0%	15.0%	20.0%	20.0%	10.0%	25.0%				0.9 - 1.1

Threshold	300	$1.78	$0.0	30.0%
Target	332	$1.57	$10.0	58.0%
Stretch	345	$1.49	$40.0	78.0%

SilverBow 2023 Performance	340	$1.56	$36.9	58%

Payout	16.2%	17.1%	37.9%	20.0%	9.8%	50.0%	=	151%	x	1.04	=	157%
_______________________________
(1)    Production is based on annual net sales during the performance period and measured in one million cubic feet of natural gas equivalents per day (“MMcfe/d”). For 2023, actual Production was 340 MMcfe/d, which was between the target and stretch levels and yielded an 16.2% payout.

2024 Proxy Statement	SilverBow Resources, Inc. | 49

(2)    Total Operating Expenses are comprised of: lease operating expenses, transportation and production expenses, production taxes and cash general and administrative expenses. The Company’s actual Total Operating Expenses for 2023 were $1.56/Mcfe, which provided for achievement between the target and stretch levels and yielded a 17.1% payout for this metric.
(3)    Free Cash Flow is a non-GAAP measure. Free Cash Flow is calculated as net income (loss) plus (less) depreciation, depletion and amortization, accretion of asset retirement obligations, interest expense, impairment of oil and natural gas properties, net losses (gains) on commodity derivative contracts, amounts collected (paid) for commodity derivative contracts held to settlement, income tax expense (benefit), and share-based compensation expense (Adjusted EBITDA, which is a non-GAAP Measure); plus (less) monetized derivative contracts, cash interest expense, capital expenditures and current income tax (expense) benefit. For a reconciliation of Free Cash Flow to net income (loss) and for the calculation of Adjusted EBITDA and a reconciliation to net income (loss), please see Appendix E of this proxy statement. Actual Free Cash Flow for the 2023 fiscal year was $36.9 million, which was between the target and stretch levels and yielded a 37.9% payout.
(4)    Drilling and completion (“D&C”) capex returns is a measure of the rate of return (“ROR”) on the wells brought online during the program year. The well set excludes any exploration or portfolio expansion tests and only wells with a first sales date in the program year are considered. The calculation is based on well performance estimation and capital associated with mobilization, location, drilling, completion and hook-up as well as other operating costs, taxes and marketing expenses. The Company’s actual ROR was 58% for 2023, which was at the target level and yielded a 20.0% payout. The price deck used for the KPI D&C ROR as shown above was $75.00/Bbl for oil, $3.50/MMBtu for gas and 30% of West Texas Intermediate pricing for natural gas liquids.
(5)    TSR is measured at the intersection of the Company’s absolute total shareholder return and its relative total shareholder return compared to the Company’s 2023 performance peer group based on the matrix below and as described later in this CD&A (please refer to the “Process for Administering our Compensation Programs-Role of Industry Peer Groups”). The Company finished at approximately the 60th percentile of its peers, on a relative TSR basis, which was 2% on an absolute TSR basis and yielded a 9.8% payout based on the below matrix.

@	Absolute TSR
Relative TSR	<0%	0% - 10%	>10% - 20%	>20%
≥90th	75%	125%	150%	200%
50th	50%	90%	100%	125%
25th	25%	50%	50%	75%
≤25th	0%	0%	0%	0%

(6)    The Strategic Goals for 2023 focused on the Company’s portfolio expansion, with the primary objective to add high ROR locations through organic evaluations, acquisition and divestiture and leasing activity. Additionally, the Strategic Goals also included balance sheet optimization for the Company to enhance liquidity. Given the Company’s portfolio expansion efforts and addition of 300 gross high rate of return locations through the South Texas Acquisition, greater than 50 gross locations through leasing activity and Austin Chalk testing, along with SilverBow’s ability to optimize its balance sheet and enhance liquidity, raising $350 million of incremental Second Lien notes, raising net proceeds of $97 million through a follow-on equity offering and decreased credit facility utilization, the Compensation Committee approved a payout of 50% for this KPI.
(7)    The Company’s scalar focused on ESG metrics for 2023 consisted of both a health and safety component and an environmental, social and governance program component. The first element was the Company’s Health, Safety & Environmental TRIR, an OSHA indicator that measures a company’s total recordable incident rate, which represented 50% of the metric. The Company had a 0.21 TRIR for 2023. Consistent with best practice, the Company tracks both employee and contractor hours in its TRIR. The second part was the overall sustainability program initiatives which similarly represented 50% of the overall metric. The Compensation Committee ultimately approved a 1.04 multiplier, slightly above target, to the overall KPI cash bonus payout based upon the foregoing and the Company’s strong progress in its sustainability efforts in 2023 including: publishing of an inaugural Sustainability Report in 2023 which exponentially expanded the Company’s initial ESG disclosures from December 2022, additional programs implemented to track safety events, spill emissions and other ESG metrics, along with governance improvements.

Performance at or above the threshold level on any metric resulted in computing the linearly interpolated results achieved for such given metric. Each metric under the KPIs was intended to incentivize eligible employees to achieve near-term operational and financial objectives critical to building the groundwork for our overall long-term mission and business goals. For 2023, these goals continued to focus on growing our production and developing and expanding our portfolio, all while optimizing costs and operating in a sustainable and safe manner, with ESG as a continuous focal point, in order to position the Company as the Eagle Ford operator of choice. Our performance results and successful acquisition of the Chesapeake assets, along with our commitment to financial discipline, enabled us to grow further, benefit from additional scale efficiencies and achieve long-term success in the Eagle Ford Shale and Austin Chalk in South Texas.
In 2023, the Company achieved target or above performance on six out of seven of its KPIs and between threshold and target on one KPI. Accordingly, based on such performance, the Compensation Committee and the Board approved a 157% payout of each employee’s target bonus (including all NEOs) for 2023. As a result, our NEOs received bonus payouts for 2023 under this program (paid in the first quarter of 2024) in the following amounts:

50 | SilverBow Resources, Inc.	2024 Proxy Statement

Named Executive Officer	2023 Target Bonus	2023 Actual Bonus	Payout (as a % of Target)
Sean Woolverton, CEO	$620,000	$973,400	157%
Chris Abundis, EVP, CFO & GC	$357,000	$560,490	157%
Steve Adam, EVP & COO	$374,000	$587,180	157%

2023 Long-Term Incentives
2023 Long-Term Incentive Targets
In 2023, we continued utilizing a combination of RSUs and PSUs for our long-term incentives. Upon the recommendation of FW Cook and based on peer benchmarking for such positions (including Mr. Abundis’ dual role as CFO and GC), the Board and Compensation Committee approved the following increased long-term incentive targets, as a percentage of base salary for each NEO. These changes were designed to better position our NEO’s target values close to the median of those of our peers with comparable performance results:

Named Executive Officer	2022 LTI Target (%)	2023 LTI Target (%)	% Change
Sean Woolverton, CEO	400%	425%	6.3%
Chris Abundis, EVP, CFO & GC	200%	250%	25.0%
Steve Adam, EVP & COO	250%	275%	10.0%
2023 PSUs and RSUs
SilverBow awarded long-term incentives in the form of performance-based PSUs (representing 65% of the total award) that cliff vest based on performance over a three-year performance period and time-based RSUs (representing 35% of the total award) vesting ratably over three years. The long-term incentive program emphasized the Company’s pay-for-performance philosophy and align executive and shareholder interests as the Company’s stock price will determine the value of the PSUs and RSUs. The higher weighting of the PSUs furthered the Company’s pay-for-performance philosophy, as the value of the PSU award will be based on a payout percentage set forth at the intersection of the Company’s compound annual growth rate of its absolute total shareholder return and its relative total shareholder return ranking compared to its performance group, and further described under the “Role of Industry Peer Groups” below (“2023 PSUs”). With the advice of FW Cook, the Compensation Committee and the Board approved the TSR matrix performance goal outlined below for the 2023 PSUs, which consists of both absolute TSR and relative TSR, to emphasize the importance of both absolute shareholder value creation and outperformance relative to peers.

	Absolute TSR (CAGR)
Relative TSR	<0%	0% - 10%	>10% - 20%	>20%
≥90th	75%	125%	150%	200%
50th	50%	90%	100%	125%
25th	25%	50%	50%	75%
≤25th	0%	0%	0%	0%

2024 Proxy Statement	SilverBow Resources, Inc. | 51

Value of Long-Term Incentives
The following chart illustrates the value of the long-term incentives granted in 2023.

	Notional Long-Term Incentive Target		2023 Annual Long-Term Incentive Grants
	LTI Target (% of Base Salary)	Target LTI Value	Total PSUs Granted	Grant Date Value of Target PSUs	Total RSUs Granted	Grant Date Value of RSUs	Grant Date Value of LTI
Named Executive Officer		($)(1)	(#)	($)(2)	(#)	($)(3)	($)(1)
Sean Woolverton, CEO	425%	$2,635,000	65,000	$2,026,700	35,000	$800,800	$2,827,500
Chris Abundis, EVP, CFO & GC	250%	$1,050,000	25,901	$807,593	13,947	$319,107	$1,126,700
Steve Adam, EVP & COO	275%	$1,210,000	29,848	$930,661	16,072	$367,727	$1,298,388
_______________________________
(1)    As shown in the chart above, the grant date value differed from the target value for our 2023 long-term incentives given that target values were converted to a number of units using the January 2023 value weighted average price ($26.35), whereas the grant date value of such awards is based on the accounting value of the grants calculated in accordance with FASB ASC Topic 718.
(2)    The PSUs were designed to be 65% of the total long-term incentive compensation value as described in the CD&A. The grant date fair value of the PSU awards was calculated in accordance with FASB ASC Topic 718, using a $31.18 per share price on the date of grant (February 22, 2023).
(3)    The grant date value of the RSUs is based on the $22.88 closing share price on the date of grant (February 22, 2023). The RSUs were designed to be 35% of the total long-term incentive compensation value as described in the CD&A.
Process for Administering our Compensation Programs
In administering our executive compensation program, the Compensation Committee considers many factors, including input from FW Cook, the results of our shareholder advisory vote on executive compensation and industry peer group market data.
Role of Independent Compensation Consultant
The Compensation Committee retains an independent executive compensation consultant, FW Cook, to assist in the development and assessment of our compensation programs and policies. A representative from FW Cook regularly attends Compensation Committee meetings, meets with the Compensation Committee without management present and provides analysis and advice on executive and director compensation levels and plan designs. At the request of the Compensation Committee, the compensation consultant also prepares its own compensation analyses.
FW Cook has served as our independent executive compensation consultant since October 2017. FW Cook reports directly to our Compensation Committee, and the work of FW Cook in 2023 raised no conflicts under Regulation S-K Item 407(e) or the Company’s Conflict of Interest Policy.
Role of Industry Peer Groups
To be successful in recruiting and retaining top talent in the highly competitive oil and gas industry in Houston, Texas, we believe it is necessary and appropriate to benchmark our executive compensation against that of our relevant peers. In 2023, the Compensation Committee approved two different peer groups to be utilized for (i) compensation benchmarking and (ii) performance benchmarking in assessing our TSR performance on our 2023 KPIs and 2023 PSU awards. These groups included an adequate number of peers to account for business combinations, asset sales, change of focus and other transactions that could cause peer companies to no longer exist or no longer be comparable, while providing a broader spectrum of peers given limited public companies of our size operating in the Eagle Ford shale area. Peers were selected based on the following criteria: size, operations and general appropriateness of other potential exploration and production companies from both a compensation perspective and a stock performance perspective.

52 | SilverBow Resources, Inc.	2024 Proxy Statement

The Compensation Committee, with the advice of FW Cook, annually reviews our compensation peer groups for any appropriate changes. Based on such review, the Compensation Committee, with the assistance of FW Cook and our management, selected the Peer Group listed below for 2023 compensation benchmarking.
2023 Compensation Peer Group

Amplify Energy Battalion Oil Berry Corporation Earthstone Energy Kosmos Energy	Laredo Petroleum Permian Resources Ranger Oil Ring Energy	SandRidge Energy Talos Energy VAALCO Energy W&T Offshore
The Compensation Committee, with the assistance of FW Cook and our management, selected the Peer Group listed below for 2023 TSR performance benchmarking for the Company’s 2023 KPIs and 2023 PSU awards. For 2023, the Compensation Committee added a number of companies (Berry Corporation, California Resources Corp., Civitas Resources, Riley Exploration and Vital Energy) that reflect greater alignment in size and strategic growth strategies with SilverBow’s size and strategies, and removed Antero Resources and EQT Corporation due to their dry gas focus, all while maintaining a varied group of competitive peers. The Company included additional indices including the S&P 500 Index, S&P Oil and Gas E&P Index and Russell 2000 Small-Cap Index as Performance Peer Group members to expand its performance peer group to include a broader index to highlight the importance of competing for investors across the broader market in addition to the energy sector.
2023 Performance Peer Group

Amplify Energy Battalion Oil Berry Corporation California Resources Corp. Callon Petroleum Civitas Resources CNX Resources Comstock Resources	Crescent Energy Earthstone Energy Gulfport Energy Magnolia Oil & Gas Range Resources Ranger Oil Riley Exploration Ring Energy	Russell 2000 Small-Cap Index SandRidge Energy S&P 500 Index S&P Oil and Gas E&P Index SM Energy Southwestern Energy Vital Energy
Other Compensation Related Policies
Stock Ownership Requirements
To further align senior management’s and our shareholders’ interests with respect to long-term growth, our NEO’s employment agreements all contain equity ownership requirements. Under their respective employment agreements, Messrs. Woolverton and Adam were required to make an equity investment in the Company during their first year of employment, which Messrs. Woolverton and Adam both satisfied via 10b5-1 trading plans. Similarly, pursuant to their respective employment agreements, our NEOs are prohibited from selling shares or otherwise transferring the Company’s equity unless they maintain ownership of Company equity with an aggregate value of a multiple of the NEO’s annual base salary, which threshold must be maintained with any subsequent transfers. These restrictions do not apply to any sales of shares intended to satisfy applicable tax withholding obligations in connection with the exercise, vesting or settlement of equity awards under the Company’s equity plans. The required equity investment and continued ownership levels are shown below. As depicted in the “Security Ownership of the Board and Management” table earlier in this proxy statement, our NEOs’ ownership significantly exceeds their respective stock ownership requirements.

Position	Required Initial Equity Investment	Ownership Requirement
Sean Woolverton, CEO	$300,000 to $500,000	3x annual base salary
Chris Abundis, EVP, CFO & GC	n/a	2x annual base salary
Steve Adam, EVP & COO	$150,000 to $200,000	3x annual base salary
Policy on Hedging and Pledging Company Stock
Our Insider Trading Policy is applicable to all Board members, officers and employees and prohibits short sales of the Company’s securities. Under such policy, Board members, officers and employees may not enter into

2024 Proxy Statement	SilverBow Resources, Inc. | 53

any hedging or monetization transactions or similar transactions, including but not limited to zero-cost collars or forward sale contracts involving Company stock. While not specifically stated in the policy, in practice, this includes a prohibition on variable forward contracts, equity swaps, collars and exchange funds. The Insider Trading Policy also prohibits transactions in publicly traded options, such as puts, calls and other derivative securities (other than those granted under the Company’s equity plans), involving the Company’s securities. The policy also prohibits Board members, officers and employees from directing their designees, or other persons under such individual’s control or influence, to indirectly undertake transactions that would be prohibited under the policy if undertaken directly. Furthermore, our Insider Trading Policy provides that the Company’s directors and NEOs may not hold Company securities in a margin account or pledge the Company’s stock as collateral for a loan.
Clawback Policy
The Company adopted a clawback policy on October 25, 2023, applicable with respect to compensation granted, earned or vested on or after October 2, 2023, that complies with the final NYSE listing standards implementing the requirements of the Exchange Act Rule 10D-1 (“Clawback Policy”). The Clawback Policy provides for the recoupment of incentive-based compensation for our NEOs in the event the Company is required to prepare an accounting restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws (including any such correction that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period).

The foregoing summary of the Clawback Policy is qualified in its entirety by reference to the full text of the Clawback Policy, which is included as Exhibit 97 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Compensation Policies and Practices as They Relate to Risk Management
In accordance with the requirements of Regulation S-K, Item 402(s), to the extent that risks may arise from the Company’s compensation policies and practices that are reasonably likely to have a material adverse effect on the Company, we are required to discuss those policies and practices for compensating the employees of the Company (including employees that are not NEOs) as they relate to the Company’s risk management practices and the possibility of incentivizing risk taking. We have determined that the compensation policies and practices established with respect to the Company’s employees are not reasonably likely to have a material adverse effect on the Company and, therefore, no such disclosure is necessary.
Compensation Committee Report
The Compensation Committee reviewed and discussed the above CD&A with management. Based upon this review, the related discussions and other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement to be delivered to shareholders of SilverBow and incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

COMPENSATION COMMITTEE Christoph O. Majeske[1] Gabriel L. Ellisor Jennifer M. Grigsby Charles W. Wampler
_______________________________
(1)    Mr. Majeske served as Chair of the Compensation Committee until March 27, 2024, the date of his resignation from the Board. He was part of the Compensation Committee that recommended to the Board that the CD&A be included in this proxy statement and delivered to shareholders prior to his resignation.

54 | SilverBow Resources, Inc.	2024 Proxy Statement

Summary Compensation Table
The following table sets forth certain summary information regarding compensation paid or accrued by the Company to or on behalf of our NEOs for the fiscal years ended December 31, 2021, 2022 and 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(g)	(i)	(j)
Sean C. Woolverton	2023	$613,750	$1,132,800	$2,827,500	$973,400	$24,271	$5,571,721
Chief Executive Officer and Director	2022	$590,000	$—	$3,386,958	$826,000	$19,500	$4,822,458
	2021	$590,000	$377,600	$1,205,045	$1,162,300	$18,600	$3,353,545
Christopher M. Abundis	2023	$415,833	$355,200	$1,126,700	$560,490	$23,700	$2,481,923
Executive Vice President, Chief Financial Officer and General Counsel	2022	$391,250	$—	$1,148,105	$448,000	$19,500	$2,006,855
	2021	$370,000	$118,400	$377,855	$546,675	$18,600	$1,431,530

Steven W. Adam	2023	$435,833	$504,000	$1,298,388	$587,180	$24,300	$2,849,701
Executive Vice President and Chief Operating Officer	2022	$420,000	$—	$1,506,894	$499,800	$18,300	$2,444,994
	2021	$420,000	$168,000	$536,137	$703,290	$17,400	$1,844,827

_______________________________

(1)    For 2023, the amounts in column (d) reflect the amounts paid in early 2023 pursuant to the 2021 time-based cash incentive awards granted in 2021 that were subject to two-year cliff vesting (“2021 Cash Incentive Award”). The 2021 Cash Incentive Awards were originally granted in early 2021 in lieu of stock awards that year to prevent excessive share dilution in a lower price environment. Long-term, time-based cash awards are no longer utilized under the Company’s current compensation program described in the “Compensation and Analysis” section of this proxy statement.
(2)    For 2023, column (e) is comprised of both time-based RSUs and PSUs, and the amounts in column (e) reflect the aggregate grant date fair value of such awards as computed in accordance with FASB ASC Topic 718.
(3)    Amounts in column (g) for 2023 reflect amounts earned under the Company’s annual cash incentive bonus program based on the achievement of KPIs during 2023. Such awards were paid in the first quarter of 2024.
(4)    Includes the following: (i) savings plan contributions for each of Messrs. Woolverton and Adam of $23,100 and for Mr. Abundis of $22,500; and (ii) wellness-related expense reimbursements under the Company’s Wellness Expense Reimbursement Policy, as available to all employees, for Mr. Woolverton of $1,171 and for each of Messrs. Abundis and Adam $1,200.

2024 Proxy Statement	SilverBow Resources, Inc. | 55

Supplemental Summary Compensation Table
SEC disclosure rules require that we report the full value of time-based cash awards in the year that they were paid, even in instances where a grant was made in a prior year in lieu of an equity award for such year. In contrast, SEC disclosure rules require that we report the full value of equity awards in the year in which they were granted. As described in the CD&A and in the above Summary Compensation Table under footnote one, the 2021 Cash Incentive Awards were granted in 2021 in lieu of certain stock awards to prevent excessive share dilution in a lower price environment. The intent of these cash awards was to serve as a part of our NEOs’ long-term compensation in 2021. In accordance with SEC disclosure rules, the 2021 Cash Incentive Awards are not included as 2021 compensation in the Summary Compensation Table. Instead, they are included as 2023 compensation in the year of their vesting. The 2023 Summary Compensation Table above, therefore, does not provide what the Company believes is an accurate representation of our compensation decisions with respect to either our 2021 or 2023 compensation programs and does not allow for a meaningful comparison of year-over-year changes in our executive compensation. The Compensation Committee believes that it is important to evaluate our compensation programs considering long-term incentive grants as and when made, regardless of whether such awards settle in cash or shares, and is providing the below supplemental Summary Compensation Table for this reason. This Supplemental Summary Compensation Table simply moves the 2021 Cash Award to 2021 compensation.

Name	Year	Salary ($)	Bonus ($)	Long-Term Incentive Awards ($)	Annual Cash Bonus Awards ($)	All Other Compensation ($)	Total ($)
Sean C. Woolverton	2023	$613,750		$2,827,500	$973,400	$24,271	$4,438,921
	2022	$590,000		$3,386,958	$826,000	$19,500	$4,822,458
	2021	$590,000	$377,600	$2,337,845	$1,162,300	$18,600	$4,486,345
Christopher M. Abundis	2023	$415,833		$1,126,700	$560,490	$23,700	$2,126,723
	2022	$391,250		$1,148,105	$448,000	$19,500	$2,006,855
	2021	$370,000	$118,400	$733,055	$546,675	$18,600	$1,786,730
Steven W. Adam	2023	$435,833		$1,298,388	$587,180	$24,300	$2,345,701
	2022	$420,000		$1,506,894	$499,800	$18,300	$2,444,994
	2021	$420,000	$168,000	$1,040,137	$703,290	$17,400	$2,348,827

56 | SilverBow Resources, Inc.	2024 Proxy Statement

Grants of Plan-Based Awards
The following table sets forth certain information with respect to the equity awards granted during the year ended December 31, 2023, to each of our NEOs:

Name and Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
Sean C. Woolverton
KPIs		$—	$620,000	$1,240,000
PSUs	2/22/2023				—	65,000	130,000		$2,026,700
RSUs	2/22/2023							35,000	$800,800
Christopher M. Abundis
KPIs		$—	$357,000	$714,000
PSUs	2/22/2023				—	25,901	51,802		$807,593
RSUs	2/22/2023							13,947	$319,107
Steven W. Adam
KPIs		$—	$374,000	$748,000
PSUs	2/22/2023				—	29,848	59,696		$930,661
RSUs	2/22/2023							16,072	$367,727
_______________________________
(1)    Under the Company’s 2023 cash incentive bonus program, payment for threshold performance is indeterminable as it would yield anywhere between $0 and the target payout amount disclosed for each NEO above. The Company’s 2023 KPI achievement yielded a 157% of target payout for our NEOs’ actual cash incentive bonus as follows: Mr. Woolverton - $973,400; Mr. Abundis - $560,490; and Mr. Adam $587,180. Refer to “Compensation Discussion and Analysis” and “Summary Compensation Table” of this proxy statement for more information on actual 2023 Company performance and the cash bonus incentive program. The maximum payout level under the Company’s stretch level of its KPIs would be 200% of an NEO’s target, as illustrated above.
(2)    Amounts shown represent a range of the potential number of shares that may be earned pursuant to the PSUs granted under the SilverBow Resources, Inc. 2016 Equity Incentive Plan with a performance period ending December 31, 2025. Payment for threshold performance is indeterminable as it would yield anywhere between zero shares and the target number of shares disclosed for each NEO above. The maximum number of shares that may be earned is equal to 200% of an NEO’s target as illustrated above.
(3)    Amounts shown for PSUs and RSUs represent the fair value, as determined under FASB ASC Topic 718 of the awards based on the grant date fair value. Amounts are shown above at the target level of payout (100%) for the PSUs.

2024 Proxy Statement	SilverBow Resources, Inc. | 57

Outstanding Equity Awards at December 31, 2023
The following table includes certain information about equity awards outstanding as of December 31, 2023, for each of our NEOs:

	Option Awards				Stock Awards
Name and Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(e)	(f)	(g)		(h)		(i)		(j)

Sean C. Woolverton Stock Options
3/1/2017	87,081	—	$29.21	3/1/2027
Restricted Stock Units
2/23/2022					24,573	(1)	$714,583	(2)
2/22/2023					35,000	(1)	$1,017,800	(2)
Performance Stock Units
2/23/2022									136,904	(3)	$3,981,168	(4)
2/22/2023									65,000	(5)	$1,890,200	(6)
Christopher M. Abundis Stock Options
3/22/2017	21,103	—	$26.96	3/22/2027
Restricted Stock Units
2/23/2022					8,330	(1)	$242,236	(2)
2/22/2023					13,947	(1)	$405,579	(2)
Performance Stock Units
2/23/2022									46,408	(3)	$1,349,545	(4)
2/22/2023									25,901	(5)	$753,201	(6)
Steven W. Adam Stock Options
11/6/2017	58,912	—	$21.97	11/6/2027
Restricted Stock Units
2/23/2022					10,933	(1)	$317,932	(2)
2/22/2023					16,072	(1)	$467,374	(2)
Performance Stock Units
2/23/2022									60,910	(3)	$1,771,263	(4)
2/22/2023									29,848	(5)	$867,980	(6)
______________________________
(1)    Restrictions on these RSUs lapse as to one-third of such shares subject to the original grant each year on the first of the month following the anniversary of the grant date, beginning on the first anniversary of the grant date.
(2)    Amount reflects the aggregate market value of unvested RSUs as of the last trading day of 2023, which equals the number of RSUs in column (g) multiplied by the closing price of the Common Stock on December 29, 2023, the last trading day of 2023, which was $29.08.
(3)    These PSUs granted on February 23, 2022 (“2022 PSUs”) have a three-year performance period which ends on December 31 of the third year following the applicable date of grant (December 31, 2024). Under applicable SEC rules, based on performance through the portion of the performance period ending December 31, 2023, the number of unearned shares reported in this column represent 200% of the target number of PSUs granted to each NEO, as of December 31, 2023. This is shown at the maximum payout given performance was tracking above target as of December 31, 2023. These PSUs cliff vest within 60 days of the end of the applicable performance period, subject to the Company’s TSR performance on an absolute and relative basis to our peer group for the 2022 PSU awards and Board and Compensation Committee certification. The number of shares of Common Stock issuable upon vesting range from zero to 200% of the target number of shares.

58 | SilverBow Resources, Inc.	2024 Proxy Statement

(4)    Amount reflects the aggregate market value of unvested PSUs at December 31, 2023, which equals the number of unvested PSUs as shown at 200% of target payout in column (i) multiplied by the closing price of the Common Stock at December 29, 2023, which was $29.08. This is shown at the maximum payout given performance was tracking above target as of December 31, 2023.
(5)    These PSUs granted on February 22, 2023 (“2023 PSUs”) have a three-year performance period which ends on December 31 of the third year following the applicable date of grant (December 31, 2025). These PSUs cliff vest within 60 days of the end of the applicable performance period, subject to the Company’s TSR performance on an absolute and relative basis to our peer group for the 2023 PSU awards and Board and Compensation Committee certification. The number of shares of Common Stock issuable upon vesting range from zero to 200% of the target number of shares, and the amount shown above reflects the target payout amount of 100%. This is shown at target payout given performance was tracking under, but close to, target as of December 31, 2023.
(6)    Amount reflects the aggregate market value of unvested PSUs on December 31, 2023, which equals the number of unvested PSUs as shown at the target payout of 100% in column (i) multiplied by the closing price of the Common Stock at December 29, 2023, which was $29.08. This is shown at target payout given performance was tracking under, but close to, target as of December 31, 2023.
Option Exercises and Stock Vested
The following table includes information on the vesting of RSUs and PSUs for our NEOs during the fiscal year ended December 31, 2023. No stock options were exercised in 2023.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
(a)	(d)	(e)
Sean C. Woolverton	184,828	$4,260,440
Christopher M. Abundis	58,266	$1,343,828
Steven W. Adam	82,232	$1,895,516
_______________________________

(1)	Amount reflects value realized by multiplying the number of RSUs or PSUs that vested by the market value on the underlying shares of Common Stock on the vesting date.
Pension Benefits
We do not currently sponsor or maintain any plans that provide for specified retirement payments or benefits, such as tax-qualified defined benefit plans or supplemental executive retirement plans, for our NEOs.
Nonqualified Deferred Compensation
We do not currently sponsor or maintain any plans that provide for defined contribution or other deferrals of compensation on a basis that is not tax-qualified for our NEOs.

2024 Proxy Statement	SilverBow Resources, Inc. | 59

Potential Payments Upon Termination or Change in Control
The table below and the discussion that follows reflect the amount of compensation payable to each NEO upon termination from the Company under several scenarios assuming such termination was effective December 31, 2023. These amounts are based on a number of assumptions and, as such, the actual amounts to be paid out can only be determined at the time of such NEO’s separation from the Company.
Each NEO has an employment agreement that automatically extends for one year on each anniversary of the agreement. However, each agreement allows for the Company to terminate an NEO at any time with, in general, 60 days’ written notice.

			Award Acceleration
	Cash Payments	Benefit Cost(1)	Stock Options		RSUs		PSUs		Total
Sean C. Woolverton
Death or Disability	$—	$29,273	$—	(2)	$696,524	(3)	$1,953,579	(4)	$2,679,376
Termination by Employee for Good Reason or by Company Without Cause Not in Connection with a Change in Control	$1,860,000	$29,273	$—	(2)	$696,524	(3)	$1,953,579	(4)	$4,539,376
Termination by Employee for Good Reason or by Company Without Cause Following Change in Control(5)	$2,480,000	$29,273	$—	(6)	$1,732,383	(7)	$3,880,784	(8)	$8,122,440
Change in Control with Continued Employment for 6 Months	$—	$—	$—	(9)	$1,732,383	(10)	$3,880,784	(11)	$5,613,167
Christopher M. Abundis
Death or Disability	$—	$29,232	$—	(2)	$256,311	(3)	$699,611	(4)	$985,154
Termination by Employee for Good Reason or by Company Without Cause Not in Connection with a Change in Control	$777,000	$29,232	$—	(2)	$256,311	(3)	$699,611	(4)	$1,762,154
Termination by Employee for Good Reason or by Company Without Cause Following Change in Control(5)	$1,165,500	$29,232	$—	(6)	$647,815	(7)	$1,427,973	(8)	$3,270,520
Change in Control with Continued Employment for 6 Months	$—	$—	$—	(9)	$647,815	(10)	$1,427,973	(11)	$2,075,788
Steven W. Adam
Death or Disability	$—	$20,996	$—	(2)	$314,733	(3)	$878,146	(4)	$1,213,875
Termination by Employee for Good Reason or by Company Without Cause Not in Connection with a Change in Control	$814,000	$20,996	$—	(2)	$314,733	(3)	$878,146	(4)	$2,027,875
Termination by Employee for Good Reason or by Company Without Cause Following Change in Control(5)	$1,221,000	$20,996	$—	(6)	$785,305	(7)	$1,753,611	(8)	$3,780,912
Change in Control with Continued Employment for 6 Months	$—	$—	$—	(9)	$785,305	(10)	$1,753,611	(11)	$2,538,916
_______________________________
(1)    Includes reimbursement of health, dental and vision insurance by the Company as provided in employment agreement.
(2)    Includes value of option spread for time-based option awards vesting within 12 months of the termination event. For illustrative purposes, the termination event is assumed to be on December 31, 2023. No value is shown as there were no unvested options as of December 31, 2023.
(3)    Includes value of time-based RSUs vesting within 12 months of the termination event. For illustrative purposes, the termination event is assumed to be on December 31, 2023.
(4)    The value that would be received by the NEOs is indeterminable as the value of the PSUs would be determined by performance achievement on a pro rata basis. Performance would otherwise be measured at the end of the respective original three-year performance period for the 2022 PSUs and 2023 PSUs. As such, it is impossible to determine the payout at December 31, 2023; therefore, the value shown is the target payout amount of 100% of the award, calculated using $29.08 per share (the closing price on December 29, 2023), and prorated based on a theoretical termination date of December 31, 2023.
(5)    A payment is triggered only upon qualifying termination of employment that occurs beginning on the date of the Change in Control and ending on the six-month anniversary following the Change in Control.
(6)    Includes value of option spread for all unvested time-based option awards. No value is shown as there were no unvested options as of December 31, 2023.
(7)    Includes value of all time-based RSUs outstanding at the termination event.
(8)    The value that would be received by the NEOs is indeterminable as the value of all PSUs would be determined by performance achievement through the date of the termination following the Change in Control. As such, it is impossible to determine the payout

60 | SilverBow Resources, Inc.	2024 Proxy Statement

at December 31, 2023; therefore, the value shown is the full target payout amount of 100% of both of the 2022 PSU and 2023 PSU awards, calculated using $29.08 per share (the closing price on December 29, 2023).
(9)    The value that would be received by the NEOs is indeterminable as the vesting for the time-based stock options would occur on the six-month anniversary of the Change in Control with continued employment. Notwithstanding the foregoing, no value is shown as there were no unvested options as of December 31, 2023.
(10)    The value that would be received by the NEOs is indeterminable as the vesting for the time-based RSUs would occur on the six-month anniversary of the Change in Control with continued employment. For illustrative purposes only, if the termination event occurred on December 31, 2023, the value is shown using $29.08 per share (the closing price on December 29, 2023).
(11)    The value that would be received by the NEOs is indeterminable as the vesting for all PSUs would occur on the six-month anniversary of the Change in Control with continued employment. For illustrative purposes only, if the termination event occurred on December 31, 2023, the value is shown based on the full target payout amount of 100% of both of the 2022 PSU and 2023 PSU awards, calculated using $29.08 per share (the closing price on December 29, 2023).

Computation of Payments
Under each NEO’s employment agreement, the equity award agreements and the Company’s compensation plans, in the event of termination of employment of an NEO, that NEO would receive the payments, accelerations and benefits described below. The formulations of payments below are as of December 31, 2023. In each scenario, “Base Salary” means the NEO’s annual base salary in effect immediately prior to the termination date.
•Death or Disability
Messrs. Woolverton, Abundis and Adam
•Immediate acceleration of vesting of time-based RSUs that would have otherwise vested within the next 12 months
•Immediate acceleration of vesting and exercisability of time-based stock options for up to 60 days following death or disability that would have otherwise vested within the next 12 months
•Immediate acceleration of a pro rata portion of PSUs, subject to the satisfaction of the performance conditions
•Health insurance reimbursement by Company for up to 12 months based on the difference between COBRA rates in effect and monthly employee contribution for Company health plan
•Termination by Employee for Good Reason or by Company Without Cause Not in Connection with a Change in Control
Mr. Woolverton
•Cash payment of 1.5 x Base Salary and 1.5 x Target Bonus
•Immediate acceleration of vesting of time-based RSUs that would have otherwise vested within the next 12 months
•Immediate acceleration of vesting and exercisability of time-based stock options for up to 60 days following termination that would have otherwise vested within the next 12 months
•Immediate acceleration of a pro rata portion of PSUs, subject to the satisfaction of the performance conditions
•Health insurance reimbursement by Company for up to 12 months based on the difference between COBRA rates in effect and monthly employee contribution for Company health plan

Messrs. Abundis and Adam
•Cash payment of 1 x Base Salary and 1 x Target Bonus
•Immediate acceleration of vesting of time-based RSUs that would have otherwise vested within the next 12 months
•Immediate acceleration of vesting and exercisability of time-based stock options for up to 60 days following termination that would have otherwise vested within the next 12 months
•Immediate acceleration of a pro rata portion of PSUs, subject to the satisfaction of the performance conditions
•Health insurance reimbursement by Company for up to 12 months based on the difference between COBRA rates in effect and monthly employee contribution for Company health plan

2024 Proxy Statement	SilverBow Resources, Inc. | 61

•Termination by Employee for Good Reason or by Company Without Cause Following a Change in Control
Mr. Woolverton
•Cash payment of 2 x Base Salary and 2 x Target Bonus
•Immediate acceleration of vesting of all time-based RSUs
•Immediate acceleration of vesting and exercisability of all time-based stock options for up to two years following termination
•Immediate acceleration of PSUs, subject to the satisfaction of the performance conditions
•Health insurance reimbursement by Company for up to 12 months based on the difference between COBRA rates in effect and monthly employee contribution for Company health plan

Messrs. Abundis and Adam
•Cash payment of 1.5 x Base Salary and 1.5 x Target Bonus
•Immediate acceleration of vesting of all time-based RSUs
•Immediate acceleration of vesting and exercisability of all time-based stock options for up to two years following termination
•Immediate acceleration of PSUs, subject to the satisfaction of the performance conditions
•Health insurance reimbursement by Company for up to 12 months based on the difference between COBRA rates in effect and monthly employee contribution for Company health plan
•Change in Control with Continued Employment for Six Months
Messrs. Woolverton, Abundis and Adam
•On the six month anniversary of the change in control, acceleration of vesting of all time-based RSUs, assuming continued employment through such anniversary
•On the six month anniversary of the change in control, acceleration of vesting and exercisability of all time-based stock options pursuant to the award agreement, assuming continued employment through such anniversary
•Upon the six month anniversary of the change in control, immediate acceleration of PSUs, subject to the satisfaction of the performance conditions
•Termination by Employee Upon 90 Days’ Notice Without Good Reason or by Company With Cause
Messrs. Woolverton, Abundis and Adam
•Exercisability of previously vested stock options for up to 60 days following termination
•No additional compensation
Conditions and Covenants
Each NEO must also comply with a non-compete provision in his employment agreement. Based on the terms of the employment agreements, the covenant not to compete provision would be effective, depending on the separation, for a 12-, 18- or 24-month period for Mr. Woolverton or for a 12- or 18-month period for Messrs. Abundis and Adam, following the termination of an NEO.
An NEO will not receive compensation under his employment agreement if the Company terminates the NEO for Cause. Cause is generally defined in the employment agreement as commission of fraud, theft or embezzlement against the Company; a willful breach of fiduciary duty with respect to the Company; refusal, without proper legal cause, to perform the NEO’s duties; breach of the confidentiality, non-compete or non-solicitation provision of the employment agreement; conviction of or pleading guilty or nolo contendere to a felony or crime involving moral turpitude; misconduct or gross negligence in performance of the NEO’s duties; or breach and violation of the Company’s written policies pertaining to sexual harassment, discrimination or insider trading.

62 | SilverBow Resources, Inc.	2024 Proxy Statement

PROPOSAL 2 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
In accordance with Section 14A of the Exchange Act, the Board is required to provide SilverBow shareholders with a nonbinding advisory vote on the compensation of our NEOs, as reported in this proxy statement. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this proxy statement. Shareholders are being asked to vote on the following resolution:
“RESOLVED, that the shareholders of SilverBow approve, on an advisory basis, the compensation of SilverBow’s named executive officers, as described in Compensation Discussion and Analysis, the compensation tables and accompanying narrative disclosures of this proxy statement.”
Because this vote is advisory, it will not be binding, and the Compensation Committee of the Board ultimately has the responsibility for determining executive compensation. We believe that the Compensation Committee should retain discretion to make final compensation decisions that align with shareholder interests, which discretion has historically been exercised wisely. However, the Compensation Committee values the opinions of our shareholders and will consider the outcome of the advisory vote when making future decisions and recommendations about executive compensation. No determination has been made as to what action the Board may take if shareholders do not approve our executives’ compensation, but the Compensation Committee will consider voting results and how they should be addressed.
The affirmative vote of the holders of a majority of the shares present at the Annual Meeting in person or by proxy and entitled to vote on the proposal is required to approve Proposal 2. Abstentions will have the same effect as a vote against the proposal but broker non-votes, if any, will not affect the outcome of the voting on the proposal. Consistent with the recommendation of our shareholders at our 2023 annual meeting, our Board has currently approved holding annual advisory votes to approve executive compensation. Unless the Board changes this policy, the next advisory vote after the 2024 Annual Meeting will be held at the 2025 annual meeting of shareholders.

The Board unanimously recommends that shareholders vote “FOR” approval of the compensation of SilverBow’s Named Executive Officers as disclosed in this proxy statement on the WHITE proxy card.

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PAY RATIO DISCLOSURE
In accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we calculated a reasonable estimate of the ratio of the annual total compensation of Mr. Woolverton, our CEO, compared to that of our median employee in 2023.
Criteria used for Pay Ratio
We identified our median employee as of November 29, 2023, using the methodology and assumptions described below. For 2023, SilverBow changed the determination date used to identify the specific individuals who are were in our employee population from December 31 both in order to provide more time for compiling needed pay ratio information and because November 29, 2023 was the day prior to the closing of the South Texas Acquisition. SilverBow believes that this median employee identified is an accurate representation of our employee population and employee compensation arrangements for purposes of our pay ratio disclosure for the 2023 fiscal year.

•As of November 29, 2023, the Company, through its operating subsidiary SilverBow Resources Operating, LLC, employed 104 people. This consisted of all full-time employees; there were no part-time, seasonal or temporary employees on November 29, 2023;
•By using the November 29, 2023 selection date, SilverBow excluded approximately 29 employees of Chesapeake Energy Corporation and its affiliated entities, which we acquired pursuant to the South Texas Acquisition that closed on November 30, 2023.
•SilverBow Resources Operating, LLC’s W-2 payroll records were reviewed and 2023 W-2 wages were consistently applied to identify our median employee (excluding Mr. Woolverton as CEO);
•Since all of our employees are located in Texas, either in proximity to our corporate headquarters in Houston, Texas, or near our South Texas fields, we did not take into account a cost-of-living adjustment for identifying the median employee in 2023, but may take such adjustment into account in future years;
•Similarly, in light of the size of our employee population base, no sampling or “de minimis” exceptions were used to exclude any employees; and
•Compensation for any newly hired employees who had been employed less than a year was annualized in determining our median employee.
CEO Pay Ratio
Following the identification of our median employee using the methodology described above, we determined the annual total compensation of such employee by calculating the elements of 2023 compensation in accordance with the requirements that apply to our NEOs and the description of such elements in “Summary Compensation Table” of this proxy statement. This resulted in an annual total compensation $155,141 for our median employee.
Our CEO’s annual total compensation for 2023 is reported in the “Total” column (column j) of our “Summary Compensation Table” in this proxy statement.
Based on the preceding information, for 2023, the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee is below:

CEO 2023 Annual Total Compensation (A)	$5,571,721
Median Employee 2023 Annual Total Compensation (B)	$155,141
Pay Ratio of (A) to (B)	35.9 to 1

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PAY VERSUS PERFORMANCE
SEC rules require SilverBow to disclose the following information concerning executive compensation and certain financial performance information about the Company for the periods shown.
Pay Versus Performance Table

Year	Summary Compensation Table Total for CEO ($)(1)	Compensation Actually Paid to CEO ($)(2)	Average Summary Compensation Table Total for Non-CEO NEOs ($)(3)	Average Compensation Actually Paid to Non-CEO NEOs ($)(2)	Value of Initial Fixed $100 Investment Based on:(4)		Net Income ($ thousands)(7)	Relative Total Shareholder Return Performance Percentile(8)
					Total Shareholder Return ($)(5)	Peer Group Total Shareholder Return ($)(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	$5,571,721	$5,844,556	$2,665,812	$2,792,339	$294	$164	$297,716	51.44th
2022	$4,822,458	$6,742,957	$2,225,924	$2,934,515	$286	$170	$340,437	57.65th
2021	$3,353,545	$9,531,351	$1,638,179	$3,786,059	$220	$114	$86,759	97.34th
2020	$1,831,871	$1,216,297	$956,730	$716,571	$54	$63	$(309,382)	47.05th
_______________________________
(1)    Compensation as reported in the Company’s proxy statement in the Summary Compensation Table (“SCT”) for Sean Woolverton, CEO, for 2020 to 2023.
(2)    This footnote references both 2023, the most recently completed fiscal year, and 2020 to 2022. The amounts included in these columns for 2020 through 2022 have changed from those reported in the Company’s previous 2023 proxy statement as the Company identified an inadvertent mathematical error in calculating Compensation Actually Paid (“CAP”) for 2020-2022 due to improperly comparing each vesting tranche of RSUs against the full RSU award rather than the individual tranche.
CAP to Mr. Woolverton as CEO and SilverBow’s other NEOs (on an average basis) is calculated in accordance with SEC Regulation S-K, Item 402(v)(2)(iii) as follows:

CEO SCT TOTAL TO CAP TOTAL RECONCILIATION
		Deductions from SCT Total	Additions to SCT Total
Year	SCT Total for CEO	Grant Date Fair Value of Equity Awards(*)	Change in Value of Equity Awards(**)	CAP Total
2023	$5,571,721	$2,827,500	$3,100,334	$5,844,556
2022	$4,822,458	$3,386,958	$5,307,457	$6,742,957
2021	$3,353,545	$1,205,045	$7,382,851	$9,531,351
2020	$1,831,871	$410,571	$(205,003)	$1,216,297

NON-CEO NEO (AVERAGE) SCT TOTAL TO CAP TOTAL RECONCILIATION
		Deductions from SCT Total	Additions to SCT Total
Year	Average SCT for Non-CEO NEOs	Average Grant Date Fair Value of Equity Awards(*)	Average Change in Value of Equity Awards (**)	Average CAP Total
2023	$2,665,812	$1,212,544	$1,339,071	$2,792,339
2022	$2,225,924	$1,327,499	$2,036,090	$2,934,515
2021	$1,638,179	$456,996	$2,604,877	$3,786,059
2020	$956,730	$155,704	$(84,455)	$716,571
(*)    Deductions from SCT Total include the grant date fair value of equity-based awards granted each year.
(**)    Additions to SCT Total reflect the value of equity calculated in accordance with SEC requirements for determining CAP for each year shown. RSUs were valued using the Company’s stock price on the applicable date of grant, year-end and vesting dates. PSUs were valued using a Monte Carlo simulation on the applicable date of grant and year-end dates, and valued based on the Company’s stock price and total amount of certified shares achieved on the year-end performance period end date. The stock options were valued using the Black-Scholes model at applicable year-end and vesting dates. These calculations for 2020 through 2023 are further detailed in the supplemental table below.

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CEO CHANGE IN VALUE OF EQUITY AWARDS
Year	Year-end Fair Value of Unvested Equity Awards Granted in the Year	Year-over-year Change in Fair Value of Unvested Equity Awards Granted in Prior Years	Change in Fair Value from Prior Year-end to Vesting Date of Vested Equity Awards Granted in Prior Years	Total Change in Value of Equity Awards as Included Above
2023	$3,358,450	$(223,346)	$(34,769)	$3,100,334
2022	$3,605,215	$—	$1,702,241	$5,307,457
2021	$3,695,900	$2,426,590	$1,260,361	$7,382,851
2020	$719,516	$(567,130)	$(357,389)	$(205,003)

NON-CEO NEO AVERAGE CHANGE IN VALUE OF EQUITY AWARDS
Year	Average Year-end Fair Value of Unvested Equity Awards Granted in the Year	Average Year-over-year Change in Fair Value of Unvested Equity Awards Granted in Prior Years	Average Change in Fair Value from Prior Year-end to Vesting Date of Vested Equity Awards Granted in Prior Years	Average Change in Value of Equity Awards as Included Above
2023	$1,440,237	$(87,540)	$(13,626)	$1,339,071
2022	$1,413,044	$—	$623,046	$2,036,090
2021	$1,401,617	$741,649	$461,611	$2,604,877
2020	$272,865	$(208,909)	$(148,411)	$(84,455)
(3)    Average compensation as reported in the Company’s proxy statement in the Summary Compensation Table for SilverBow’s NEOs, Christopher M. Abundis, EVP, CFO and GC, and Steven W. Adam, EVP and COO, for 2020, 2021, 2022 and 2023.
(4)    Value of Initial Fixed $100 Investment assumes that the value of the investment in our Common Stock and in the peer group (including reinvestment of dividends) was $100 at market close on December 31, 2019 (the last trading day of 2019), and tracks such investment through market close on the last trading day of each applicable year.
(5)    Total Shareholder Return is calculated for purposes of this column in accordance with SEC Regulation S-K, Item 402(v)(2)(iv), which is different than the calculation for the relative TSR performance percentile shown in the final column of this table.
(6)    Peer Group Total Shareholder Return is shown for the S&P 500 Oil & Gas Exploration and Production Index, which is the same peer group used for the Stock Return Performance Graph included in our 2022 and 2023 Annual Reports.
(7)    The Company’s Net Income for 2020, 2021, 2022 and 2023 as presented in SilverBow’s 10-K for each respective year.
(8)    Relative TSR Performance Percentile is based on the metric used for SilverBow’s annual KPI peer groups for each of 2020, 2021, 2022 and 2023 as detailed further in the CD&A section of this proxy statement and in prior year CD&As included in our 2021, 2022 and 2023 proxy statements. For 2023 and 2022, the Company’s KPI metric was the intersection of absolute TSR and relative TSR (and not just relative TSR as was used in 2021 and 2020); for purposes of the Pay versus Performance table, SilverBow has elected to keep the relative TSR performance percentile for all years above for ease of comparison. Amounts shown in this table for each year reflect SilverBow’s one-year TSR relative to the one-year TSR of the performance peer group used for the Company’s KPIs for that year. The Company believes the Relative TSR Performance Percentile is an appropriate metric to select given the substantial portion of our NEOs’ compensation is long-term equity awards, including PSUs and RSUs.
Relationship Between CAP and Performance Measures
SilverBow believes the table and corresponding footnotes above shows the alignment between compensation actually paid to the Company’s CEO and other NEOs and the Company’s performance, consistent with our compensation philosophy as described in our CD&A in this proxy statement. The following charts show, for the four year period 2020 to 2023, the correlation between CAP and (i) TSR performance versus the S&P 500 Oil and Gas Exploration TSR and our TSR performance, (ii) Net Income, and (iii) Relative TSR.

66 | SilverBow Resources, Inc.	2024 Proxy Statement

Important Financial Performance Measures
The following list identifies the most important financial measures, including the Company-selected measure, used to link CAP to our NEOs to SilverBow performance. These financial measures are integrated with SilverBow’s incentive programs and align with our short-term and long-term strategic plans.
•Absolute Total Shareholder Return
•Relative Total Shareholder Return
•Free Cash Flow(1)
•Drilling and Completion Capex Return
Please see additional description of SilverBow’s executive compensation program in the CD&A of this proxy statement, including the financial performance measures provided above and other performance measures used for SilverBow’s 2023 KPIs metrics and the 2023 PSU awards.
_______________________________
(1)    Free Cash Flow is further described in the CD&A of this proxy statement. Free Cash Flow is a non-GAAP measure. For a reconciliation of Free Cash Flow to net income (loss), please see Appendix E of this proxy statement.

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PROPOSAL 3 — APPROVAL OF THE FOURTH AMENDMENT TO THE SILVERBOW RESOURCES, INC. 2016 EQUITY INCENTIVE PLAN
At the Annual Meeting, shareholders will be asked to approve the Fourth Amendment (the “Fourth Amendment”) to the SilverBow Resources, Inc. 2016 Equity Incentive Plan (as previously amended, the “2016 Plan” and as amended by the Fourth Amendment, the “Amended 2016 Plan”), which, among other things, increases the number of shares available under the 2016 Plan by 725,000 shares. As explained in greater detail below, given our recent transformational South Texas Acquisition and other strategic growth, we believe approval of the Fourth Amendment is advisable in order to ensure that we have an adequate number of shares available for issuance under the 2016 Plan for our compensation programs.
Background and Purpose of the Proposal
Throughout 2023, SilverBow’s strategic efforts to build a scaled and durable portfolio saw the Company deepen its inventory to over ten years by executing on the South Texas Acquisition and adding additional locations by leasing and further Austin Chalk area tests. This transformative growth over the past 12 months also corresponded to increased recruitment, employee headcount and compensation needs in a competitive market. The 2016 Plan became effective on April 22, 2016, and was originally approved in connection with our reorganization by our majority shareholders, who were former holders of our cancelled senior notes prior to our reorganization. On February 21, 2024, our Board unanimously approved the Fourth Amendment to be effective [•], 2024, subject to shareholder approval at the Annual Meeting. The Fourth Amendment increases the number of shares of Common Stock that we may issue under the 2016 Plan by 725,000 shares and conforms the 2016 Plan to certain best practices by (1) providing for a minimum vesting period of one year for all award types granted under the 2016 Plan, subject to limited exceptions described below, and (2) providing that, while such may accrue over the applicable vesting period, no dividends or dividend equivalents may be paid with respect to any unvested award. If the Fourth Amendment is not approved by shareholders, the 2016 Plan will continue in effect in its present form. If the Fourth Amendment is approved by shareholders, we intend to file, pursuant to the Securities Act, a registration statement on Form S-8 to register the additional shares of Common Stock available for issuance under the Amended 2016 Plan.
In light of the significant growth of SilverBow over the last 12 months, we believe that approval of the Fourth Amendment will give us the flexibility to continue to grant stock-based awards and other awards permitted under the Amended 2016 Plan over the next two to three years in amounts determined to be appropriate by the Committee (as defined below); however, this timeline is simply an estimate and future circumstances may require a change to expected equity grant practices. These circumstances include but are not limited to the future price of Common Stock, award levels and amounts provided by our competitors and our hiring activity over the next few years. The closing market price of Common Stock as of the close of business on March 22, 2024, was $34.67 per share, as reported on the NYSE.
As of March 22, 2024, the total number of outstanding shares of Common Stock was 25,523,808. Following our annual equity awards granted to our NEOs and Directors in February 2024, we have approximately 302,045 shares of Common Stock that remain available for issuance under the 2016 Plan (assuming outstanding PSUs granted in 2022, 2023 and 2024 are earned at target performance levels). The following table provides the most recent balances outstanding under all of our equity award plans as of March 22, 2024.

		Outstanding Grants and Awards
		Full Value Awards Outstanding (#)	NQSO			PSUs
Plan Name	Shares Remaining for Future Awards(1)		Stock Option Awards Outstanding (#)	Weighted Average Exercise Price	Average Remaining Term (in years)	Earned(2)	Unearned(2)
2016 Plan	302,045	301,168	82,612	$23.40	3.2	0	375,790
Inducement Plan	140,446	0	113,550	$28.69	3.0	0	0
_______________
(1)     PSUs are counted at target payout of 100%; it is possible for PSUs to pay out at a rate of up to 200%.
(2)    The outstanding PSUs cliff vest at the end of three years. There are three tranches of currently outstanding PSUs granted in 2022, 2023 and 2024, which vest upon Committee certification of performance after the end of 2024, 2025 and 2026.

68 | SilverBow Resources, Inc.	2024 Proxy Statement

If the Fourth Amendment is approved by shareholders, the potential dilution from issuances authorized under the Amended 2016 Plan related to the 725,000 newly approved shares will be approximately 2.6% on a fully diluted basis. The total potential dilution from the shares originally reserved for the 2016 Plan and approved and increased via the First, Second and Third Amendments to the 2016 Plan (2,807,011) and the newly approved shares if the Fourth Amendment is approved (3,532,011) will be approximately 12.6% on a fully diluted basis. While we are aware of the potential dilutive effect of compensatory equity awards, we also recognize the significant motivational and performance benefits that may be achieved from making such awards. The Company’s average historical burn rate for the last three years (2021 through 2023) was 1.6%.

Fiscal Year	Basic Weighted Average Common Stock Outstanding	Stock Options Granted	RSUs Granted	PSUs Granted(1)	PSUs Earned(2)	Annualized Burn Rate(3)
2021	13,118,034	0	100,178	161,389	97,812	1.5%
2022	19,748,473	0	179,416	122,111	303,410	2.4%
2023	23,370,716	0	197,073	120,749	0	0.8%
Three-Year Average						1.6%
_______________________________
(1)    The PSUs granted each fiscal year in the above table reflect target performance (100%) and do not reflect actual PSU payout which could range from 0% to 200% of the shares shown above. For the PSUs granted in the 2021 fiscal year, such awards were earned at 188% of target and the total number of PSUs vested on February 22, 2023, totaled 303,410. The PSUs granted in 2022 and 2023 have not vested as of the date of this proxy statement.
(2)    Reflects actual number of PSUs earned in each fiscal year. Such PSU awards granted in 2019 cliff vested at the end of a three-year performance period ending December 31, 2021, and such PSU awards granted in 2021 cliff vested at the end of a two-year performance period ending December 31, 2022. No PSUs were earned during fiscal year 2023.
(3)    “Burn rate” as shown is the sum of the number of shares underlying RSUs granted in a fiscal year and the number of shares underlying PSUs earned in a fiscal year, divided by the basic weighted average Common Stock outstanding in that fiscal year.
Consequences of Failing to Approve the Proposal
Failure of our shareholders to approve this proposal will mean that we only have approximately 302,045 shares available for new equity awards under the terms of the 2016 Plan (assuming outstanding PSUs granted in 2022, 2023 and 2024 are earned at target performance levels). As such, if this proposal is not approved, in order to incentivize our employees, we will have to develop non-equity, long-term compensation alternatives, likely in the form of cash-based awards. If the Fourth Amendment is not approved by shareholders, the 2016 Plan will remain in effect in its current form.

Material Changes in the Amended 2016 Plan

The Amended 2016 Plan (1) increases the number of shares available under the 2016 Plan by 725,000 shares, (2) implements a minimum vesting period applicable to Awards granted thereunder, and (3) prohibits the payment of dividends or dividend equivalents on unvested Awards. The Amended 2016 Plan also makes certain other conforming, clarifying, or non-substantive changes to the terms of the 2016 Plan to implement the Amended 2016 Plan.
Best Practices Under the Amended 2016 Plan
The Amended 2016 Plan includes several provisions that reflect corporate governance best practices, including the following:
•No Repricing of Options or SARs: Except as permitted in connection with a corporate transaction or similar event described in the Amended 2016 Plan, Options and SARs (as such terms are defined below) may not be amended to (i) reduce the exercise price of any outstanding Options or the base price of any outstanding SARs or (ii) cancel outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an exercise price or base price, as applicable, that is less than the exercise price of the original Options or base price of the original SARs, as applicable, without shareholder approval.

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•Term and Exercise Price Limits on Options and SARs: Options and SARs granted under the Amended 2016 Plan are subject to a maximum term of 10 years and may not be granted at a discount to the fair market value of Common Stock on the date of grant.
•No Liberal Share Recycling: Shares withheld to satisfy a tax withholding obligation on any award, shares delivered to the Company or withheld to satisfy the exercise price on an Option or SAR, shares subject to an SAR that are not issued in connection with the stock settlement of the SAR, and shares repurchased on the open market with the proceeds from the exercise of an Option will not again be made available for issuance under the Amended 2016 Plan.
•Individual Grant Limitations: The maximum number of shares of Common Stock that may be subject to Options or SARs granted to any individual in any calendar year is 200,000 and the maximum value of performance-based cash incentive awards granted to any individual in any calendar year is $3,000,000. In addition, the aggregate maximum value of awards granted under the Amended 2016 Plan to a non-employee director is $500,000 in any calendar year.
•No Dividends or Dividend Equivalents Paid on Unvested Awards: Any dividends or dividend equivalents that accrue with respect to awards granted under the Amended 2016 Plan will be subject to the same underlying vesting conditions as the award to which they relate. No dividends or dividend equivalents may accrue on Options or SARs granted under the Amended 2016 Plan.
•Minimum Vesting Provision: Subject to limited exceptions, the Amended 2016 Plan generally requires that at least 95% of the shares subject to equity-based awards granted under the Amended 2016 Plan have a one-year minimum vesting period.
•Clawback Policy: Certain awards granted under the Amended 2016 Plan are subject to our Clawback Policy, which is described further under “Clawback Policy” in the Compensation Discussion and Analysis portion of this proxy statement.
•No Tax Gross-Ups: The Amended 2016 Plan does not provide for tax gross-ups.
Description of the Amended 2016 Plan
A summary description of the material features of the Amended 2016 Plan is set forth below. The following summary does not purport to be a complete description of all the provisions of the Amended 2016 Plan and is qualified in its entirety by reference to the 2016 Plan, as proposed to be amended by the Fourth Amendment, which is attached as Appendix A to this proxy statement and incorporated by reference in its entirety (with deletions indicated by strikeouts and additions indicated by underlining).
Purpose of the Amended 2016 Plan
The purpose of the Amended 2016 Plan is to further the growth and profitability of the Company by increasing incentives and encouraging Common Stock ownership on the part of employees, officers, non-employee directors, consultants and independent contractors of the Company and its subsidiaries. The Company seeks to achieve the Amended 2016 Plan’s purpose primarily by providing grants of a variety of awards (collectively referred to as “Awards”), including:
•    incentive stock options qualified as such under U.S. federal income tax laws (“Incentive Options”);
•    stock options that do not qualify as incentive stock options (“Nonstatutory Options” and, together with Incentive Options, “Options”);
•    stock appreciation rights (“SARs”);
•    restricted stock awards (“Restricted Stock”);
•    RSUs;
•    cash incentive awards;
•    awards that are subject to or contingent upon the achievement of certain performance measures (“Performance Awards”); and
•    other stock-based awards.

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The Amended 2016 Plan is intended, in part, to qualify under the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), which governs Incentive Options. The Amended 2016 Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. No awards may be granted under the Amended 2016 Plan after 10 years from the date the 2016 Plan was approved by the Board. The Amended 2016 Plan will remain in effect until all Awards granted under the Amended 2016 Plan have been exercised, satisfied, forfeited or expired.
Administration of the Amended 2016 Plan
A committee of two or more members of the Board (the “Committee”) administers the 2016 Plan. Subject to the terms and conditions of the Amended 2016 Plan, the Committee shall have the power from time to time to, among other things:
•    determine which Eligible Individuals (as defined below) shall receive an Award;
•    prescribe the form, amount, timing and other terms and conditions of each Award;
•    adopt procedures or rules as it deems necessary or appropriate for the Amended 2016 Plan; and
•    make all other decisions and determinations that may be required pursuant to the Amended 2016 Plan or any award agreement.
Shares Subject to the Amended 2016 Plan
The Fourth Amendment increases the number of shares of Common Stock available for Awards under the 2016 Plan from the number currently authorized to be issued under the 2016 Plan by 725,000 shares. Accordingly, after giving effect to the Fourth Amendment, the maximum aggregate number of shares of Common Stock that may be issued in respect of any and all Awards under the Amended 2016 Plan may not exceed 3,532,011 shares of Common Stock. In addition, the Amended 2016 Plan also includes individual limitations on the value of Awards and the number of shares of Common Stock that may be awarded. Specifically, (i) the maximum aggregate number of shares of Common Stock that may be issued upon the exercise of Incentive Options may not exceed 500,000 shares of Common Stock, (ii) the maximum aggregate number of shares of Common Stock that may be subject to Options or SARs granted to any one Participant during any calendar year may not exceed 200,000 shares of Common Stock, (iii) the maximum aggregate value of Performance Awards, denominated in cash granted to any one Participant during any calendar year may not exceed $3,000,000, and (iv) the maximum aggregate value of Awards granted to any non-employee director during any calendar year may not exceed $500,000.
The shares of Common Stock subject to an Award that are not issued or delivered by reason of expiration, cancellation, forfeiture or other termination of such Award or the settlement of all or a portion of such Award in cash will again be available for issuance under the Amended 2016 Plan. Notwithstanding the foregoing, shares of Common Stock withheld for the payment of an Award’s exercise price or to satisfy tax withholding obligations, shares subject to an SAR that are not issued in connection with the stock settlement of the SAR, and shares repurchased on the open market with the proceeds from the exercise of an Option will not again be available for issuance under the Amended 2016 Plan. The shares of Common Stock issued under the Amended 2016 Plan may be, in whole or in part, authorized but unissued shares, authorized and issued shares reacquired and held as treasury shares or a combination thereof.
Persons Who May Participate in the Amended 2016 Plan
Individuals eligible to receive Awards, or “Eligible Individuals,” under the Amended 2016 Plan are employees of the Company or any of its subsidiaries or non-employee directors, officers, consultants and independent contractors who provide services to the Company or any of its subsidiaries. Eligible Individuals to whom an Award is granted under the Amended 2016 Plan are referred to as “Participants.” As of the close of business on March 22, 2024, we had three executive officers, approximately 144 other employees, and eight non-employee directors who would be eligible to participate in the Amended 2016 Plan. Although approximately 159 individual independent contractors are eligible, no independent contractors currently participate in the 2016 Plan.
Awards under the Amended 2016 Plan
Stock Options. The Company may grant Options to Eligible Individuals including (i) Incentive Options that comply with Section 422 of the Code; and (ii) Nonstatutory Options. The exercise price of each Option granted

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under the Amended 2016 Plan shall be determined by the Committee; however, the exercise price for an Option may not be less than the fair market value per share of Common Stock as of the grant date. Options may be exercised as the Committee determines, but not later than ten years from the grant date. The vested portion of an Option may be exercised, in whole or in part, at any time after becoming exercisable until its expiration or termination.
An Option agreement may provide, on such terms and conditions as the Committee in its sole discretion may prescribe, for the grant of an SAR in connection with the grant of an Option. Options granted under the Amended 2016 Plan may not provide for any dividends or dividend equivalents.
Except as permitted under the Amended 2016 Plan in connection with a corporate transaction or event described in the Amended 2016 Plan, Options and SARs may not be amended without the approval of the shareholders of the Company so as to (i) reduce the exercise price of any outstanding Options or the base price of any outstanding SARs or (ii) cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an exercise price or base price, as applicable, that is less than the exercise price of the original Options or the base price of the original SARs, as applicable.
Restricted Stock Awards. A Restricted Stock Award is a grant of shares of Common Stock subject to restrictions, terms and conditions imposed by the Committee in its discretion. Unless the Committee determines otherwise, upon the issuance of Restricted Stock, a Participant shall generally have the rights of a shareholder with respect to the shares of Common Stock represented by the Restricted Stock, but will not have (i) voting or other ownership rights with respect to such shares of Common Stock, or (ii) the right to receive or accrue any dividends or other distributions made with respect to the shares of Common Stock represented by unvested Restricted Stock. Notwithstanding the foregoing, to the extent that an award agreement provides that dividends will accrue on unvested Restricted Stock, such dividends will be subject to the same vesting conditions as the underlying Restricted Stock and will not be paid until such vesting conditions are satisfied.
Restricted Stock Units. A RSU Award represents a right to receive shares of Common Stock, cash, or a combination thereof, in the future in consideration of the performance of services, but subject to the fulfillment of conditions (which may include the achievement of performance goals) during a restricted period, as specified by the Committee. The Committee may authorize the accrual of dividend equivalents with respect to the shares underlying an RSU Award provided that such dividend equivalents will be subject to the same vesting conditions as the underlying RSUs and will not be paid until such vesting conditions are satisfied.
Stock Appreciation Rights. A SAR is the right to receive an amount equal to the excess of the fair market value of one share of Common Stock on the date of exercise over the base price of the SAR, payable in cash, shares of Common Stock or a combination thereof, as determined by the Committee. The base price of a SAR may not be less than the fair market value per share of Common Stock as of the grant date. The Committee has the discretion to determine other terms and conditions of a SAR. SARs granted under the Amended 2016 Plan may not provide for any dividend or dividend equivalents.
Performance Awards. Performance Awards may be granted to Eligible Individuals on terms and conditions determined by the Committee and set forth in an Award agreement. A Performance Award shall be awarded to a Participant contingent upon the achievement of one or more performance measures established by the Committee.
Following the end of the performance period, the holder of a Performance Award shall be entitled to receive payment of an amount not exceeding the number of shares of Common Stock subject to, or the maximum value of, the Performance Award, based on the achievement of the performance measure(s) for such performance period, as determined and certified in writing by the Committee. The Committee, in its sole discretion, may provide for a reduction in the value of a Participant’s Performance Award during the performance period. Payment of a Performance Award may be made in cash, Common Stock, other Awards or a combination thereof, as determined by the Committee.
Other Stock-Based Awards. The Committee may grant Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares of Common Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon performance of the

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Company or specified subsidiaries, affiliates or other business units thereof. The Committee may grant cash or unrestricted shares of Common Stock to an Eligible Individual on such terms and conditions as the Committee may determine at the time of grant. Awards of Common Stock may be made as additional compensation for services rendered by the Eligible Individual or may be in lieu of cash or other compensation to which the Eligible Individual is entitled from the Company. The Committee may authorize the accrual of dividend equivalents with respect to the shares underlying such an Award, provided that such dividend equivalents will be subject to the same vesting conditions as the underlying Award and will not be paid until such vesting conditions are satisfied.
Other Provisions
Minimum Vesting Period. Awards granted under the Amended 2016 Plan will be subject to a minimum vesting period of one year from the date of grant. Notwithstanding the foregoing, such minimum vesting provision will not apply to (i) substitute awards (as described below), (ii) Awards granted to non-employee directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of shareholders that is at least 50 weeks after the immediately preceding year’s annual meeting, (iii) the accelerated vesting of an award in the event of a participant’s death or disability or the occurrence of a change in control; and (iv) other Awards covering up to 5% of the Shares authorized for issuance under the Amended 2016 Plan.
Transferability of Awards. The Amended 2016 Plan generally restricts the transfer of Awards, except for (i) transfer by will or the laws of descent and distribution, or (ii) to one or more members of a Participant’s immediate family. Notwithstanding the foregoing, Incentive Options will not, under any circumstances, be transferable other than by will or the laws of descent and distribution.
Changes in Capital Structure. In the event of any extraordinary dividend or other extraordinary distribution (whether in the form of cash, shares of Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, change in control or exchange of shares of Common Stock or other securities of the Company, or other corporate transaction or event (each a “Corporate Event”) that similarly affects the shares of Common Stock, the Board shall, in its sole discretion, in such manner as it in good faith deems equitably required to prevent dilution or enlargement of the rights of Participants, adjust any or all of (i) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, (ii) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards, and (iii) the exercise price or base price with respect to any Award, or make provision for an immediate cash payment to the holder of an outstanding Award in consideration for the cancellation of such Award.
Substitute Awards. Awards may be granted in substitution or exchange for similar awards held by individuals who become Participants as a result of a merger, consolidation or acquisition of another entity by or with the Company or one of its subsidiaries.
Termination and Amendment. The Board may terminate the Amended 2016 Plan at any time, and may from time to time alter or amend the Amended 2016 Plan provided that no such change may be made that would materially adversely alter or impair the rights of a Participant with respect to an Award theretofore granted without the consent of such Participant; provided, that the Board may not, without approval of the shareholders of the Company, amend the Amended 2016 Plan to materially increase the benefits accruing to Participants under the Amended 2016 Plan, materially increase the aggregate maximum number of shares of Common Stock that may be issued under the Amended 2016 Plan, materially modify the requirements for participation in the Amended 2016 Plan or take any other action that otherwise must be approved by shareholders in order to comply with applicable law or the NYSE listing rules.
Tax Withholding. The Company shall have the right to deduct or withhold, or cause to be deducted or withheld, from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant, the amount (in cash, Common Stock (including Common Stock that would otherwise be issued with respect to such Award) or other property) of any applicable taxes required by law to be withheld (up to the maximum statutory withholding rate applicable to a Participant) and to require any payments required to enable it to satisfy its withholding obligations and to take such other action(s) as may be necessary in the opinion of the Company to satisfy its withholding obligations with respect to such Award.

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Federal Income Tax Consequences
The following discussion is for general information only and is intended to summarize briefly the United States federal income tax consequences to Participants arising from participation in the Amended 2016 Plan. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of a Participant in the Amended 2016 Plan may vary depending on his particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences. In addition, Nonstatutory Options and SARs with an exercise price less than the fair market value of shares of Common Stock on the grant date, SARs payable in cash, RSUs, and certain other Awards that may be granted pursuant to the Amended 2016 Plan, could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A of the Code and guidance promulgated thereunder. As such, we recommend that all Participants consult their own tax advisor concerning the tax implications of Awards granted under the Amended 2016 Plan.
Tax Consequences to Participants
Options and SARs. Participants will not realize taxable income upon the grant of an Option or a SAR. Upon the exercise of a Nonstatutory Option or a SAR, a Participant will recognize ordinary compensation income (subject to withholding if an employee) in an amount equal to the excess of (i) the amount of cash and the fair market value of the shares of Common Stock received, over (ii) the exercise price of the Award. A Participant will generally have a tax basis in any shares of Common Stock received pursuant to the exercise of a Nonstatutory Option or SAR that equals the fair market value of such shares of Common Stock on the date of exercise. Subject to the discussion under “Tax Consequences to the Company” below, the Company will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the ordinary compensation income recognized by a Participant under the foregoing rules. When a Participant sells the shares of Common Stock acquired as a result of the exercise of a Nonstatutory Option or SAR, any appreciation (or depreciation) in the value of the shares of Common Stock after the exercise date is treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period. The shares of Common Stock must be held for more than 12 months to qualify for long-term capital gain treatment.
Participants eligible to receive an Option intended to qualify as an Incentive Option (i.e., under Section 422 of the Code) will not recognize taxable income upon the grant of an Incentive Option. Upon the exercise of an Incentive Option, a Participant will not recognize taxable income, although the excess of the fair market value of the shares of Common Stock received upon exercise of the Incentive Option (“ISO Shares”) over the exercise price will increase the alternative minimum taxable income of the Participant, which may cause such Participant to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an Incentive Option would be allowed as a credit against the Participant’s regular tax liability in a later year to the extent the Participant’s regular tax liability is in excess of the alternative minimum tax for that year.
Upon the disposition of ISO Shares that have been held for the required holding period (generally, at least two years from the grant date and one year from the date of exercise of the Incentive Option), a Participant will generally recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the Participant for the ISO Shares. However, if a Participant disposes of ISO Shares that have not been held for the requisite holding period (a “Disqualifying Disposition”), the Participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Shares at the time of exercise of the Incentive Option (or, if less, the amount realized in the case of an arm’s length disposition to an unrelated party) exceeds the exercise price paid by the Participant for such ISO Shares. A Participant would also recognize capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Shares on the exercise date. If the exercise price paid for the ISO Shares exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.
The Company will generally not be entitled to any federal income tax deduction upon the grant or exercise of an Incentive Option unless a Participant makes a Disqualifying Disposition of the ISO Shares. If a Participant makes a Disqualifying Disposition, the Company will then, subject to the discussion below under “Tax Consequences to the Company,” be entitled to a tax deduction that corresponds as to timing and amount with the ordinary compensation income recognized by a Participant under the rules described in the preceding paragraph.
Other Awards: Cash Awards, RSUs, Restricted Stock and Common Stock Awards. A Participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time

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the cash is otherwise made available for the Participant to draw upon. Individuals will not recognize taxable income at the time of grant of an RSU Award, but rather, will generally recognize ordinary compensation income at the time he or she receives cash or shares of Common Stock in settlement of the RSU Award, as applicable, in an amount equal to the cash or the fair market value of the shares of Common Stock received. Any dividend equivalents accrued with respect to RSUs will be treated as compensation that is taxable as ordinary income to the recipient upon settlement.
A recipient of Restricted Stock or an Award of unrestricted Common Stock generally will be subject to tax at ordinary income tax rates on the fair market value of the shares of Common Stock when received, reduced by any amount paid by the recipient; however, if the shares of Common Stock are not transferable and are subject to a substantial risk of forfeiture when received, a Participant will recognize ordinary compensation income in an amount equal to the fair market value of the shares of Common Stock (i) when the shares of Common Stock first become transferable and are no longer subject to a substantial risk of forfeiture, in cases where a Participant does not make a valid election under Section 83(b) of the Code, or (ii) when the Award is received, in cases where a Participant makes a valid election under Section 83(b) of the Code. If a Section 83(b) election is made and the shares of Common Stock are subsequently forfeited, the recipient will not be allowed to take a deduction for the value of the forfeited shares of Common Stock. If a Section 83(b) election has not been made, any dividends accrued with respect to Restricted Stock that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient; dividends that accrue after such restrictions lapse will be treated as dividends.
A Participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he recognizes taxable income under the rules described above. The tax basis in the shares of Common Stock received by a Participant will equal the amount recognized by the Participant as compensation income under the rules described in the preceding paragraph, and the Participant’s capital gains holding period in those shares of Common Stock will commence on the later of the date the shares of Common Stock are received or the restrictions lapse. Subject to the discussion below under “Tax Consequences to the Company,” the Company will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the ordinary compensation income recognized by a Participant under the foregoing rules.
Tax Consequences to the Company
Reasonable Compensation. In order for the amounts described above to be deductible by the Company (or a subsidiary), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.
Golden Parachute Payments. The ability of the Company (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the Amended 2016 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of “excess parachute payments” made in connection with a change in control of an employer-corporation.
Limitation on Deductibility. The ability of the Company (or the ability of one of its subsidiaries) to obtain a deduction for amounts paid under the Amended 2016 Plan could be limited by Section 162(m). Section 162(m) limits the Company’s ability to deduct compensation, for federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m)) in excess of $1,000,000. For purposes of Section 162(m), the term “covered employee” includes any individual who serves as chief executive officer, chief financial officer or one of the other three most highly compensated executive officers for 2017 or any subsequent calendar year. It is expected that compensation deductions for any covered employee with respect to awards under the Amended 2016 Plan will be subject to the $1,000,000 annual deduction limitation. The Committee may grant awards under the Amended 2016 Plan or otherwise that is or may become non-deductible when it believes doing so is in the best interests of the Company and the shareholders.

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Existing Plan Benefits
The following table sets forth, for the Named Executive Officers and certain other groups, all shares of Common Stock underlying outstanding Options previously awarded under the Amended 2016 Plan. No associate of any of the Named Executive Officers, non-employee directors or director nominees set forth below holds or has held options to purchase Common Stock.

Name and Principal Position	Number of Shares Issued or Underlying Options
Sean Woolverton, CEO	—	(1)
Chris Abundis, EVP, CFO & GC	21,103
Steve Adam, EVP & COO	58,912

All current executive officers as a group (3 total)	80,015
All current non-executive directors as a group(2)	—	(3)
All non-executive employees	2,597
Total	82,612
_______________________________
(1)    Mr. Woolverton’s stock options, as reported in this proxy statement, were awarded under the SilverBow Resources, Inc. Inducement Plan (the “Inducement Plan”) prior to the Company’s relisting on the NYSE on May 5, 2017, and therefore do not appear in this table.
(2)    All members of the Board who are not also our executive officers.
(3)    Stock options awarded to certain members of this group, as reported in this proxy statement, were awarded under the Inducement Plan prior to the Company’s relisting on the NYSE on May 5, 2017, and therefore do not appear in this table.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table sets forth certain information regarding our equity compensation plans as of December 31, 2023.

	Equity Compensation Plan Information(1)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	82,612	$23.40	563,127
Equity compensation plans not approved by security holders	113,550	$28.69	140,446
Total	196,162		703,573
_______________________________
(1)    Includes equity compensation plan information for both the 2016 Plan and the Inducement Plan.

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The “equity compensation plans not approved by security holders” row represents the Inducement Plan. Prior to relisting on the NYSE on May 5, 2017, the Company adopted the Inducement Plan on December 15, 2016, originally to assist it in attracting and retaining persons as employee, directors and consultants. The Inducement Plan provides for the grant of stock options, stock appreciation rights, restricted stock awards, RSUs, other stock-based awards and cash awards. The Inducement Plan is administered by the Compensation Committee of the Board, which retains discretion to determine eligible participants to be granted awards and to set the terms and conditions of awards granted thereunder. Awards under the Inducement Plan are granted pursuant to NYSE Listing Company Manual Rule 303A.08, and, following the Company’s listing on the NYSE in May 2017, may only be granted to a prospective employee as a material inducement to the person accepting employment with the Company.
Vote Required and Board Recommendation
The affirmative vote of the holders of a majority of the shares present at the Annual Meeting in person or by proxy and entitled to vote on Proposal 3, is required to approve this Proposal 3. Abstentions will be considered as votes cast and will have the same effect as votes against the proposal, but broker non-votes will not affect the outcome of the voting on the proposal.

The Board unanimously recommends that shareholders vote “FOR” approving the Fourth Amendment to the SilverBow Resources, Inc. 2016 Equity Incentive Plan on the WHITE proxy card.

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PROPOSAL 4 — RATIFICATION OF SELECTION OF BDO USA, P.C. AS SILVERBOW’S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024
Selection of BDO USA, P.C. as Independent Auditor
The Audit Committee of the Board has selected BDO USA, P.C. as the independent registered public accounting firm for the Company to audit its consolidated financial statements for 2024. BDO USA, P.C. has served as SilverBow’s independent auditor since June 8, 2016. See “Audit Committee Disclosure” following this proposal for more information related to BDO USA, P.C.
Shareholder approval or ratification is not required for the selection of BDO USA, P.C., since the Audit Committee of the Board has the responsibility for selecting the Company’s independent registered public accounting firm. However, the selection is being submitted for ratification during the Annual Meeting as a matter of good corporate governance practice. No determination has been made as to what action the Board would take if shareholders do not approve the appointment, but the Audit Committee may reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its shareholders’ best interests.
Voting on Independent Auditor Proposal
The affirmative vote of holders of a majority of the shares present at the Annual Meeting in person or by proxy and entitled to vote on Proposal 4, is required to approve this Proposal 4. Abstentions will be considered as votes cast and will have the same effect as votes against the proposal. See “What proposals will be voted on at the meeting? What are the Board’s recommendations on how I should vote my shares and what is the voting requirement for each of the proposals? What effect will abstentions and broker non-votes have?” in the “Annual Meeting Information” section of this proxy statement for information with respect to the effect of broker non-votes, if any.

The Board unanimously recommends that shareholders vote “FOR” the ratification of the selection of BDO USA, P.C. as the Company’s independent auditor on the WHITE proxy card.

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AUDIT COMMITTEE DISCLOSURE
Preapproval Policies and Procedures
The charter of the Audit Committee provides that the Audit Committee shall approve, in its sole discretion, any services to be provided by the Company’s independent registered accounting firm, including audit services and significant non-audit services (significant being defined for these purposes as non-audit services for which fees in the aggregate equal 5% or more of the base annual audit fee paid by the Company to its independent auditor), before such services are rendered, and consider the possible effect of the performance of such latter services on the independence of the auditor. The Audit Committee may delegate preapproval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom preapproval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting. All of the services described below for 2023 and 2022 were preapproved by the Audit Committee before BDO USA, P.C. was engaged to render services. BDO USA, P.C. was not engaged to provide any non-audit services in 2023 or 2022.
Fees Paid to Independent Registered Public Accounting Firm
BDO USA, P.C. (formerly known as BDO USA, LLP) began serving as the Company’s independent registered public accounting firm in June 2016. The Audit Committee, with ratification of the shareholders, engaged BDO USA, P.C. to perform an annual audit of the Company’s financial statements for the fiscal year ended December 31, 2023. A representative from BDO USA, P.C. will be present at this year’s Annual Meeting. Such representative will have the opportunity to make a statement, if he or she desires to do so, and is expected to be available to respond to appropriate questions submitted electronically.
The following table presents fees and expenses billed by BDO USA, P.C. for its work performed for 2023 and 2022.

	2023	2022
Audit Fees	$1,098,725	$989,071
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—
Totals	$1,098,725	$989,071
The BDO USA, P.C. audit fees above were for professional services rendered in connection with the integrated audit of our consolidated financial statements and internal control over financial reporting and reviews of our quarterly consolidated financial statements. These fees also include the issuance of comfort letters, consents and assistance with review of various documents filed with the SEC. During 2023 and 2022, BDO USA, P.C. did not provide any audit-related, tax or other services to us.
Report of the Audit Committee
In connection with the financial statements for the fiscal year ended December 31, 2023, the Audit Committee has:
•reviewed and discussed the audited financial statements and internal control over financial reporting with management;
•discussed with BDO USA, P.C., the Company’s independent registered public accounting firm (the “Auditor”), the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Commission; and
•received the written disclosures and the letter from the Auditor required by the applicable requirements of the PCAOB regarding the Auditor’s communications with the Audit Committee concerning independence, and has discussed with the Auditor the Auditor’s independence.

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Based on the reviews and discussion referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in SilverBow’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
Gabriel L. Ellisor (Chair)
Michael Duginski
Jennifer M. Grigsby
Kathleen McAllister

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PROPOSAL 5 — APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD AND PROVIDE FOR THE ANNUAL ELECTION OF ALL DIRECTORS
We are asking shareholders to approve an amendment to the Company’s Certificate of Incorporation to phase in the declassification of our Board (the “Declassification Amendment”), as described below and set forth on Appendix B (with deletions indicated by strikeouts and additions indicated by underlining).
The Board unanimously approved the Declassification Amendment and is recommending its adoption by the Company’s shareholders. If adopted by the Company’s shareholders, the Declassification Amendment would become effective upon the filing of a certificate of amendment setting forth the Declassification Amendment with the Delaware Secretary of State. SilverBow intends to make the filing promptly after the Annual Meeting.
Purpose and Effect of the Declassification Amendment
Currently, members of our Board are elected for staggered terms of three years, with the current election process discussed further under “Proposal 1 - Election of Directors” earlier in this proxy statement. Both the Nominating and Strategy Committee and the Board regularly review our corporate governance practices to ensure that such practices, including the procedures for the election of directors, remain in the best interests of the Company, its shareholders and other relevant constituencies. As part of this review, the Nominating and Strategy Committee and the Board examined the Board’s classified structure, which was implemented in 2016 following the Company’s reorganization and emergence from bankruptcy.
The Board believes that its classified structure has provided stability and continuity in the leadership of the business and affairs of the Company, especially during its infant stages, because a majority of the directors would always have prior experience as directors of SilverBow. A classified board has also been an important factor in assuring a focus on the Company’s long-term growth strategies, enhancing non-management directors’ independence from special interest groups or other parties whose goals may not be in the best interests of all of our shareholders, and reinforcing a commitment to long-term shareholders value.
While the Board believes these are important benefits, the Board also recognizes the benefit of providing shareholders an annual opportunity to express in a meaningful way their views on the performance of all our directors, as well as the sentiment among certain shareholders and members of the investment community in favor of annual elections. Additionally, the Board believes that the governance structure established alongside the Company’s restructuring in 2016 is no longer in the best interest of all shareholders especially with the substantial exit of the last of SilverBow’s original large shareholders in December 2023. After careful consideration, the Board therefore determined that it would be in the best interests of the Company and its shareholders to submit for shareholder vote at this Annual Meeting an amendment to the Certificate of Incorporation that would declassify the Board on a phased-in basis concluding with our 2027 Annual Meeting, at which all directors will be elected to one-year terms.

The Declassification Amendment would not affect the election of the class of directors to be elected at this Annual Meeting. If the Declassification Amendment is adopted, (i) the class of directors standing for election at our 2025 annual meeting of shareholders will continue to serve until that meeting, and will stand for election for one-year terms commencing with that meeting; (ii) the class of directors standing for election at our 2026 annual meeting of shareholders will continue to serve until that meeting, and will stand for election for one-year term commencing with that meeting; and (iii) the class of directors standing for election at this Annual Meeting will serve out their three-year terms and, commencing with the 2027 Annual Meeting and at each annual meeting of shareholders thereafter, will stand for election for one-year terms. As a result, all directors elected at the 2027 Annual Meeting (and each annual meeting of shareholders thereafter) shall be elected for a term expiring at the next annual meeting of shareholders, and the Board shall cease to be classified.
The Declassification Amendment also provides that, until the 2027 Annual Meeting, any director elected to fill a newly created directorship that results from an increase in the number of directors shall be elected for a term expiring at the next annual meeting of shareholders, and any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of the predecessor director. From and after the 2027 Annual Meeting, any director elected to fill any vacancy shall be elected for a term expiring at the next annual meeting of shareholders.

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Legal Effectiveness of the Declassification Amendment
If shareholders approve the Declassification Amendment by an affirmative vote of the holders of at least 66 2/3% of the voting power of the shares outstanding as of the Record Date, voting together as a single class, we will file the Declassification Amendment with the Delaware Secretary of State. The Declassification Amendment will become effective upon such filing. In addition, if the shareholders approve each of the Declassification Amendment, the Majority Voting Amendment (as defined below), and the Elimination of Supermajority Voting Provisions Amendment (as defined below) (together, the “Amendments”) and the certificate of amendment setting forth the Amendments is filed with the Delaware Secretary of State, we intend to file a Restated Certificate of Incorporation to integrate the current provisions of the Company’s Certificate of Incorporation with the Amendments (each if approved) and any other previously adopted amendments to the Certificate of Incorporation into a single document. If shareholders do not approve the Declassification Amendment by the requisite vote, then the Declassification Amendment will not be filed with the Delaware Secretary of State, and the Board will remain classified.
An affirmative vote of the holders of at least 66 2/3% of the voting power of the shares outstanding as of the Record Date is required to adopt Proposal 5. Abstentions and broker non-votes, if any, will have the effect of a vote against Proposal 5. If this proposal does not receive the requisite approval by the shareholders at the Annual Meeting, the Declassification Amendment will not be implemented, and the Board will remain classified.

The Board unanimously recommends that shareholders vote “FOR” the approval and adoption of the Declassification Amendment on the WHITE proxy card.

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PROPOSAL 6 — APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO ADOPT A MAJORITY VOTING STANDARD IN UNCONTESTED ELECTIONS OF DIRECTORS
We are asking shareholders to approve an amendment to the Certificate of Incorporation to implement a majority voting standard in uncontested director elections (the “Majority Voting Amendment”), as described below and set forth on Appendix C (with deletions indicated by strikeouts and additions indicated by underlining).
The Board unanimously approved the Majority Voting Amendment and is recommending its adoption by the Company’s shareholders. If adopted by the Company’s shareholders, the Majority Voting Amendment would become effective upon the filing of a certificate of amendment setting forth the Majority Voting Amendment with the Delaware Secretary of State. SilverBow intends to make the filing promptly after the Annual Meeting.
Purpose and Effect of the Majority Voting Amendment
Under the current plurality voting system, the nominees for director who receive the highest number of affirmative votes are elected to the Board, up to the maximum number of directorships to be filled at that meeting. In uncontested elections, a director may be elected without receiving a majority of votes cast “For” his or her election and even if the number of “Withhold” votes exceeds the number of “For” votes. This standard was implemented in 2016 following the Company’s reorganization and emergence from bankruptcy.
Both the Nominating and Strategy Committee and the Board regularly review our corporate governance practices to ensure that such practices, including the voting standard for the election of directors, remain in the best interests of the Company, its shareholders, and other relevant constituencies. As part of this review, the Nominating and Strategy Committee and the Board examined the plurality voting standard that applies in director elections. Regardless, the Majority Voting Amendment would apply prospectively only, and would not affect the election of the class of directors to be elected at this Annual Meeting.
The Board believes that the adoption of a majority voting standard in uncontested director elections will give our shareholders a greater voice in determining the composition of our Board and that the vote standard established alongside the Company’s restructuring in 2016 is no longer in the best interest of all shareholders especially with the substantial exit of the last of SilverBow’s original large shareholders in December 2023. As a result of internal deliberations, conversations with current shareholders, and our ongoing commitment to maintaining strong corporate governance practices, the Board has concluded that the adoption of a majority vote standard will reinforce the Board’s accountability to our shareholders by requiring that a nominee must obtain more “For” than “Against” votes in order to be elected. After careful consideration, the Board therefore determined that it would be in the best interests of the Company and its shareholders to submit for shareholder vote at this Annual Meeting an amendment to the Certificate of Incorporation to provide for a majority voting standard in uncontested director elections.
The Board believes, however, that the plurality vote standard should continue to apply in contested director elections. If a majority vote standard is used in a contested election, fewer candidates could be elected to the board than the number of authorized board seats. Accordingly, the Company will retain plurality voting in contested elections.
If shareholders approve the Majority Voting Amendment, the Board also plans to amend the Company’s Principles of Corporate Governance to implement a director resignation policy consistent with the majority voting standard. The policy will provide that any director who is not elected by a majority of the votes cast is expected to tender his or her resignation to the Nominating and Strategy Committee. The Nominating and Strategy Committee (excluding the director who tendered the resignation) will recommend to the Board whether to accept or reject the resignation offer, or whether other action should be taken. In determining whether to recommend that the Board accept any resignation offer, the Nominating and Strategy Committee may consider all factors that the Committee’s members believe are relevant. In deciding whether to accept the resignation offer, the Board will consider the factors considered by the Nominating and Strategy Committee and any additional information and factors that the Board believes to be relevant. The Board will act on the tendered resignation within 90 days following certification of the shareholder vote.
Legal Effectiveness of the Majority Voting Amendment
If shareholders approve the Majority Voting Amendment by an affirmative vote of the holders of at least 66 2/3% of the voting power of the shares outstanding as of the Record Date, voting together as a single class,

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we will file the Majority Voting Amendment with the Delaware Secretary of State. The Majority Voting Amendment will become effective upon such filing. The Board has also approved conforming amendments to our Bylaws, contingent upon shareholder approval of the Majority Voting Amendment. In addition, if the shareholders approve each of the Amendments and the certificate of amendment setting forth the Amendments is filed with the Delaware Secretary of State, we intend to file a Restated Certificate of Incorporation to integrate the current provisions of the Company’s Certificate of Incorporation with the Amendments (each if approved) and any other previously adopted amendments to the Certificate into a single document. If shareholders do not approve the Majority Voting Amendment by the requisite vote, then the Majority Voting Amendment will not be filed with the Delaware Secretary of State.
An affirmative vote of the holders of at least 66 2/3% of the voting power of the shares outstanding as of the Record Date is required to adopt Proposal 6. Abstentions and broker non-votes, if any, will have the effect of a vote against Proposal 6. If this proposal does not receive the requisite approval by the shareholders at the Annual Meeting, the Majority Voting Amendment will not be implemented, and directors will continue to be elected by a plurality of the votes cast.

The Board unanimously recommends that shareholders vote “FOR” the approval and adoption of the Majority Voting Amendment on the WHITE proxy card.

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PROPOSAL 7 — APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTING PROVISIONS
We are asking shareholders to approve an amendment to the Certificate of Incorporation to eliminate the “supermajority voting provisions” pertaining to amendments to our governing documents (the “Elimination of Supermajority Voting Provisions Amendment”), as described below and set forth on Appendix D (with deletions indicated by strikeouts and additions indicated by underlining).
The Board unanimously approved the Elimination of Supermajority Voting Provisions Amendment and is recommending its adoption by the Company’s shareholders. If adopted by the Company’s shareholders, the Elimination of Supermajority Voting Provisions Amendment would become effective upon the filing of a certificate of amendment setting forth the Elimination of Supermajority Voting Provisions Amendment with the Delaware Secretary of State. The Company intends to make the filing promptly after the Annual Meeting.
Purpose and Effect of the Elimination of Supermajority Voting Provisions Amendment
Currently, shareholder approval of amendments to our governing documents requires the affirmative vote of holders of at least 66 2/3% of the voting power of shares outstanding. Both the Nominating and Strategy Committee and the Board regularly review our corporate governance practices to ensure that such practices remain in the best interests of the Company, its shareholders, and other relevant constituencies. As part of this review, the Nominating and Strategy Committee and the Board examined the supermajority voting provisions contained in our Certificate of Incorporation.
A supermajority vote requirement like the one contained in the Certificate of Incorporation is intended to facilitate corporate governance stability and provide protection against self-interested action by large shareholders by requiring broad shareholder consensus to make certain fundamental changes to the Company’s governing documents. SilverBow’s supermajority vote standard was established in 2016 with the Company’s restructuring by our original large shareholders. Given the significant ownership percentages of those shareholders, the supermajority requirement was a way to prevent just one or two shareholders from usurping the rights of other smaller holders. As of December 2023, the Company’s original shareholders have substantially exited and our shareholder makeup has changed. Therefore, while such protections are designed to benefit shareholders, as corporate governance standards have evolved, some shareholders and commentators now view these provisions as limiting the ability of shareholders to effectively participate in corporate governance. Accordingly, after careful consideration, the Board has determined that it would be in the best interests of the Company and its shareholders to submit for shareholder vote at this Annual Meeting an amendment to the Certificate of Incorporation to enable our shareholders to more easily approve amendments to our Certificate of Incorporation and Bylaws by the affirmative vote of a majority in voting power of the outstanding shares of Company stock.
The Board also considered that eliminating these supermajority voting requirements better aligns our governance with governance practices supported by certain shareholders and members of the investor community, who generally view a majority vote as sufficient for shareholder approval of amendments to governing documents. In addition, the Board noted that many other public companies have transitioned away from including these kinds of supermajority voting provisions in their governing documents.
If adopted, the Elimination of Supermajority Voting Provisions Amendment will (i) reduce the vote required for our shareholders to alter, amend, restate, or repeal our Bylaws and (ii) reduce the vote required to amend, alter, or repeal any provision of the Certificate of Incorporation from (A) 66 2/3% in voting power of the outstanding shares of stock entitled to vote thereon, voting together as a single class to (B) a majority in voting power of the outstanding shares of stock entitled to vote thereon, voting together as a single class.
Legal Effectiveness of the Supermajority Voting Provisions Amendment
If shareholders approve the Elimination of Supermajority Voting Provisions Amendment by an affirmative vote of the holders of at least 66 2/3% of the voting power of the shares outstanding as of the Record Date, voting together as a single class, we will file the Elimination of Supermajority Voting Provisions Amendment with the Delaware Secretary of State. The Elimination of Supermajority Voting Provisions Amendment will become effective upon such filing. The Board has also approved conforming amendments to our Bylaws, contingent upon shareholder approval of the Elimination of Supermajority Voting Provisions Amendment. In addition, if the shareholders approve each of the Amendments and the certificate of amendment setting forth the Amendments is filed with the Delaware Secretary of State, we intend to file a Restated Certificate of Incorporation to integrate the

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current provisions of the Company’s Certificate of Incorporation with the Amendments (each if approved) and any other previously adopted amendments to the Certificate into a single document. If shareholders do not approve the Elimination of Supermajority Voting Provisions Amendment by the requisite vote, then the Elimination of Supermajority Voting Provisions Amendment will not be filed with the Delaware Secretary of State.
An affirmative vote of the holders of at least 66 2/3% of the voting power of the shares outstanding as of the Record Date is required to adopt Proposal 7. Abstentions and broker non-votes, if any, will have the effect of a vote against Proposal 7. If this proposal does not receive the requisite approval by the shareholders at the Annual Meeting, the Elimination of Supermajority Voting Provisions Amendment will not be implemented, and the supermajority voting provisions will remain in our Certificate of Incorporation.

The Board unanimously recommends that shareholders vote “FOR” the approval and adoption of the Elimination of Supermajority Voting Provisions Amendment on the WHITE proxy card.

86 | SilverBow Resources, Inc.	2024 Proxy Statement

PROPOSAL 8 – THE KIMMERIDGE PROPOSAL

We have received notice from Kimmeridge, expressing the intention of Kimmeridge to present the Kimmeridge Proposal to remove Leland T. Jourdan (as the replacement for former director Christoph O. Majeske) from the Board at the Annual Meeting. Kimmeridge has notified us that it intends to present the following proposal for consideration at the Annual Meeting.
RESOLVED, that (i) Christoph O. Majeske and (ii) any person, nominated, appointed or elected to the Board of Directors of SilverBow Resources, Inc. subsequent to January 1, 2024 to fill any vacancy or newly created directorship prior to the effectiveness of this proposal, be and hereby is removed.
Board Recommendation and Vote Required
The Board believes that the removal of Mr. Jourdan from the Board is not in the best interests of the Company’s shareholders and that Kimmeridge is making the Kimmeridge Proposal, together with its proposal to nominate the Kimmeridge nominees to the Board, to further its own self-serving agenda to ultimately gain control of the Company. Mr. Jourdan, whom the Board determined is an independent director, brings significant relevant and diverse experience and expertise to the Board. The Board does not endorse the Kimmeridge Proposal and unanimously recommends that you vote “AGAINST” the approval of the Kimmeridge Proposal.

As described in the “Director Refreshment, Orientation and Education” section of this proxy statement, SVP substantially exited the Company in December 2023. In connection with this ownership change and the exit of other Consenting Noteholders, the Board has taken significant steps to refresh its Board membership by adding two (2) Board seats, replacing one (1) director in 2023 and replacing one (1) director in 2024. In furtherance of this review and refreshment of the Board membership, on March 27, 2024, the Board appointed Mr. Jourdan as a Class I director to fill the vacancy on the Board created by Mr. Majeske’s resignation. Unless the Kimmeridge Proposal is approved, Mr. Jourdan will hold office until the next election of Class I directors and until his respective successor shall have been duly elected and qualified or until his earlier death, resignation, removal, retirement or disqualification.
The appointment of Mr. Jourdan to the Board completes the Nominating and Strategy Committee’s 18-month comprehensive director search process, which was conducted with the assistance of a globally recognized search firm. Mr. Jourdan was extensively vetted by the Board, as described in the “Directors Nomination Process” section of this proxy statement. The Board selected Mr. Jourdan as a director based on his deep experience in the oil and gas industry and leadership and accomplishments in promoting diversity, equity and inclusion. More information regarding Mr. Jourdan’s qualifications and experience is set forth in the “Summary of Director Qualifications” and “Continuing Members of the Board” sections of this proxy statement.
The Board believes that the participation of Mr. Jourdan on the Board will enhance shareholder value due to his strong skillsets that are closely aligned with key drivers of our business. The Board believes that the removal of Mr. Jourdan (and any resulting vacancy) could adversely impact the value of your investment and is not in the best interests of stockholders.
The affirmative vote of the holders of at least majority of the voting power of the shares outstanding as of the Record Date entitled to vote generally for the election of directors is required to approve this Proposal 8. Abstentions and broker non-votes, if any, will have the effect of a vote against Proposal 8. If this proposal receives the requisite approval by the shareholders at the Annual Meeting, Mr. Jourdan will be removed from the Board and there will be a vacancy on the Board. The Certificate of Incorporation allows any vacancies on the Board to be filled by the Board, acting by a majority of the remaining directors then in office, even if they constitute less than a quorum of the Board pursuant to the Bylaws, or by a sole remaining director. If a vacancy occurs as the result of a removal of Mr. Jourdan, then the Board, as constituted at that time, could choose to fill the resulting vacancy. If this proposal does not receive the requisite approval by the shareholders at the Annual Meeting, Mr. Jourdan will remain in office until the 2026 annual meeting of shareholders, or until his earlier resignation.

The Board unanimously recommends that shareholders vote “AGAINST” the approval of the Kimmeridge Proposal on the WHITE proxy card.

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ANNUAL MEETING INFORMATION
General Information
What is a proxy?
A proxy is your legal designation of another person or persons (the “proxy” or “proxies”) to vote on your behalf. By voting your shares as instructed in the materials you received, you are giving the designated proxies appointed by the Board the authority to vote your shares in the manner you indicate on the accompanying WHITE proxy card.
Who are the proxies appointed by the Board for the Annual Meeting?
The following officers of SilverBow have been appointed to act as proxies for the Company with respect to shares of our issued and outstanding Common Stock at the Annual Meeting:

Sean C. Woolverton	Chief Executive Officer
Christopher M. Abundis	Executive Vice President, Chief Financial Officer and General Counsel
Steven W. Adam	Executive Vice President and Chief Operating Officer
Who is qualified to vote?
You are qualified to receive notice of and to vote for the proposals to be voted on at our Annual Meeting if you own shares of Common Stock as of the close of business on our Record Date.
How many shares of Common Stock are entitled to vote for the proposals to be voted on at the Annual Meeting?
As of the close of business on March 22, 2024, there were 25,523,808 shares of Common Stock issued, outstanding and entitled to vote for the proposals to be voted on at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter presented.
What is the difference between holding shares as a shareholder of record and as a beneficial owner?
Many of our shareholders hold their shares through a broker, trustee or other nominee rather than having the shares registered directly in their own name. There are some distinctions between shares held of record and those owned beneficially that are summarized below.
Shareholder of Record – If your shares are registered directly in your name with our transfer agent, you are the shareholder of record of the shares. As the shareholder of record, you have the right to grant a proxy to vote your shares to the Company or another person, or to vote your shares during the Annual Meeting.
Beneficial Owner – If your shares are held through a broker, trustee or other nominee, it is likely that they are registered in the name of the nominee and you are the beneficial owner of shares held in “street name.” As the beneficial owner of shares held for your account, you have the right to direct the registered holder to vote your shares as you instruct. Your broker, trustee or other nominee has provided a voting instruction form for you to use in directing how your shares are to be voted. If you do not provide your broker, trustee or other nominee with instructions on how to vote your shares, your broker, trustee or other nominee may be able to vote your shares with respect to some of the proposals, but not all. Please see “What will happen if I do not vote my shares?” below for additional information. You are also invited to attend the Annual Meeting. However, since a beneficial owner is not the shareholder of record, you may not vote your shares in person at the meeting unless you obtain a legal proxy from the registered holder of the shares giving you the right to do so.

How do I vote for the proposals to be voted on at the Annual Meeting?
Prior to the Annual Meeting, if you are a shareholder of record, you may vote using any of the following methods:
Via the Internet – You may vote electronically locating the control number on your WHITE proxy card and accessing www.proxyvotenow.com/[•].

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By Telephone – Shareholders who have received printed copies of the proxy materials may vote by proxy by calling the number located on the WHITE proxy card.

By Mail – Shareholders who have received printed copies of the proxy materials may vote by proxy by completing signing and dating the WHITE proxy card accompanying the proxy materials you received by mail and returning it in the postage-paid envelope provided.

If you are a beneficial owner whose shares are held in “street name,” i.e., in the name of a broker, trust or other nominee, you should refer to the instructions provided by the broker, trustee or other nominee that holds your shares. You should follow the instructions in the voting instructions provided by your broker, trustee or nominee in order to instruct your broker, trustee or other nominee on how to vote your shares. The availability of telephone and internet voting will depend on the voting process of the broker, trustee or nominee.
The Board strongly urges you to discard and NOT vote using any [•] proxy card that may be sent to you by Kimmeridge.

During the Annual Meeting, if you are a shareholder of record, you may vote in person at the Annual Meeting. We will give you a ballot during the meeting.
If you are a beneficial owner whose shares are held in “street name,” i.e., in the name of a broker, trust or other nominee, and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares. Even if you wish to attend the Annual Meeting in person, we urge you to vote your shares in advance of the Annual Meeting by following the instruction on your WHITE voting instruction form.

What are other considerations in voting my shares?
In order to ensure that all votes are received, the Company recommends that you vote your shares in advance of the Annual Meeting by following the instructions on your WHITE proxy card or WHITE voting instruction form. This way your vote will be counted whether or not you later decide to attend the meeting.
What is a quorum?

Under applicable state law and our governing instruments, we may only hold the Annual Meeting if a quorum is present. The holders of a majority of the voting power of the outstanding shares of stock of SilverBow entitled to vote for the proposals to be voted on at the Annual Meeting, either represented by attendance at the meeting or represented by proxy, shall constitute a quorum for the Annual Meeting. Votes withheld, abstentions and broker non-votes are deemed as “present” during the Annual Meeting and are counted for quorum purposes. If a quorum is not present at the Annual Meeting, the meeting may be adjourned until a quorum is obtained.
Will there be a proxy contest at the Annual Meeting?
Kimmeridge has notified the Company of its intent to, at the Annual Meeting, nominate three (3) candidates for election as directors in opposition to the nominees recommended by the Board and present the Kimmeridge Proposal to remove Leland T. Jourdan (as the replacement for former director Christoph O. Majeske) from the Board pursuant to the Kimmeridge Proposal. As previously disclosed in the Company’s Current Report on Form 8-K filed on March 28, 2024, Mr. Majeske resigned as a Class I director on the Board and as Chair and a member of the Compensation Committee, effective March 27, 2024. In connection with such resignation, the Board appointed Leland T. Jourdan, effective as of March 27, 2024, as a Class I director on the Board to fill the vacancy created by Mr. Majeske’s resignation. The Board does not endorse any of the Kimmeridge nominees or the Kimmeridge Proposal and unanimously recommends that you vote “FOR” only the nominees proposed by the Board, “WITHHOLD” on each of the Kimmeridge nominees and “AGAINST” the approval of the Kimmeridge Proposal using the WHITE proxy card accompanying this proxy statement.
What proposals will be voted on at the meeting? What are the Board’s recommendations on how I should vote my shares and what is the voting requirement for each of the proposals? What effect will abstentions and broker non-votes have?
The chart below summarizes the Board’s recommendations, voting standards and effects of abstentions and broker non-votes on the outcome of the vote for the proposals at the Annual Meeting.

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Proposal	Board Recommendation	Votes Required	Effect of Abstentions	Effect of Broker Non-Votes (if any)
Proposal 1 — Election of Directors	FOR each of the Company nominees to the Board and WITHHOLD on each of the Kimmeridge nominees	Plurality of votes cast	None	No effect
Proposal 2 — Advisory Vote to Approve Executive Compensation	FOR	Majority of the shares present at the Annual Meeting in person or by proxy and entitled to vote on that proposal	Same as “AGAINST”	No effect
Proposal 3 — Approval of the Fourth Amendment to the SilverBow Resources, Inc. 2016 Equity Incentive Plan	FOR	Majority of the shares present at the Annual Meeting in person or by proxy and entitled to vote on that proposal	Same as “AGAINST”	No effect
Proposal 4 — Ratification of the Selection of BDO USA, P.C. as SilverBow’s Independent Auditor for the Fiscal Year Ending December 31, 2024	FOR	Majority of the shares present at the Annual Meeting in person or by proxy and entitled to vote on that proposal	Same as “AGAINST”	No effect See footnote (1) below
Proposal 5 — Approval of an Amendment to Our Certificate of Incorporation to Declassify the Board and Provide for the Annual Election of All Directors	FOR	66 2/3% of the voting power of the outstanding shares of Common Stock entitled to vote at the Annual Meeting	Same as “AGAINST”	Same as “AGAINST”
Proposal 6 — Approval of an Amendment to Our Certificate of Incorporation to Adopt a Majority Voting Standard in Uncontested Elections of Directors	FOR	66 2/3% of the voting power of the outstanding shares of Common Stock entitled to vote at the Annual Meeting	Same as “AGAINST”	Same as “AGAINST”
Proposal 7 — Approval of an Amendment to Our Certificate of Incorporation to Eliminate Supermajority Voting Provisions	FOR	66 2/3% of the voting power of the outstanding shares of Common Stock entitled to vote at the Annual Meeting	Same as “AGAINST”	Same as “AGAINST”
Proposal 8 — The Kimmeridge Proposal, if properly presented at the Annual Meeting, to remove Leland T. Jourdan (as the replacement for former director Christoph O. Majeske) from the Board	AGAINST	Majority of the voting power of the outstanding shares of Common Stock entitled to vote generally for the election of directors at the Annual Meeting	Same as “AGAINST”	Same as “AGAINST”

(1)     Typically, this proposal is considered to be a “routine” matter under the NYSE rules. Accordingly, typically, if you hold your shares in street name and do not provide voting instructions to your broker, trustee, or other nominee that holds your shares, your broker, trustee, or other nominee has discretionary authority under NYSE rules to vote your shares on this proposal. However, to the extent that Kimmeridge provides a [·] proxy card or voting instruction form to shareholders who hold their shares in “street name,” Proposal 4 included in this proxy statement will be a “non-routine” matter, and brokers will not have discretionary voting authority to vote on any of the proposals presented at the Annual Meeting. Such broker non-votes would have no effect on the outcome of Proposal 4. If, however, Kimmeridge does not provide a [·] proxy card or voting instruction form to shareholders who hold their shares in “street name,” then Proposal 4 would be considered to be a routine matter, and your broker, trustee or other nominee would be able to vote upon the matter if you do not provide them with specific voting instructions. However, in that event, it is possible that a broker may choose not to exercise discretionary authority with respect to Proposal 4. In that case, if you do not instruct your broker how to vote with respect to Proposal 4, your broker may not vote with respect to such proposal. Therefore, we encourage you to instruct your broker, trustee, or other nominee to vote your shares by filling out and returning the enclosed WHITE proxy card.

The Board strongly urges you to discard and NOT vote using any [•] proxy card that may be sent to you by Kimmeridge.

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What are my choices when voting?
Proposal 1 — You may cast your vote “FOR” electing each of the nominees as directors or “WITHHOLD” your vote on one or more nominees. You cannot vote “FOR” more than three (3) directors.

Proposals 2, 3, 4, 5, 6, 7 and 8 — You may cast your vote “FOR” or “AGAINST” or you may abstain with respect to the approval of each proposal.

What are broker non-votes?

A “broker non-vote” occurs with respect to a proposal when a broker, trustee, or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of shareholders but is not permitted to vote on other proposals without instructions from the beneficial owner. Under the rules of the NYSE, brokers, trustees, or other nominees may generally vote on routine matters without instructions from a beneficial owner but cannot vote on non-routine matters. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal, but are considered “outstanding” for purposes of Proposals 5 through 8 herein.

Note that whether a proposal is considered routine or non-routine is subject to NYSE rules and final determination by the stock exchange. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. As a result, we urge you to direct your broker, trustee or other nominee how to vote your shares on all proposals to ensure that your vote is counted.

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you vote by proxy card and sign the proxy card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” the three (3) nominees proposed by the Board and named in this proxy statement and “WITHHOLD” on each of the Kimmeridge nominees, “FOR” the approval of the nonbinding advisory vote to approve the compensation of SilverBow’s named executive officers as presented in this proxy statement, “FOR” the approval of the Fourth Amendment to the SilverBow 2016 Equity Incentive Plan, “FOR” the ratification of the selection of BDO USA, P.C. as SilverBow’s independent auditor for the fiscal year ending December 31, 2024, “FOR” the approval of an amendment to the Certificate of Incorporation to declassify the Board and provide for the annual election of all directors, “FOR” the approval of an amendment to the Certificate of Incorporation to adopt a majority voting standard in uncontested election of directors, “FOR” the approval of an amendment to the Certificate of Incorporation to eliminate supermajority provisions and “AGAINST” the approval of the Kimmeridge Proposal).

In light of Kimmeridge’s intention to nominate a slate of three (3) directors, we expect the Annual Meeting to have a contested director election. Under the NYSE rules, this means that for shares held in accounts to which Kimmeridge’s proxy materials have been sent, brokers, trustees, and other nominees will not have discretionary authority to vote for any matters described in this proxy statement (including the ratification of the appointment of the independent registered public accounting firm) unless they receive your instructions.

Broker non-votes differ from abstentions. For the effect of abstentions on the matters to be voted on at the annual meeting, please refer to “What proposals will be voted on at the meeting? What are the Board’s recommendations on how I should vote my shares and what is the voting requirement for each of the proposals? What effect will abstentions and broker non-votes have?” above.

What will happen if I do not vote my shares?

If you are the shareholder of record and you do not vote by proxy card, by telephone or via the internet by accessing www.proxyvotenow.com/[•] before the Annual Meeting, or during the Annual Meeting, your shares will not be voted at the Annual Meeting.

If you are the beneficial owner of your shares, your broker, trustee or other nominee may vote your shares only on those proposals on which it has discretion to vote. Under the NYSE rules, your broker, trustee or nominee is prohibited from voting your shares on non-routine items (referred to as a “broker non-vote”) if you have not given your broker, trustee or nominee voting instructions on that matter. Note that whether a proposal is considered routine or non-routine is subject to NYSE rules and final determination by the stock exchange. Even

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with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. See “What are broker non-votes?” above. As a result, we urge you to direct your broker, trustee or other nominee how to vote your shares on all proposals to ensure that your vote is counted.

In light of Kimmeridge’s intention to nominate a slate of three (3) directors, we expect the Annual Meeting to have a contested director election. Under the NYSE rules, this means that for shares held in accounts to which Kimmeridge’s proxy materials have been sent, your broker, trustee or other nominee will not have discretionary authority to vote for any proposals described in this proxy statement (including the ratification of the appointment of the independent registered public accounting firm) unless your broker, trustee or other nominee receives your instructions.

How will my shares be voted if I submit a proxy card but do not specify how they should be voted?
If you are a shareholder of record and properly sign and return the WHITE proxy card or complete your proxy by telephone or via the internet by accessing www.proxyvotenow.com/[•], the individuals named on the WHITE proxy card (your “proxies”) will vote your shares in the manner you indicate. If you sign and return the WHITE proxy card without specifying how you want your shares voted, they will be voted “FOR” the election of all Company nominees to the Board and “WITHHOLD” on each of the Kimmeridge nominees as set forth under “Proposal 1 – Election of Directors”, “FOR” the approval of the nonbinding advisory vote to approve the compensation of SilverBow’s named executive officers as presented in this proxy statement, “FOR” the approval of the Fourth Amendment to the SilverBow 2016 Equity Incentive Plan, “FOR” the ratification of the selection of BDO USA, P.C. as SilverBow’s independent auditor for the fiscal year ending December 31, 2024, “FOR” the approval of an amendment to the Certificate of Incorporation to declassify the Board and provide for the annual election of all directors, “FOR” the approval of an amendment to the Certificate of Incorporation to adopt a majority voting standard in uncontested election of directors, “FOR” the approval of an amendment to the Certificate of Incorporation to eliminate supermajority provisions and “AGAINST” the approval of the Kimmeridge Proposal. Despite this, the Board urges you to mark your WHITE proxy card in accordance with the Board’s recommendations. If any other business should properly come before the Annual Meeting, your proxies will vote on such matters according to their best judgment.

If you are a beneficial owner of your shares and properly sign and return the WHITE proxy card or complete your proxy by telephone or via the internet by accessing www.proxyvotenow.com/[•], your broker, trustee or other nominee will vote your shares in the manner you indicate to your broker, trustee or other nominee. The availability of telephone and internet voting will depend on the voting process of the broker, trustee or nominee. If you sign and return the WHITE proxy card without specifying how you want your shares voted with respect to the Election of Directors, then your shares may be voted in line with the Board’s recommendation with respect to the proposal, i.e., “FOR” the three (3) nominees proposed by the Board and named in this proxy statement and “WITHHOLD” on each of the Kimmeridge nominees, depending on the broker, trustee or other nominee through which you hold your shares, as set forth under “Proposal 1 – Election of Directors”, “FOR” the approval of the nonbinding advisory vote to approve the compensation of SilverBow’s named executive officers as presented in this proxy statement, “FOR” the approval of the Fourth Amendment to the SilverBow 2016 Equity Incentive Plan, “FOR” the ratification of the selection of BDO USA, P.C. as SilverBow’s independent auditor for the fiscal year ending December 31, 2024, “FOR” the approval of an amendment to the Certificate of Incorporation to declassify the Board and provide for the annual election of all directors, “FOR” the approval of an amendment to the Certificate of Incorporation to adopt a majority voting standard in uncontested election of directors, “FOR” the approval of an amendment to the Certificate of Incorporation to eliminate supermajority provisions and “AGAINST” the approval of the Kimmeridge Proposal. The Board strongly urges you to mark your WHITE voting instruction form in accordance with the Board’s recommendations.

What if I submit a proxy card with more than three (3) nominees selected?

If you are a shareholder of record and you vote “FOR” more than three (3) nominees on your WHITE proxy card, your votes on Proposal 1 regarding nominees will be invalid and will not be counted. If you are a beneficial owner of your shares and you vote “FOR” more than three (3) nominees on your WHITE voting instruction form, your votes on Proposal 1 regarding nominees will be invalid and will not be counted. Please carefully review the instructions provided by your broker, trustee or other nominee.

What if I submit a proxy card with fewer than three (3) nominees selected?

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If you are a shareholder of record and you vote “FOR” with respect to fewer than three (3) nominees on your WHITE proxy card, your votes on Proposal 1 regarding nominees will only be voted “FOR” those nominees you have so marked. If you are a beneficial owner of your shares and you vote “FOR” with respect to fewer than three (3) nominees on your WHITE voting instruction form, you shares will only be voted “FOR” those nominees you have so marked. Please carefully review the instructions provided by your broker, trustee or other nominee.
What happens if I submit a proxy card without voting “FOR” any nominees and “WITHHOLD” my vote on one or more nominees?

If you are a shareholder of record and you do not vote “FOR” any nominees and “WITHHOLD” your vote on one or more nominees, your vote will not be counted as votes cast and will have no effect on the result of the vote, although “WITHHOLD” vote(s) will be considered present for the purpose of determining the presence of a quorum. If you are a beneficial owner of your shares and you do not vote “FOR” any nominees and “WITHHOLD” your vote on one or more nominees, your vote will not be counted as votes cast and will have no effect on the result of the vote, although “WITHHOLD” vote(s) will be considered present for the purpose of determining the presence of a quorum. As described previously, in light of Kimmeridge’s intention to nominate a slate of three (3) directors, we expect the Annual Meeting to have a contested director election and, as provided under the Certificate of Incorporation and Bylaws, directors will be elected on a plurality basis. This means that the three (3) director nominees receiving the greatest number of votes cast “FOR” their election will be elected. Please carefully review the instructions provided by your broker, trustee or other nominee.

What happens if Leland T. Jourdan is removed pursuant to the Kimmeridge Proposal?

The removal of Leland T. Jourdan will result in a vacancy on the Board. The Certificate of Incorporation allows any vacancies on the Board to be filled by the Board, acting by a majority of the remaining directors then in office, even if they constitute less than a quorum of the Board pursuant to the Bylaws, or by a sole remaining director. If a vacancy occurs as the result of a removal of Mr. Jourdan, then the Board, as constituted at that time, could choose to fill the resulting vacancy.
What are the consequences if the Kimmeridge Proposal is not approved?

If the Kimmeridge Proposal is not approved at the Annual Meeting, then Leland T. Jourdan will remain in office until the 2026 annual meeting of shareholders, or until his earlier resignation.

Can I change my vote after I have voted?
You may revoke your proxy and change your vote at any time before the final vote during the Annual Meeting. If you submit a vote and wish to change it prior to the Annual Meeting, you may vote again via the internet by accessing www.proxyvotenow.com/[•] or by telephone before the date and time that internet and telephone voting is no longer available, as set forth on your WHITE proxy card accompanying the proxy materials you received. Only the latest validly executed proxy that you submit will be counted—any proxy may be revoked at any time prior to its exercise at the Annual Meeting. You may also change your vote by signing and returning a new WHITE proxy card with a later date. You may also change your vote by attending the Annual Meeting and voting by ballot at the meeting. If you are a beneficial owner, you should refer to any instructions provided by the broker, trustee or other nominee who holds your shares on how to revoke your voting instructions or change your vote.

If you have already voted using a [•] proxy card that may be sent to you by Kimmeridge, you have every right to change your vote and we strongly urge you to revoke that proxy by voting “FOR” only the Company nominees (Gabriel L. Ellisor, Kathleen McAllister and Charles W. Wampler), “WITHHOLD” on each of the Kimmeridge nominees and “AGAINST” the approval of the Kimmeridge Proposal by marking, signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided or following the instructions on your WHITE proxy card to vote by telephone or via the internet by accessing www.proxyvotenow/com/[•]. Only the latest validly executed proxy that you submit will be counted – any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

Is the Company using a universal proxy card in connection with voting at the Annual Meeting?

Please note that this year, your proxy card looks different. It has more names on it than there are seats up for election, under new requirements called a “universal proxy card.” This means the Company’s proxy card is

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required to list the Kimmeridge nominees in addition to your Board’s nominees. However, our Board unanimously recommends using the WHITE universal proxy card and voting “FOR” each of the three (3) nominees proposed by the Board and “WITHHOLD” on each of the Kimmeridge nominees.

What does it mean if I receive more than one WHITE proxy card or WHITE voting instruction form?

If you receive more than one WHITE proxy card or WHITE voting instruction form, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the voting instructions on how to access each proxy card and vote each WHITE proxy card by telephone or via the internet by accessing www.proxyvotenow/com/[•]. If you are a beneficial owner of shares, the availability of telephone and internet voting will depend on the voting process of the broker, trustee or nominee. If you received paper proxy materials by mail, please complete, sign, and return each proxy card to ensure that all of your shares are voted.

You may receive solicitation materials from Kimmeridge, including proxy statements and [•] proxy cards. SilverBow is not responsible for the accuracy or completeness of any information provided by or relating to Kimmeridge or its nominees contained in solicitation materials filed or disseminated by or on behalf of Kimmeridge or any other statements Kimmeridge may make.

What should I do with any [•] proxy cards sent to me by Kimmeridge?

Kimmeridge has notified the Company of its intent to nominate three (3) candidates for election as directors at the Annual Meeting in opposition to the nominees recommended by the Board and present the Kimmeridge Proposal to remove Leland T. Jourdan (as the replacement for former director Christoph O. Majeske) from the Board at the Annual Meeting. We do not know whether Kimmeridge will in fact nominate individuals for election as directors at the Annual Meeting or solicit proxies. The nominations made by Kimmeridge and the Kimmeridge Proposal have NOT been endorsed by our Board. SilverBow is not responsible for the accuracy or completeness of any information provided by or relating to Kimmeridge or its nominees contained in solicitation materials filed or disseminated by or on behalf of Kimmeridge or any other statements Kimmeridge may make.

We strongly urge you to disregard any materials, including any [•] proxy card that may be sent to you by Kimmeridge. We urge you instead to vote “FOR” only the Company nominees (Gabriel L. Ellisor, Kathleen McAllister and Charles W. Wampler), “WITHHOLD” on each of the Kimmeridge nominees and “AGAINST” the approval of the Kimmeridge Proposal by marking, signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided or following the instructions on your WHITE proxy card to vote by telephone or via the internet by accessing www.proxyvotenow.com/[•]. Only the latest validly executed proxy that you submit will be counted – any proxy may be revoked at any time prior to its exercise at the Annual Meeting by following the instructions under “Can I change my vote after I have voted?”. You may also revoke any previously submitted proxy by attending the Annual Meeting and voting your shares at the Annual Meeting. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Innisfree, at (877) 825-8793 (toll-free from the U.S. and Canada) or +1 (412) 232-3651 from other countries.

How can I find the voting results of the Annual Meeting?

Given that we expect the Annual Meeting to be a contested meeting, we will not be announcing preliminary results at the Annual Meeting. Final results will be published in a current report on Form 8-K to be filed with the SEC within four (4) business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Who is conducting this proxy solicitation?
The Board is soliciting your vote for the matters being submitted for shareholder approval at the Annual Meeting. In addition to this solicitation by the Board, officers and other employees of SilverBow may solicit proxies in person or by mail, delivery service, telephone or other means of communication. Directors, officers, and employees who help us in the solicitation will not be separately compensated for those services, but they may be reimbursed by SilverBow for their out-of-pocket expenses incurred in connection with the solicitation. SilverBow will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy

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materials to the beneficial owners of shares of Common Stock as of the Record Date and will reimburse these entities for the reasonable out-of-pocket expenses incurred in forwarding the proxy materials to beneficial owners. The cost of preparing, printing and mailing the proxy materials and soliciting proxies will be paid for by SilverBow.

The Company has retained Innisfree to provide consulting, analytic and proxy solicitation services in connection with the Annual Meeting. Innisfree expects that approximately [•] of its employees will assist in the proxy solicitation. Under our agreement with Innisfree, we will pay Innisfree a fee of up to approximately $[•] for such consulting, analytic and proxy solicitation services. The Company has also retained Alliance Advisors, LLC (“Alliance”) to act as a proxy advisor in conjunction with the Annual Meeting and to perform proxy watch services which includes monitoring and reporting on voting for the Annual Meeting. The Company has agreed to pay Alliance $[•], plus the reimbursement of reasonable out-of-pocket expenses, for such proxy advisory and watch services. The Company has also agreed to indemnify each of Innisfree and Alliance against certain liabilities relating to, or arising out of, its respective engagement with the Company. The expense incurred by the Company to date in furtherance of, or in connection with, this solicitation is approximately $[•]. The Company anticipates that its total expenditures based on current circumstances could be up to approximately $[•]. The actual amount finally spent could be higher or lower depending on changing facts and circumstances in connection with this solicitation.

We estimate that approximately five of our employees will assist in the proxy solicitation. Appendix F sets forth information relating to certain of SilverBow’s directors, director nominees and certain executive officers and employees who are considered “participants” in SilverBow’s solicitation under the rules of the SEC by reason of their position as directors of SilverBow or because they may be soliciting proxies on SilverBow’s behalf.

IMPORTANT

You may receive solicitation materials from Kimmeridge, including proxy statements and [•] proxy cards. SilverBow is not responsible for the accuracy or completeness of any information provided by or relating to Kimmeridge or its nominees contained in solicitation materials filed or disseminated by or on behalf of Kimmeridge or any other statements Kimmeridge may make. The Board strongly urges you to discard and NOT vote using any [•] proxy card that may be sent to you by Kimmeridge.

Your vote at the Annual Meeting is especially important, no matter how many or how few shares you own. Please vote using the WHITE proxy card and vote “FOR” the Company nominees, “WITHHOLD” on the Kimmeridge nominees and “AGAINST” the approval of the Kimmeridge Proposal. Only your latest validly executed proxy will count and any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in this proxy statement.

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SHAREHOLDER PROPOSALS
SEC Rule 14a-8 Proposals for Inclusion in the Company’s 2025 Proxy Materials
Pursuant to the rules promulgated by the SEC, a shareholder who seeks to include a proposal in the Company’s proxy materials for the annual meeting of the shareholders of the Company to be held in 2025 must timely submit such proposal in accordance with SEC Rule 14a-8 to the Company, addressed to the Secretary of SilverBow Resources, Inc., 920 Memorial City Way, Suite 850, Houston, Texas 77024, no later than [•], 2024, unless the date of our 2025 annual meeting is more than 30 days before or after [•] 2025, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials.
Advanced Notice of Nominations or Proposed Business for the Company’s 2025 Annual Meeting of Shareholders
Our Bylaws require advanced written notice from any shareholder seeking to present nominations of persons for election to the Board and other proposed business (other than proposals submitted in accordance with Rule 14a-8 for inclusion in our proxy materials) for consideration at our 2025 annual meeting of shareholders (which includes the information required under Rule 14a-19 of the Exchange Act). Notice of such nominations or proposals must be delivered to or mailed and received by the Secretary, SilverBow Resources, Inc., 920 Memorial City Way, Suite 850, Houston, Texas 77024, not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the date of the one-year anniversary of the immediately preceding year’s annual meeting. Based on the anniversary date of our 2024 Annual Meeting, a shareholder must send advanced written notice of any such nomination or other proposed business such that the notice is received by us no earlier than the close of business [•], 2025, and no later than the close of business [•], 2025. In the event the 2025 annual meeting of shareholders is convened on a date more than 30 days before, or more than 60 days after, such anniversary date, such notice by the shareholder must be so received not later than the close of business on the one hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting; or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, such notice by the shareholder must be so received not later than the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by SilverBow.
Any such nomination or proposal must be made in writing, indicate certain information about the shares of SilverBow stock (or other derivative instrument) which are owned by the shareholder and beneficial owner, if any, and comply with the requirements set forth in the Company’s Bylaws. A nomination of persons for election to the Board (each, a “nominee”) must also include certain information about the nominee, certain information regarding affiliations between the nominee and the shareholder, a completed and signed questionnaire by the nominee, and all other information about the nominee required under SEC Rule 14A and the Company’s Bylaws. A proposal of business must also include a brief description of the business desired to be brought before the meeting, the text of the proposal, a description of all agreements, arrangements and understandings between the shareholder, and beneficial owner, if any, and any other persons in connection with the proposal.
Nominations or proposals must be addressed as follows in order to be considered for the next annual meeting:

Secretary
SilverBow Resources, Inc.
920 Memorial City Way, Suite 850
Houston, Texas 77024
Shareholders who wish to nominate an individual to the Board must also follow the requirements of the Company’s Bylaws and applicable SEC and NYSE rules and regulations. For more information on shareholders’ nomination of directors, refer to “Nominations of Directors,” in this proxy statement.
Kimmeridge has notified the Company of its intent to nominate three (3) candidates for election as directors at the Annual Meeting in opposition to the nominees recommended by the Board and present the Kimmeridge Proposal to remove Leland T. Jourdan (as the replacement for former director Christoph O. Majeske) from the Board. The Board does not endorse any of the Kimmeridge nominees or the Kimmeridge Proposal and unanimously recommends that you vote “FOR” the nominees proposed by the Board, “WITHHOLD” on each of the Kimmeridge nominees and “AGAINST” the approval of the Kimmeridge

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Proposal using the WHITE proxy card accompanying this proxy statement. The Board strongly urges you to discard and NOT vote using any [•] proxy card that may be sent to you by Kimmeridge.

With respect to any other business to be brought before the 2024 Annual Meeting, the Company has not received any notices, proposals, or nominees from shareholders that the Company is required to include in this proxy statement. If any other matters not described in this proxy statement properly come before the Annual Meeting, it is the intention of the proxy agent named in the enclosed form of proxy to vote the shares represented as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.
COMMUNICATIONS WITH THE BOARD
The Board welcomes questions or comments about the Company and its operations. Any communications that shareholders or other interested parties may wish to send to the Board or the non-management independent directors may be directed to the following address. Any communications received will be relayed to the appropriate director(s).

Chairman of the Board
SilverBow Resources, Inc.
920 Memorial City Way, Suite 850
Houston, Texas 77024
Attention: Secretary
The Board’s annual meeting occurs a few weeks before the shareholders’ annual meeting. Our Corporate Governance Guidelines encourage, but do not require, our directors to attend annual meetings of shareholders. Board members will be available to address shareholder questions at our 2024 Annual Meeting. Six directors attended the 2023 annual meeting.

FORWARD-LOOKING STATEMENTS
Certain statements set forth in this proxy statement that are not historical are “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include estimates of future amounts payable under awards, plans or agreements or upon the occurrence of certain events, the present value of such awards, and the estimated value of awards, the vesting of which will depend on performance over future periods. In order to estimate amounts that may be paid in the future, we made assumptions as to a number of variables which may, and in many cases will, differ from future actual conditions. These variables include the price of Common Stock, the dates of termination of employment, final pay, interest rates, applicable tax rates and other assumptions. The Company undertakes no obligation to update these forward-looking statements unless required to do so by applicable law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf. Management cautions all readers that the forward-looking statements contained in this proxy statement are not guarantees of future values or payments, and we cannot assure any reader that such statements will be realized or that the events and circumstances that they describe will occur.

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ANNUAL REPORT ON FORM 10-K
Upon written request, SilverBow will provide any shareholder of the Company, at no charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC, including the financial statements and schedules, but without exhibits. Direct requests should be made by mail to SilverBow Resources, Inc., Investor Relations Department, 920 Memorial City Way, Suite 850, Houston, Texas 77024; by telephone at (281) 874-2700 or (888) 991-SBOW; or by email to info@sbow.com.

By Order of the Board of Directors,

Annie Foley
Corporate Secretary
Houston, Texas
[•], 2024

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APPENDIX A
AS PROPOSED TO BE AMENDED BY THE FOURTH AMENDMENT
(deletions are indicated by strikeouts and additions are indicated by underlying)
SILVERBOW RESOURCES, INC.
2016 EQUITY INCENTIVE PLAN,
AS PREVIOUSLY AMENDED BY THE AMENDMENT, THE FIRST AMENDMENT,
THE SECOND AMENDMENT AND THE THIRD AMENDMENT TO
SILVERBOW RESOURCES, INC. 2016 EQUITY INCENTIVE PLAN

ARTICLE I
PURPOSE
    Purpose of the Plan. The Plan shall be known as the SilverBow Resources, Inc. 2016 Equity Incentive Plan (the “Plan”). The Plan is intended to further the growth and profitability of SilverBow Resources, Inc. (the “Company”) by increasing incentives and encouraging Share ownership on the part of certain Employees, officers, non-employee directors, consultants and independent contractors of the Company and its Subsidiaries. The Plan is intended to permit the grant of Awards that constitute Non-Qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Cash Incentive Awards and Performance Awards including any combination of the above.
ARTICLE II
DEFINITIONS
The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:
“1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
“Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) directly or indirectly controlled by the Company.
“Articles” means the Company’s Certificate of Incorporation, as may be amended, supplemented or restated from time to time.
“Award” means, individually or collectively, a grant under the Plan of Non-Qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Cash Incentive Awards, Performance Awards and other awards granted pursuant to Article XI.
“Award Agreement” means the written agreement approved by the Committee setting forth the terms and conditions of an Award, with respect to the Emergence Option Awards, the forms of Non-Qualified Stock Option Agreement – Emergence Grant (Type I) and Non-Qualified Stock Option Agreement – Emergence Grant (Type II), attached hereto as Exhibits A-I and A-II and made a part of this Plan (the “Emergence Option Agreements”) and with respect to the forms of Emergence RSU Awards, the Restricted Stock Unit Agreement – Emergence Grant (Type I) and the Restricted Stock Unit Agreement – Emergence Grant (Type II), attached hereto as Exhibits B-I and B-II, and made a part of this Plan (the “Emergence RSU Agreements”).
“Base Price” means the price at which an SAR may be exercised with respect to a Share.
“Board” means the Company’s Board of Directors, as constituted from time to time.
“Cash Incentive Award” means a cash award granted pursuant to Article X of this Plan.
“Cause” means, except as otherwise defined in a particular Award Agreement, with respect to a Participant’s Termination from and after the date hereof, the following:
(a)    in the case where there is no employment agreement, consulting agreement, change in control agreement, severance agreement or agreement similar to any of the foregoing in effect between the Company or an Affiliate and the Participant (or where there is such an agreement but it does not

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define “cause” (or words of like import)), Termination due to: (i) a failure by Participant to perform substantial job functions that continues after written notice to the Participant from the Company and that is not cured within fifteen (15) days following such notice; (ii) a commission of fraud or material dishonesty in performance of Participant’s duties against the Company, its Subsidiaries, Affiliates or customers; (iii) conviction of, or plea of guilty or nolo contendere to, a felony; (iv) a malfeasance or misconduct by Participant in performance of Participant’s duties or any wrongful act or omission (other than in the good faith performance of duties) that is materially injurious to the financial condition or business reputation of the Company; (v) a material breach of a confidentiality covenant that is not cured within thirty (30) days following a notice from the Company; (vi) a material breach of a non-disparagement covenant that is not cured within thirty (30) days following a notice from the Company; (vii) Participant’s breach of a non-compete or non-solicitation covenant to which the Participant is subject; or (viii) a material breach or a material violation of the Company’s code of conduct or any other material policy; or
(b)    in the case where there is an employment agreement, consulting agreement, change in control agreement, severance agreement or agreement similar to any of the foregoing in effect between the Company or an Affiliate and the Participant that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter. With respect to a Participant’s Termination of service as a Director, “cause” shall mean an act or failure to act that constitutes cause for removal of a Director of the Board under applicable law.
“Change in Control” means the occurrence of any one or more of the following events that occurs after the Emergence Date:
(a)    any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act) (a “Person”) (other than (A) an Excluded Person, (B) the Company, (C) any trustee or other fiduciary holding securities under any employee benefit plan of the Company, (D) any company or entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of common stock of the Company or (E) pursuant to an Exempt Transaction), becomes the beneficial owner (within the meaning of Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding Voting Securities;
(b)    the consummation of a merger, reorganization or consolidation of the Company with another Person, other than an Exempt Transaction;
    (c)    the consummation of a sale, disposition or other change in ownership of assets of the Company and/or any of its direct and indirect subsidiaries having a value (with “value” of such assets defined, for this purpose, as either (1) the value of the assets of the Company and/or any of its direct and indirect subsidiaries or (2) the value of the assets being disposed of, in each case, as determined without regard to any liabilities associated with such assets) constituting at least 50% of the total gross fair market value of all of the assets of the Company and its direct and indirect subsidiaries (on a consolidated basis), (with “gross fair market value” of such assets determined without regard to any liabilities associated with such assets), immediately prior to such transaction to a Person or Persons (other than an Excluded Person) in one or a series of related transactions; or
    (d)    the consummation of a transaction that implements in whole or in part a resolution of the stockholders of the Company authorizing a complete liquidation or dissolution of the Company.
For the sake of clarity, a Change in Control will not be deemed to have occurred if an Excluded Person has the ability to appoint a majority of the Board or any parent entity.
Notwithstanding the foregoing, to the extent necessary to comply with Section 409A of the Code with respect to a particular Award, any of the foregoing events shall constitute a “Change in Control” only if such event is also a “change in control event” within the meaning of Section 409A of the Code.
“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation or other guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
“Committee” means the committee, as described in Article III, appointed by the Board from time to time to administer the Plan and to perform the functions set forth herein.
“Covered Employee” means a Participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

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“Director” means a member of the Board.
    “Disability” means, except as otherwise defined in a particular Award Agreement:
    (a)    in the case where there is no employment agreement, consulting agreement, change in control agreement, severance agreement or agreement similar to any of the foregoing in effect between the Company or an Affiliate and the Participant (or when there is such an agreement but it does not define “disability” (or words of like import), a Participant’s inability to perform his duties due to a mental or physical impairment for (i) 90 consecutive days or (ii) 180 days out of any 365-day period, which in either case, for purposes of this Plan and any Award granted to the Participant, shall only be deemed to occur following the written determination by the Committee of any such occurrence of Disability; provided, further, that, notwithstanding the foregoing, for Awards that are subject to Section 409A of the Code, Disability shall mean that a Participant is disabled under Section 409A(a)(2)(C)(i) or (ii) of the Code; or
    (b)    in the case where there is an employment agreement, consulting agreement, change in control agreement, severance agreement or agreement similar to any of the foregoing in effect between the Company or an Affiliate and the Participant that defines “disability” (or words of like import), “disability” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “disability” only applies on occurrence of a change in control, such definition of “disability” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter.
    “Eligible Individual” means any of the following individuals who is designated by the Committee in its discretion as eligible to receive Awards subject to the conditions set forth herein: (a) any non-employee director, officer, (b) consultant, independent contractor and in the case of either of the foregoing, provides services to the Company or a Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”), or (c) Employee of the Company or a Subsidiary of the Company or (d) any individual to whom the Company, or a Subsidiary of the Company, has extended a formal offer of employment, so long as the grant of any Award shall not become effective until the individual commences employment.
“Emergence Date” means the date that the Company consummates its Chapter 11 plan of reorganization.
“Employee” means an employee of the Company or a Subsidiary. Notwithstanding anything to the contrary contained herein, the Committee may grant Awards to an individual who has been extended an offer of employment by the Company or a Subsidiary; provided that any such Award shall be subject to forfeiture if such individual does not commence employment by a date established by the Committee; and provided further that the Grant Date for such Award shall be no earlier than the date the individual commences such employment and such individual has agreed to commence service within ninety (90) days of such offer.
“Excluded Person” means any fund or account of any subsidiary thereof controlled or managed (as investment manager, investment adviser or equivalent) directly or indirectly by Strategic Value Partners, LLC or its affiliates, excluding any operating portfolio companies of the foregoing funds or accounts.
“Exempt Transaction” means a transaction or series of transactions in which the holders of the Voting Securities of the Company outstanding immediately prior thereto, continue to retain or represent, directly or indirectly, (either by remaining outstanding or by being converted into Voting Securities of the surviving entity), more than 50% of the combined voting power of the Voting Securities of the Company, such surviving entity or any ultimate parent thereof outstanding immediately following such transaction or series of transactions.
“Exercise Price” means the price at which a Share subject to an Option may be purchased upon the exercise of the Option.
“Fair Market Value” means, except as otherwise specified in a particular Award Agreement, (a) while the Shares are readily traded on an established national or regional securities exchange, the closing sale price of such a Share as reported by the principal exchange on which such Shares are traded on the date as of which such value is being determined or, if there were no reported transaction for such date, the closing sale price as reported by exchange for the immediately preceding date for which a transaction was reported, (b) if the Shares are not readily traded on an established national or regional securities exchange, then the average of the bid and ask prices for such a Share on the date as of which such value is being determined, or (c) if Fair Market Value cannot be determined under clause (a) or clause (b) above, or if the Board determines in its sole discretion that the Shares are too thinly traded for Fair Market Value to be determined pursuant to clause (a) or clause (b), the value as determined by the Board, in good faith without taking into account minority interest, lack of liquidity or similar discounts; provided the method for determining such fair market value is stated in the particular Award Agreement and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

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“Good Reason” means, except as otherwise defined in a particular Award Agreement, in the case where there is an employment agreement, change in control agreement, severance agreement or agreement similar to any of the foregoing in effect between the Company or an Affiliate and the Participant that defines “good reason” (or words of like import), “good reason” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “good reason” only applies on occurrence of a change in control, such definition of “good reason” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter.
“Grant Date” means the date specified by the Committee on which a Grant of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Cash Incentive Awards, Performance Awards or other awards granted pursuant to Article XI will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).
“Immediate Family” means the Participant’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half-brothers and half-sisters), in-laws (including all such relationships arising because of legal adoption) and any other person required under applicable law to be accorded a status identical to any of the foregoing.
“Incentive Stock Option” means Options that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.
“Non-Qualified Stock Option” means an Option that is not an Incentive Stock Option.
“Option” means an option to purchase Shares granted pursuant to Article VII.
“Participant” means an Eligible Individual to whom an Award has been granted and remains outstanding.
“Performance Award” means an Award granted to a Participant pursuant to Article X hereof contingent upon achieving certain Performance Goals.
“Performance Goals” means goals established by the Committee as contingencies for Awards to vest and/or become exercisable or distributable, as specified in Section 10.2 of this Plan.
“Performance Period” means the designated period during which the Performance Goals must be satisfied with respect to the Award to which the Performance Goals relate and are to be achieved.
“Period of Restriction” means the period during which Awards are subject to forfeiture and/or restrictions on transferability, as provided in Article VIII of this Plan.
“Person” has the meaning set forth in clause (a) of the Change in Control definition.
“Qualified Performance-Based Award” means any Cash Incentive Award or award of Performance Award, Restricted Stock, Restricted Stock Unit or other awards contemplated under Article XI of this Plan or portion of such award to a Covered Employee that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.
“Restricted Stock” means an Award granted pursuant to Article VIII under which the Shares are subject to forfeiture upon such terms and conditions as specified in the relevant Award Agreement.
“Restricted Stock Unit” or “RSU” means an Award granted pursuant to Article VIII subject to a period or periods of time after which the Participant will receive Shares, cash or a combination thereof if the conditions contained in such Stock Award have been met.
“Share” means the share of the Company’s common stock, or any security issued by the Company or any successor in exchange or in substitution therefore.
“Spread” means, in the case of an SAR or an Option, the aggregate difference between the Fair Market Value of all the Shares subject to such SAR or Option and the aggregate Base Price or Exercise Price of such SAR or Option, as applicable.
“Stock Appreciation Right” or “SAR” means an Award granted pursuant to Article IX, granted alone or in tandem with a related Option which is designated by the Committee as an SAR.
“Stock Award” means an Award of Restricted Stock or an RSU pursuant to Article VIII.

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“Stockholder” means an individual or entity that owns one or more Shares.
“Subsidiary” means a corporation, company or other entity (i) at least fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association), but at least fifty percent (50%) of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which, at the time, the Company owns or controls, directly or indirectly, at least fifty percent (50%) of the total combined Voting Power represented by all classes of stock issued by such corporation.
“Termination” means (i) in the case of a person who was an Employee on the date of grant of an Award: (a) a termination of employment of the Participant from the Company and its Affiliates; or (b) when an entity which is employing a Participant ceases to be a Subsidiary, unless the Participant otherwise is, or thereupon becomes, employed by the Company or another Subsidiary at the time the entity ceases to be a Subsidiary; (ii) in the case of a person who was a consultant or independent contractor on the Grant Date of an Award, that person has ceased to be a consultant or independent contractor of the Company or a Subsidiary; or (iii) in the case of a person who was solely a Director on the date of grant of an Award, that individual Director has ceased to be a member of the Board. Notwithstanding the foregoing, the Committee may, in its sole discretion, otherwise define Termination in a particular Award Agreement or, if no rights of a Participant are reduced, may otherwise define Termination thereafter; provided, further that for Awards that are considered to be “deferred compensation” within the meaning of Section 409A of the Code and that are settled or distributed upon a “Termination,” the foregoing definition shall only apply to the extent the applicable event would also constitute a “separation from service” under Code Section 409A.
“Transfer” means: (a) when used as a noun, any direct or indirect transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition (including the issuance of equity in a Person), whether for value or no value and whether voluntary or involuntary (including by operation of law), and (b) when used as a verb, to directly or indirectly transfer, sell, assign, pledge, encumber, charge, hypothecate or otherwise dispose of (including the issuance of equity in a Person) whether for value or for no value and whether voluntarily or involuntarily (including by operation of law). “Transferred” and “Transferable” shall have a correlative meaning.
“Voting Securities” means securities entitled to vote generally in the election of Directors.
ARTICLE III
ADMINISTRATION
3.1    The Committee. The Plan shall be administered by the Committee. The Committee shall consist of two (2) or more members of the Board.
3.2    Authority and Action of the Committee. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the full and final authority in its discretion to (a) determine which Eligible Individuals shall be eligible to receive Awards and to grant Awards, (b) prescribe the form, amount, timing and other terms and conditions of each Award, (c) interpret the Plan and the Award Agreements (and any other instrument relating to the Plan), (d) adopt such procedures as it deems necessary or appropriate to permit participation in the Plan by Eligible Individuals, (e) adopt such rules as it deems necessary or appropriate for the administration, interpretation and application of the Plan, (f) interpret, amend or revoke any such procedures or rules, (g) correct any technical defect(s) or technical omission(s), or reconcile any technical inconsistency(ies), in the Plan and/or any Award Agreement, (h) accelerate the vesting of any Award, (i) extend the period during which an Option or SAR may be exercisable in compliance with Section 409A of the Code, (j) impose “black out” or other periods during which an Option or SAR may be exercised and (k) make all other decisions and determinations that may be required pursuant to the Plan and/or any Award Agreement or as the Committee deems necessary or advisable to administer the Plan. Notwithstanding the foregoing, in the event any Participant is a member of the Committee, such Participant cannot participate in or vote with respect to any matter which will affect the Participant’s Awards or rights under the Plan.
The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting. A majority of the Committee shall constitute a quorum. The Committee’s determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any Employee of the Company or any of its Subsidiaries or Affiliates, the Company’s independent certified public accountants or any executive compensation consultant or other professional retained by the Company or the Committee to assist in the administration of the Plan.

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The Company shall effect the granting of Awards under the Plan, in accordance with the determinations made by the Committee, by execution of written agreements and/or other instruments in such form as is approved by the Committee.
3.3    Delegation by the Committee.
3.3.1    The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to a subcommittee thereof; provided, however, that the Committee may not delegate its authority or power if prohibited by applicable law.
3.3.2    The Committee may, in its sole discretion, employ such legal counsel, consultants and agents as it may deem desirable for the administration of this Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant or agent shall be paid by the Company.
3.3.3    To the extent permitted by law, the Committee may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under the Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (a) designate employees to be recipients of awards under this Plan; and (b) determine the size of any such awards; provided, however, that (i) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, Director, or more than ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act, or any Covered Employee; (ii) the resolution providing for such authorization sets forth the total number of Shares such officer(s) may grant; and (iii) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.
3.4    Indemnification. Each person who is or shall have been a member of the Committee, or of the Board and any person designated pursuant to Section 3.3.1, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any good faith action taken or good faith failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.
3.5    Decisions Binding. All good faith determinations, decisions and interpretations of the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan or any Award Agreement shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.
ARTICLE IV
SHARES AVAILABLE UNDER THE PLAN
4.1    Maximum Number of Shares.
4.1.1    Subject to adjustment as provided in Section 4.3, the number of Shares available for delivery pursuant to (a) Options or SARs, (b) Restricted Stock, (c) Restricted Stock Units, (d) Performance Awards, and (e) awards contemplated by Article XI of this Plan granted under the Plan shall be, in the aggregate, ~~2,807,011~~ 3,532,011 Shares. Shares awarded under the Plan may be authorized but unissued Shares, authorized and issued Shares reacquired and held as treasury Shares or a combination thereof. Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary or Affiliate shall not reduce the Shares available for grants of Awards under this Section 4.1. The aggregate number of Shares available under this Section 4.1 will be reduced by one Share for every Share subject to an award granted under this Plan.
4.1.2    238,096 (i.e., forty and nine tenths percent (40.9%)) of the Shares reserved for issuance hereunder as of the Effective Date shall, in the aggregate, be granted by the Committee to certain Employees of the Company or any Subsidiary (the “Emergence Pool” and any such Awards the “Emergence Awards”) on the Emergence Date or as soon as administratively practicable after the Emergence Date, but in no event later than

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five (5) days following such Emergence Date; provided, that (i) 105,821 Shares (i.e., forty-four and four tenths percent (44.4%)) of the Emergence Pool shall be granted in the form of Options (the “Emergence Option Awards”), in accordance with the terms and conditions set forth in the Emergence Option Agreements to such Employees and in such amounts specified on the Emergence Pool Grant Allocation schedule, attached hereto as Exhibit C and made a part of this Plan, and (ii) 132,275 Shares (i.e., fifty-five and six tenths percent (55.6%)) of the Emergence Pool shall be granted in the form of RSUs hereto (the “Emergence RSU Awards”), in accordance with the terms and conditions set forth in the Emergence RSU Agreements to such Employees and in such amounts specified on the Emergence Pool Grant Allocation schedule, attached hereto as Exhibit C and made a part of this Plan.
4.2    Lapsed Awards.
4.2.1    To the extent that Shares subject to an outstanding Option (except to the extent Shares are issued or delivered by the Company in connection with the exercise of a tandem SAR) or other Award are not issued or delivered by reason of (i) the expiration, cancellation, forfeiture or other termination of such Award, or (ii) of the settlement of all or a portion of such Award in cash, then such Shares shall again be available under Section 4.1 of this Plan.
4.2.2    Notwithstanding anything to the contrary contained herein: (a) Shares withheld by the Company in payment of the Exercise Price of an Option will not be added back to the aggregate number of Shares available under Section 4.1 above; (b) Shares tendered or otherwise used in payment of the Exercise Price of an Option will not be added to the aggregate number of Shares available under Section 4.1 above; (c) Shares withheld by the Company or tendered or otherwise used to satisfy a tax withholding obligation will not be added (or added back, as applicable) to the aggregate number of Shares available under Section 4.1 above; (d) Shares subject to an SAR that are not actually issued in connection with its Shares settlement on exercise thereof will not be added back to the aggregate number of Shares available under Section 4.1 above; and (e) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options will not be added to the aggregate number of Shares available under Section 4.1 above.
4.3    Changes in Capital Structure. In the event that any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, Change in Control or exchange of Shares or other securities of the Company, or other corporate transaction or event (each a “Corporate Event”) affects the Shares, the Board shall, in its sole discretion, in such manner as it in good faith deems equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any stock dividend, extraordinary dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing, adjust any or all of (x) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards (or other awards pursuant to Article XI of this Plan) may be granted, (y) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards (or other awards pursuant to Article XI of this Plan), and (z) the Exercise Price or Base Price with respect to any Award (or other award pursuant to Article XI of this Plan), or make provision for an immediate cash payment to the holder of an outstanding Award (or other award pursuant to Article XI of this Plan) in consideration for the cancellation of such Award (or other award pursuant to Article XI of this Plan). Any such adjustments pursuant to this Section 4.3 will not be considered an amendment to this Plan.
4.3.1    If the Company enters into or is involved in any Corporate Event, the Board shall, prior to such Corporate Event and upon such Corporate Event, take such action as it deems appropriate, including, but not limited to, replacing Awards with substitute awards in respect of the Shares, other securities or other property of the surviving corporation or any affiliate of the surviving corporation on such terms and conditions, as to the number of Shares, pricing and otherwise, which shall substantially preserve the value, rights and benefits of any affected Awards granted hereunder as of the date of the consummation of the Corporate Event. Notwithstanding anything to the contrary in the Plan, if a Change in Control occurs, with respect to clauses (a), (b) and (c) of such definition only, the Company shall have the right, but not the obligation, to cancel each Participant’s Awards immediately prior to such Change in Control and to pay to each affected Participant in connection with the cancellation of such Participant’s Awards, an amount that the Committee, in its sole discretion, in good faith determines to be the equivalent value of such Award in a manner that complies with Section 409A of the Code (e.g., in the case of an Option or SAR, the amount of the Spread), it being understood that the equivalent value of an Option or SAR with an exercise price greater than or equal to the Fair Market Value of the underlying Shares shall be $0.
4.3.2    Upon receipt by any affected Participant of any such substitute awards (or payment) as a result of any such Corporate Event, such Participant’s affected Awards for which such substitute awards (or payment) were received shall be thereupon cancelled without the need for obtaining the consent of any such affected Participant. Any actions or determinations of the Committee under this Section 4.3 need not be uniform as to all outstanding Awards, nor treat all Participants identically.

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4.3.3    In addition, for each Option or Stock Appreciation Right with an Exercise Price or Base Price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option or Stock Appreciation Right without any payment to the person holding such Option or Stock Appreciation Right. The Committee shall also make or provide for such adjustments in the numbers of shares specified in Article IV of this Plan as the Committee in its sole discretion, exercised in good faith, shall determine is appropriate to reflect any transaction or event described in this Article IV; provided, however, that any such adjustment to the number specified in Section 4.5 of this Plan will be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail to so qualify.
4.4    Minimum Purchase Price. Notwithstanding any provision of this Plan to the contrary, if authorized but previously unissued Shares are issued under this Plan, such Shares shall not be issued for a consideration that is less than as permitted under applicable law.
4.5    Limit on Incentive Stock Options. Notwithstanding anything in this Article IV, or elsewhere in this Plan, to the contrary, and subject to adjustment as provided in Section 4.3 of this Plan, the aggregate number of Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 500,000 Shares.
4.6    Individual Participant Limits. Notwithstanding anything in this Article IV, or elsewhere in this Plan, to the contrary, and subject to adjustment as provided in Section 4.3 of this Plan:
4.6.1    No Participant will be granted Options and/or Stock Appreciation Rights, in the aggregate, for more than 200,000 Shares during any calendar year.
4.6.2    No Participant will be granted Qualified Performance-Based Awards of Restricted Stock, Restricted Stock Units, Performance Awards and/or other awards under Article XI of this Plan, in the aggregate, for more than 200,000 Shares during any calendar year.
4.6.3    In no event will any Participant in any calendar year receive Qualified Performance-Based Awards and/or other awards payable in cash under Article XI of this Plan having an aggregate maximum value as of their respective dates of grant in excess of $3,000,000.
4.6.4    In no event will any Participant in any calendar year receive Performance Awards that are Cash Incentive Awards having an aggregate maximum value in excess of $3,000,000.
4.6.5    No non-employee Director will be granted, in any period of one calendar year, Awards under the Plan having an aggregate maximum value in excess of $500,000.
4.7        Notwithstanding anything in this Plan to the contrary, up to 5% of the maximum number of Shares available for awards under this Plan as provided for in Section 4.1 of this Plan, as may be adjusted under Section 4.3 of this Plan, may be used for awards granted under Article VII through Article XI of this Plan that do not at grant comply with the applicable one-year minimum vesting requirements set forth in such sections of this Plan.
ARTICLE V
EFFECTIVE DATE
This Plan shall be submitted to the United States Bankruptcy Court for the District of Delaware for approval in connection with the plan of reorganization and, shall be effective on the Emergence Date (the “Effective Date”). No grant will be made under this Plan on or after the tenth anniversary of the Effective Date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.
ARTICLE VI
GENERAL REQUIREMENTS FOR AWARDS
6.1    Awards Under the Plan. Awards under the Plan may be in the form of Non-Qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Cash Incentive Awards, Performance Awards and other awards under Article XI of this Plan, including any combination of the above. No fractional Shares shall be issued under the Plan nor shall any right be exercised under the Plan with respect to a fractional Share.
6.2    General Eligibility. All Eligible Individuals are eligible to be granted Awards, subject to the terms and conditions of this Plan. Eligibility for the grant of Awards and actual participation in this Plan shall be determined by the Committee in its sole discretion.

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6.3    Acceptance. Awards must be accepted within a period of sixty (60) days (or such other period as the Committee may specify) after the Grant Date, by executing an Award Agreement and by paying whatever price (if any) the Committee has designated thereunder.
6.4    Minimum Vesting. Awards granted under the Plan shall be subject to such vesting, accelerated vesting, and forfeiture provisions as the Committee shall determine in its sole discretion; provided, however that notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan (other than awards which by their terms settle solely in cash) shall vest (whether based only on the passage of time or on the achievement of Performance Goals) no earlier than the first anniversary of the date on which the Award is granted; provided, however, that the following Awards shall not be subject to the foregoing minimum vesting requirement: (i) substitute awards granted pursuant to Section 14.17 hereof, (ii) Awards granted to non-employee Directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of shareholders that is at least 50 weeks after the immediately preceding year’s annual meeting, (iii) Awards for which vesting is accelerated in connection with the Participant’s death or Disability or a Change in Control; and (iv) other Awards covering up to a maximum of 5% of the Shares authorized for issuance under the Plan pursuant to Section 4.1.1.
ARTICLE VII
STOCK OPTIONS
7.1    Grant of Options. Subject to the provisions of the Plan, Options may be granted to Participants at such times, and subject to such terms and conditions, as determined by the Committee in its sole discretion.
7.2    Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, subject to the limitations set forth in Article IV of this Plan, any conditions to the exercise of all or a portion of the Option, vesting requirements, and such other terms and conditions as the Committee, in its discretion, shall determine.
7.3    Exercise Price. Subject to the other provisions of this Article VII, the Exercise Price with respect to Shares subject to an Option shall be no less than the Fair Market Value.
7.4    Expiration Dates. Each Option shall terminate not later than the expiration date specified in the Award Agreement pertaining to such Option; provided, however, that the expiration date with respect to an Option shall not be later than the tenth (10th) anniversary of its Grant Date.
7.5    Exercisability of Options. Subject to Section 7.4, Options granted under the Plan shall be exercisable at such times, and shall be subject to such restrictions and conditions, as the Committee shall determine in its sole discretion. The exercise of an Option is contingent upon payment by the optionee of the amount sufficient to pay all taxes required to be withheld by any governmental agency. Such payment may be in any form approved by the Committee.
7.6    Method of Exercise. Options shall be exercised in whole or in part by the Participant’s delivery of a written or electronic notice of exercise (in accordance with the applicable Award Agreement or procedures established by the Company) to the Chief Financial Officer or General Counsel of the Company (or each of his or her designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment of the Exercise Price with respect to each such Share and an amount sufficient to pay all taxes required to be withheld by any governmental agency. Each grant will specify whether the Exercise Price shall be payable to the Company (a) in full in cash or its equivalent, (b) by the actual or constructive transfer to the Company of Shares owned by the optionee (or other consideration authorized pursuant to Section 7.10 of this Plan) having a value at the time of exercise equal to the total Exercise Price, (c) subject to any conditions or limitations established by the Committee, the Company’s withholding of Shares otherwise issuable upon exercise of an Option pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Shares so withheld will not be treated as issued and acquired by the Company upon such exercise), (d) by a combination of such methods of payment, or (e) by such other methods as may be approved by the Committee. No Shares resulting from the exercise of an Option shall be issued until full payment therefore has been made. As soon as practicable after receipt of a written notification of exercise and full payment for the Shares with respect to which the Option is exercised, the Company shall deliver to the Participant Share certificates (or the equivalent if such Shares are held in book entry form) for such Shares with respect to which the Option is exercised.
7.7    Certain Powers. Subject to the provisions of Section 13.2 of this Plan, unless otherwise provided in the Award Agreement, the Committee may, at its sole and absolute discretion, (i) lower the Exercise Price of an Option after it is granted, or take any other action with the effect of lowering the Exercise Price of an Option after it is granted; or (ii) permit Participants to cancel an Option in exchange for another Award.

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7.8    Reserved.~~Dividends and Other Distributions. Unless otherwise provided in the Award Agreement, Participants shall not be entitled to receive any dividends or other distributions paid with respect to any Options, whether vested, but unexercised, or unvested.~~
7.9    Type of Options. Options granted under this Plan may be (a) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (b) Non-Qualified Stock Options that are not intended so to qualify, or (c) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.
7.10    Deferred Payment. To the extent permitted by law and in compliance with Section 409A of the Code, as applicable, any grant may provide for deferred payment of the Exercise Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.
7.11    Successive Grants. Successive grants may be made to the same Participant whether or not any Option previously granted to such Participant remains unexercised.
7.12    Reserved.~~Acceleration. A grant of Options may provide for the earlier exercise of such Options, including in the event of the retirement, involuntary termination for reasons other than for Cause, termination for Good Reason, death or Disability of a Participant, or in the event of a Change in Control, including, but not limited to, where either (i) within a specified period the Participant’s employment or service is involuntarily terminated for reasons other than for Cause or the Participant terminates his or her employment or service for Good Reason or (ii) such Options are not assumed or converted into replacement awards in a manner described in the particular Award.~~
7.13    Performance Goals. Any grant of Options may specify Performance Goals that must be achieved as a condition to the exercise of such rights.
7.14    Dividends. Options granted under this Plan may not provide for any dividends or dividend equivalents thereon.
ARTICLE VIII
STOCK AWARDS
8.1    Grant of Stock Awards. Subject to the provisions of the Plan, Stock Awards may be granted to such Participants at such times, and subject to such terms and conditions, as determined by the Committee in its sole discretion. Stock Awards may be issued either alone or in addition to other Awards granted under the Plan.
8.2    Stock Award Agreement. Each Stock Award shall be evidenced by an Award Agreement that shall specify the number of Shares granted or underlying such Award, the price, if any, to be paid for the Shares and the Period of Restriction applicable to an award of Restricted Stock or RSU and such other terms and conditions, consistent with this Plan, as the Committee, in its sole discretion, shall determine. Unless otherwise directed by the Committee, (a) all certificates representing Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (b) all Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Stock.
8.3    Except as otherwise provided in a particular Award Agreement, each grant or sale of an award of Restricted Stock will constitute an immediate transfer of the ownership of Shares to the Participant in consideration of the performance of services, but will not entitle such Participant to voting, dividend and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to. Notwithstanding the foregoing with respect to dividend rights, in a particular Award Agreement, the Committee may, as of the Grant Date, authorize the accrual of dividends on such Restricted Stock, either in cash or in additional Shares; provided, however, that such dividends will be subject to the same vesting conditions as the underlying Restricted Stock and will not be paid until such vesting conditions are satisfied. ~~Except as otherwise provided in a particular Award Agreement, each grant or sale of an award of Restricted Stock will constitute an immediate transfer of the ownership of Shares to the Participant in consideration of the performance of services, but will not entitle such Participant to voting, dividend and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.~~
8.4    Each grant or sale of a Stock Award may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share as of the Grant Date.
8.5    Each grant or sale of an award of Restricted Stock will provide that the Restricted Stock covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee as of the Grant Date or until achievement of Performance

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Goals referred to in Section 8.7 below. Such period shall be consistent with the limitations of Section 6.4 hereof. ~~If the elimination of restrictions is based only on the passage of time, the period of time will be no shorter than one year.~~
8.6    Each grant or sale of an award of Restricted Stock will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Committee as of the Grant Date (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee).
8.7    Reserved.~~Any grant of a Stock Award may specify Performance Goals that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Stock; provided, however, that notwithstanding Section 8.5 above, restrictions relating to Restricted Stock that vest upon the achievement of Performance Goals may not terminate sooner than after one year.~~
8.8    Reserved.~~Notwithstanding anything to the contrary contained in this Plan (including minimum vesting requirements), any grant or sale of a Stock Award may provide for the earlier termination of restrictions on such Stock Award, including in the event of the retirement, involuntary termination for reasons other than for Cause, termination for Good Reason, death or Disability of a Participant, or in the event of a Change in Control, including, but not limited to, where either (i) within a specified period the Participant’s employment or service is involuntarily terminated for reasons other than for Cause or the Participant terminates his or her employment or service for Good Reason or (ii) such Stock Awards are not assumed or converted into replacement awards in a manner described in the particular award; provided, however, that no Stock Award intended to be a Qualified Performance-Based Award will provide for such early termination of restrictions (other than in connection with the death or Disability of the Participant or a Change in Control) to the extent such provisions would cause such award to fail to be a Qualified Performance-Based Award.~~
8.9    Each grant or sale of Restricted Stock Units will constitute the agreement by the Company to deliver Shares or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Performance Goals) during the Period of Restriction as the Committee may specify.
8.10    Reserved.~~If a grant of Restricted Stock Units specifies that the Period of Restriction will terminate or that the Restricted Stock Units will be earned based only upon the achievement of Performance Goals, then, notwithstanding anything to the contrary contained in Section 8.12 below, the applicable Period of Restriction may not be a period of less than one year.~~
8.11    Reserved.~~If the Period of Restriction lapses only by the passage of time rather than the achievement of Performance Goals as provided in Section 8.10 above, each such grant or sale will be subject to a Period of Restriction of not less than one year.~~
8.12    During the Period of Restriction, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Shares deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, as of the Grant Date, authorize the accrual of dividend equivalents on such Restricted Stock Units, either in cash or in additional Restricted Stock Units; provided, however, that such dividend equivalents will be subject to the same vesting conditions as the underlying Restricted Stock Units and will not be paid until such vesting conditions are satisfied. ~~During the Period of Restriction, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Shares deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, as of the Grant Date, authorize the payment of dividend equivalents on such Restricted Stock Units on either a current or deferred or contingent basis, either in cash or in additional Shares; provided, however, that dividend equivalents or other distributions on Shares underlying Restricted Stock Units with restrictions that lapse as a result of the achievement of Performance Goals will be deferred until and paid contingent upon the achievement of the applicable Performance Goals.~~
8.13    Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Shares or cash, or a combination thereof.
8.14    Transferability/Share Certificates. Shares subject to an Award of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated during a Period of Restriction. During the Period of Restriction, a Restricted Stock Award may be registered in the holder’s name or a nominee’s name at the discretion of the Company and may bear a legend as described in Section 8.15.2. Unless the Committee determines otherwise, shares of Restricted Stock shall be held by the Company as escrow agent during the applicable Period of Restriction, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or

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appropriate by the Company, which would permit transfer to the Company of all or a portion of the Shares subject to the Restricted Stock Award in the event such Award is forfeited in whole or part.
8.15    Other Restrictions.
8.15.1    General Restrictions. The Committee may set restrictions to the extent necessary to comply with applicable federal or state securities laws with respect to the Shares underlying or granted pursuant to a Stock Award.
8.15.2    Legend on Certificates. The Committee, in its sole discretion, may legend the certificates representing Restricted Stock during the Period of Restriction to give appropriate notice of such restrictions. For example, the Committee may determine that some or all certificates representing Shares of Restricted Stock shall bear the following legend: “The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the SilverBow Resources, Inc. 2016 Equity Incentive Plan (the “Plan”), and in a Restricted Stock Award Agreement (as defined by the Plan). A copy of the Plan and such Restricted Stock Award Agreement may be obtained from the General Counsel of SilverBow Resources, Inc.”
8.16    Removal of Restrictions. Shares of Restricted Stock covered by a Restricted Stock Award made under the Plan shall be released from escrow as soon as practicable after the termination of the Period of Restriction and, subject to the Company’s right to require payment of any taxes, a certificate or certificates evidencing ownership of the requisite number of Shares shall be delivered to the Participant.
ARTICLE IX
STOCK APPRECIATION RIGHTS
9.1    Grant of SARs. Subject to the provisions of the Plan, SARs may be granted to such Participants at such times, and subject to such terms and conditions, as shall be determined by the Committee in its sole discretion.
9.2    Base Price and Other Terms. The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan.
9.3    SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the Base Price (which shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date), the term of the SAR, the conditions of exercise, vesting conditions, and such other terms and conditions as the Committee, in its sole discretion, shall determine. If and to the extent that an SAR by its terms purports to be granted at a price lower than that permitted by the Plan, such SAR shall be deemed for all purposes to have been granted at the lowest price that would have in fact have been permitted by the Plan at the time of grant.
9.4    Expiration Dates. Each SAR shall terminate no later than the tenth (10th) anniversary of its Grant Date; provided, however, that the expiration date with respect to a tandem SAR shall not be later than the expiration date of the related Option.
9.5    Exercisability.
9.5.1    Method of Exercise. Unless otherwise specified in the Award Agreement pertaining to an SAR, an SAR may be exercised (a) by the Participant’s delivery of a written or electronic notice of exercise (in accordance with the applicable Award Agreement or procedures established by the Company) or to the Chief Financial Officer or General Counsel of the Company (or each of his or her designee), setting forth the number of whole SARs which are being exercised and payment of an amount sufficient to pay all taxes required to be withheld by any governmental agency and (b) by executing such documents as the Company may reasonably request.
9.5.2    Discretionary Limitations. If the Committee provides, in its discretion, that any such right is exercisable subject to certain limitations (including, without limitation, that it is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such right may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion.
9.6    Payment. Except as otherwise provided in the relevant Award Agreement, upon exercise of an SAR, the Participant shall be entitled to receive payment from the Company in an amount determined by multiplying: (i) the amount by which the Fair Market Value of a Share on the date of exercise exceeds the Base

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Price specified in the Award Agreement pertaining to such SAR by (ii) the number of Shares with respect to which the SAR is exercised (the “SAR Payment Amount”).
9.7    Payment Upon Exercise of SAR. Payment to a Participant upon the exercise of the SAR of the SAR Payment Amount shall be made, as determined by the Committee in its sole discretion, either (a) in cash, (b) in Shares with a Fair Market Value equal to the SAR Payment Amount or (c) in a combination thereof, as set forth in the applicable Award Agreement.
9.8    Each grant of SAR may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
9.8.1    Any grant may specify waiting periods before exercise and permissible exercise dates or periods.
9.8.2    Reserved.~~Each grant may specify the period or periods of continuous service by the Participant with the Company or any Subsidiary that is necessary before the SAR or installments thereof will become exercisable; provided, that, except as otherwise described in this subsection, no grant of SAR may become exercisable sooner than after one year. A grant of SAR may provide for the earlier exercise of such SAR, including in the event of the retirement, involuntary termination for reasons other than for Cause, termination for Good Reason, death or disability of a Participant, or in the event of a Change in Control, including, but not limited to, where either (a) within a specified period the Participant’s employment or service is involuntarily terminated for reasons other than for Cause or the Participant terminates his or her employment or service for Good Reason or (b) such SAR are not assumed or converted into replacement awards in a manner described in a particular Award.~~
9.8.3    Any grant of SAR may specify Performance Goals that must be achieved as a condition of the exercise of such SAR.
9.9    Successive grants of SAR may be made to the same Participant regardless of whether any SAR previously granted to the Participant remain unexercised.
9.10    Dividends. SARs granted under this Plan may not provide for any dividends or dividend equivalents thereon.
ARTICLE X
PERFORMANCE AWARDS
10.1    General. Subject to the provisions of the Plan, Performance Awards may be granted to such Participants at such times as the Committee determines, payable in any form described in Section 6.1, upon the attainment of specific Performance Goals. If the Performance Award is payable in shares of Restricted Stock, such shares shall be transferable to the Participant in accordance with Article VIII only upon attainment of the relevant Performance Goals. If the Performance Award is payable in cash, it may be paid upon attainment of the relevant Performance Goals either in cash or in Shares (based on the then current Fair Market Value of such Shares), as determined by the Committee, in its sole and absolute discretion. Each Performance Award shall be evidenced by an Award Agreement in a form that is not inconsistent with the Plan and that the Committee may from time to time approve. Performance Awards granted under the Plan shall be subject to the following terms and conditions and such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable, which additional terms and conditions shall be reflected in the applicable Award Agreement.
10.2    Performance Goals. Unless otherwise prohibited by applicable law, the Committee shall have the authority to grant Awards under this Plan that are contingent upon the achievement of measurable Performance Goals established under this Plan. The Committee may grant awards subject to Performance Goals that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. Such Performance Goals are to be specified in the relevant Award Agreement and, to the extent applicable to any Qualified Performance-Based Award to a Covered Employee will be based on one or more or a combination of the following metrics (including relative or growth achievement regarding such metrics) and shall mean any one or more of the following performance criteria: (a) revenue or oil and gas sales, (b) earnings per Share (basic and diluted), (c) net income per Share, (d) Share price, (e) pre-tax profits, (f) net earnings, (g) net income, (h) operating income and operating profit, (i) cash flow (including, without limitation, operating cash flow, free cash flow, discounted cash flow, net cash from operations, return on investment and cash flow in excess of cost of capital), (j) earnings before interest, taxes, depreciation and amortization, (k) earnings before interest and taxes, (l) sales, (m) total stockholder return relative to assets, (n) total stockholder return relative to peers, (o) financial returns (including, without limitation, return on assets, return on net assets, return on equity return on capital, return on operating revenue and return on investment), (p) cost reduction targets, (q) customer satisfaction, (r) customer growth, (s) employee satisfaction, (t) gross margin or gross profit, (u) revenue growth, (v) market share, (w) book value per share, (x) expenses and expense ratio management, (y) finding costs of oil and gas reserves, (z) volumes of oil

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and gas reserves or adjusted reserves or changes therein, (aa) percentage of reserves replaced, (bb) production or adjusted production or production exit rate, (cc) lease operating cost (“LOE”) measures, or adjusted LOE measures, (dd) general and administrative (“G&A”) or adjusted G&A measures, (ee) net asset value (“NAV”) or NAV per share, (ff) operating cost measures or reductions, (gg) earnings and earnings growth (including earnings per share and earnings before or after interest and taxes, earnings before taxes, EBITDA or net earnings), (hh) basic or diluted earnings per share or growth in earnings or earnings per share, (ii) stock price or change in stock price, (jj) total shareholder return, (kk) return on capital or change in working capital or return on capital employed, (ll) reduction of fixed costs, (mm) liquidity, (nn) health safety & environmental (“HS&E”) total recordable incident rate, or (oo) any combination of the foregoing or (pp) in the case of Awards that are not Qualified Performance-Based Awards, such other criteria as the Committee may determine. Performance Goals may be related to the performance of the individual Participant or in respect of the performance of the Company, one or more of its Subsidiaries or any combination thereof on either a consolidated, business unit, departments, regions, functions, other organizational units or divisional level and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to results over a previous period or to a designated comparison group. Performance Goals may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices or to one or more of the Performance Goals themselves) and may be expressed in terms of a progression within a specified range. Multiple Performance Goals may be established and may have the same or different weighting. With respect to any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, the performance criteria must be “qualifying,” and the Committee will (within the first quarter of the performance period, but in no event more than ninety (90) days into that period) establish the specific performance targets (including thresholds and whether to exclude certain extraordinary, non-recurring, or similar items) and Award amounts (subject to the right of the Committee to exercise discretion to reduce payment amounts following the conclusion of the performance period).
10.3    Certification. In the case of a Qualified Performance-Based Award, each Performance Goal will be objectively determinable to the extent required under Section 162(m) of the Code, and, unless otherwise determined by the Committee and to the extent consistent with Code Section 162(m), will exclude the effects of certain designated items identified at the time of grant. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Goals unsuitable, the Committee may in its discretion modify such Performance Goals or the related levels of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Performance Goals or the level(s) of achievement with respect to such Covered Employee. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code to a “covered employee” within the meaning of Section 162(m) of the Code, the Committee shall certify in writing the extent to which any Performance Goals and any other material terms under such Award have been satisfied (other than in cases where such criteria relate solely to the increase in the value of the Shares).
10.4    Additional Criteria. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring, productivity initiatives or new business initiatives; non-operating items; acquisition expenses; and effects of divestitures. Any such performance criterion or combination of such criteria may apply to the Participant’s Award in its entirety or to any designated portion or portions of the Award, as the Committee may specify.
10.5    Value, Form and Payment of Performance Award. The Committee will establish the value or range of value of the Performance Award, the form in which the Award will be paid, and the date(s) and timing of payment of the Award. The Participant will be entitled to receive the Performance Award only upon the attainment of the Performance Goals and such other criteria as may be prescribed by the Committee during the Performance Period.
10.6    Any accrual of dividends or dividend equivalents, as applicable, on a Performance Award pursuant to Sections 8.3, 8.12 or 11.6 of this Plan will be subject to the same vesting conditions as the underlying Award, including, but not limited to, the attainment of the Performance Goals and such other criteria as may be prescribed by the Committee during the Performance Period, and will not be paid until such vesting conditions are satisfied.

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ARTICLE XI
OTHER AWARDS
11.1    Subject to applicable law and the applicable limits set forth in Article IV of this Plan, the Committee may grant to any Participant Shares or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of such Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, Affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Shares delivered pursuant to an award in the nature of a purchase right granted under this Article XI will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Shares, other awards, notes or other property, as the Committee determines.
11.2    Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Article XI.
11.3    The Committee may grant Shares as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.
11.4    Reserved.~~If the earning or vesting of, or elimination of restrictions applicable to, an award granted under this Article XI is based only on the passage of time, the period of time shall be no shorter than one year. If the earning or vesting of, or elimination of restrictions applicable to, awards granted under this Article XI is based only on the achievement of Performance Goals, the earning, vesting or restriction period may not terminate sooner than after one year.~~
11.5    Reserved.~~Notwithstanding anything to the contrary contained in this Plan (including minimum vesting requirements), any grant of an award under this Article XI may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, involuntary termination for reasons other than for Cause, termination for Good Reason, death or Disability of the Participant, or in the event of a Change in Control; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or Disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such event, the particular award will specify the time and terms of delivery.~~
11.6    In a particular Award Agreement, the Committee may, as of the Grant Date, authorize the accrual of dividend equivalents on an Award granted under this Article XI, either in cash or in additional Shares; provided, however, that such dividend equivalents will be subject to the same vesting conditions as the underlying Award and will not be paid until such vesting conditions are satisfied.
ARTICLE XII
RESTRICTIVE COVENANTS
The restrictive covenant obligations set forth in any employment agreement, consulting agreement, change in control agreement or similar agreement or an applicable Award Agreement in effect between the Company or an Affiliate and a Participant at the time of the grant of the Award, are incorporated herein by reference and shall have the same legal force and effect as if fully set forth herein, with references to the “Company” therein to be deemed to be references to the Company herein. Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Article XII would be inadequate and, in recognition of this fact, Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages.
ARTICLE XIII
AMENDMENT, TERMINATION AND DURATION
13.1    Amendment, Suspension or Termination. The Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason; provided, however, that if an amendment to this Plan (a) would materially increase the benefits accruing to participants under this Plan, (b) would materially increase the number of securities which may be issued under this Plan, (c) would materially modify the requirements for participation in this Plan, or (d) must otherwise be approved by the Stockholders in

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order to comply with applicable law or the rules of the New York Stock Exchange or, if the Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Shares are traded or quoted, then, such amendment will be subject to Stockholder approval and will not be effective unless and until such approval has been obtained, subject to any other requirement of stockholder approval required by applicable law, rule or regulation, including, without limitation, Section 422 of the Code and the rules of the applicable securities exchange; provided, further, the Board may amend the Plan and any Award Agreement without stockholder approval as necessary to avoid the imposition of any taxes under Section 409A of the Code. Subject to the preceding sentence, the amendment, suspension or termination of the Plan shall not, without the consent of the Participant, materially adversely alter or impair any rights or obligations under any Award theretofore granted to such Participant. Notwithstanding the foregoing, the Committee may, but shall not be required to, amend or modify any Award to the extent necessary to avoid the imposition of taxes under Section 409A of the Code. The provisions of the Plan dealing with the Emergence Pool or Awards in respect of the Emergence Pool may not be amended without the written consent of the Chief Executive Officer of the Company.
13.2    Except in connection with a corporate transaction or event described in Section 4.3 of this Plan, the terms of outstanding awards may not be amended to reduce the Exercise Price of outstanding Options or the Base Price of outstanding SARs or cancel outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an Exercise Price or Base Price, as applicable, that is less than the Exercise Price of the original Options or Base Price of the original SARs, as applicable, without Stockholder approval. This Section 13.2 is intended to prohibit the repricing of “underwater” Options and SARs and will not be construed to prohibit the adjustments provided for in Section 4.3 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 13.2 may not be amended without approval by the Stockholders.
13.3    If permitted by Section 409A of the Code and Section 162(m) of the Code, but subject to the paragraph that follows, notwithstanding the Plan’s minimum vesting requirements, and including in the case of termination of employment by reason of involuntary termination for reasons other than for Cause, termination for Good Reason, death, Disability or retirement, or in the case of unforeseeable emergency or other special circumstances or in the event of a Change in Control, to the extent a Participant holds an Option or Appreciation Right not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Period of Restriction has not been completed, or any Cash Incentive Awards, Performance Awards which have not been fully earned, or any other awards made pursuant to Article XI subject to any vesting schedule or transfer restriction, or who holds Shares subject to any transfer restriction imposed pursuant to Section 14.6 of this Plan, the Committee may, in its sole discretion, accelerate the time at which such Option, SAR or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Period of Restriction will end or the time at which such Cash Incentive Awards, Performance Awards will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award, except in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.
13.4    Subject to Section 13.2 hereof, the Committee may amend the terms of any award granted under this Plan prospectively or retroactively, except in the case of a Qualified Performance-Based Award (other than in connection with the Participant’s death or Disability, or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Performance Goals or the level or levels of achievement with respect to such Qualified Performance-Based Award. Subject to Section 4.3 above, no such amendment will impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.
13.5    Duration of the Plan. The Plan shall, subject to Section 13.3, terminate ten (10) years after adoption by the Board, unless earlier terminated by the Board and no further Awards shall be granted under the Plan. The termination of the Plan shall not affect any Awards granted prior to the termination of the Plan.
ARTICLE XIV
MISCELLANEOUS
14.1    No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, for any reason, with or without Cause.
14.2    Participation. No person shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award. The Committee’s determination under the Plan (including, without limitation, determination of the eligible Employees who shall be granted Awards, the form, amount and timing of such Awards, the terms and provisions of Awards and the Awards Agreements and the establishment of Performance Goals) need not be uniform and may be made by it selectively among eligible

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Employees who receive or are eligible to receive Awards under the Plan, either or not such eligible Employees are similarly situated.
14.3    Unfunded Status. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. Except upon the issuance of Shares pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan. Notwithstanding the foregoing, the Company shall have the right, in its sole discretion, to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.
14.4    Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, Corporate Event or otherwise, of all or substantially all of the business or assets of the Company.
14.5    Beneficiary Designations. Subject to the restrictions in Section 14.6 below, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. For purposes of this Section, a beneficiary may include a designated trust having as its primary beneficiary a family member of a Participant. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee and as may be provided in an Award Agreement. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.
14.6    Nontransferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution; provided, however, that except as provided by in the relevant Award Agreement, a Participant may transfer, without consideration, an Award other than an Incentive Stock Option to one or more members of his or her Immediate Family, to a trust established for the exclusive benefit of one or more members of his or her Immediate Family, to a partnership in which all the partners are members of his or her Immediate Family, or to a limited liability company in which all the members are members of his or her Immediate Family; provided, further, that any such Immediate Family, and any such trust, partnership and limited liability company, shall agree to be and shall be bound by the terms of the Plan, and by the terms and provisions of the applicable Award Agreement and any other agreements covering the transferred Awards. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant and may be exercised only by the Participant or the Participant’s legal representative.
14.7    No Rights as Stockholder. Except to the limited extent provided under the Plan, no Participant (nor any beneficiary) shall have any of the rights or privileges of a shareholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares, if any, or in the event the Shares are non-certificate, such other method of recording beneficial ownership, shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).
14.8    Withholding. The Company and each of its Affiliates are authorized to withhold from any Award granted, or any payment relating to an Award, including from a distribution of Shares, taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and its Affiliates to satisfy the payment of withholding taxes and other tax obligations relating to any Award in such amounts as may be determined by the Committee. The Committee shall determine, in its sole discretion, the form of payment acceptable for such tax withholding obligations, including the delivery of cash or cash equivalents, Shares (including previously owned Shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of Shares otherwise issuable or delivered pursuant to the Award), other property, or any other legal consideration the Committee deems appropriate. Any determination made by the Committee to allow a Participant who is subject to Rule 16b-3 to pay taxes with Shares through net settlement or previously owned Shares shall be approved by either a committee made up of solely two or more non-employee directors (within the meaning of Rule 16b-3 promulgated under the 1934 Act (“Rule 16b-3”)) or the full Board. If such tax withholding amounts are satisfied through net settlement or previously owned Shares, the maximum number of Shares that may be so withheld or surrendered shall be the number of Shares that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to such Award, as determined by the Committee.
14.9    No Corporate Action Restriction. The existence of the Plan, any Award Agreement and/or the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the stockholders of the Company to make or authorize (a) any adjustment, recapitalization, reorganization or other

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change in the Company’s or any Subsidiary’s or Affiliate’s capital structure or business, (b) any merger, consolidation or change in the ownership of the Company or any Subsidiary or Affiliate, (c) any issue of bonds, debentures, capital, preferred or prior preference stocks ahead of or affecting the Company’s or any Subsidiary’s or Affiliate’s capital stock or the rights thereof, (d) any dissolution or liquidation of the Company or any Subsidiary or Affiliate, (e) any sale or transfer of all or any part of the Company’s or any Subsidiary’s or Affiliate’s assets or business, or (f) any other corporate act or proceeding by the Company or any Subsidiary or Affiliate. No Participant, beneficiary or any other person shall have any claim against any member of the Board or the Committee, the Company or any Subsidiary or Affiliate, or any employees, officers, stockholders or agents of the Company or any Subsidiary or Affiliate, as a result of any such action.
14.10    To the extent that any provision of this Plan would prevent any Option that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option. Such provision, however, will remain in effect for other Options and there will be no further effect on any provision of this Plan.
14.11    No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.
14.12    Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any Employee for any purposes of this Plan or awards granted hereunder.
14.13    No Participant will have any rights as a Stockholder with respect to any shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Company.
14.14    The Committee may condition the grant of any Award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.
14.15    Except with respect to Options and SAR, the Committee may permit Participants to elect to defer the issuance of Shares under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.
14.16    If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect.
14.17    Stock-Based Awards in Substitution for Options or Awards Granted by Other Company. Notwithstanding anything in this Plan to the contrary:
14.17.1        Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate or other acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.
14.17.2        In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under the Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

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14.17.3        Any Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 14.16.1 or 14.16.2 above will not reduce the Shares available for issuance or transfer under the Plan or otherwise count against the limits contained in Article IV of the Plan. In addition, no Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 14.16.1 or 14.16.2 above will be added to the aggregate plan limit contained in Article IV of the Plan.
14.18    Detrimental Activity and Recapture Provisions. Any Award Agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary or (b) within a specified period after termination of such employment or service, shall engage in any detrimental activity, including misconduct, malfeasance or gross negligence in the performance of the Participant’s duties that either caused or significantly contributed to the material inaccuracy of financial results or other performance metric. In addition, notwithstanding anything in this Plan to the contrary, any Award Agreement may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Shares may be traded.
14.19    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
14.20    Severability. In the event any provision of the Plan or of any Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan or the Award Agreement, and the Plan and/or the Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
14.21    Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
14.22    Governing Law. The Plan and all determinations made and actions taken pursuant hereto to the extent not otherwise governed by the Code or the securities laws of the United States, shall be governed by the law of the State of Delaware and construed accordingly.
14.23    Jurisdiction; Waiver of Jury Trial. Any suit, action or proceeding with respect to this Plan or any Award Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be brought in any Court in the State of Delaware, and the Company and each Participant shall submit to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. The Company and each Participant shall irrevocably waive any objections which he, she or it may have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Plan or any Award Agreement brought in any Court in the State of Delaware, and shall further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum. The Company and each Participant shall waive any right he, she or it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Plan or any Award Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party to any Award Agreement or relating to this Plan in any way.
14.24    Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.
14.25    Payments to Minors. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipt thereof shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Board, the Company, its Affiliates and their employees, agents and representatives with respect thereto.
14.26    Section 409A of the Code.
14.26.1        To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

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14.26.2        Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Subsidiaries. Each payment made pursuant to the provisions of this Plan and/or any Award Agreement shall be regarded as a separate payment and not one of series of payments for purposes of Section 409A of the Code.
14.26.3        If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a “specified employee” (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the first business day of the seventh month after such separation from service.
14.26.4        Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.
14.27    Section 16(b) of the 1934 Act. All elections and transactions under this Plan by persons subject to Section 16 of the 1934 Act involving Shares are intended to comply with any applicable exemptive condition under Rule 16b-3. The Committee may, in its sole discretion, establish and adopt written administrative guidelines, designed to facilitate compliance with Section 16(b) of the 1934 Act, as it may deem necessary or proper for the administration and operation of this Plan and the transaction of business thereunder.
14.28    Other Benefits. No Award granted or paid out under this Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.
14.29    Costs. The Company shall bear all expenses associated with administering this Plan, including expenses of issuing Shares pursuant to any Awards hereunder.
14.30    Award Agreement. Notwithstanding any other provision of the Plan, to the extent the provisions of any Award Agreement are inconsistent with terms of the Plan and such inconsistency is a result of compliance with laws of the jurisdiction in which the Participant is resident or is related to taxation of such Award in such jurisdiction, the relevant provisions of the particular Award Agreement shall govern.

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APPENDIX B
PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS AND PROVIDE FOR THE ANNUAL ELECTION OF ALL DIRECTORS

Proposal 5 would amend Article V of the Certificate of Incorporation as set forth below; proposed additions are indicated by underlining, and proposed deletions are indicated by strikethrough:
ARTICLE V
The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

1.Provisions Relating to Board Composition. ~~The number of directors constituting the Board of Directors shall initially be seven (7) as set forth in the Nomination Agreement. Pursuant to~~ Prior to the annual meeting of stockholders to be held in 2027 (the “2027 Annual Meeting”), pursuant to Section 141(d) of the DGCL, the directors shall be divided, with respect to the time for which they severally hold office, into three classes, which are hereby designated as Class I, Class II and Class III, respectively. ~~The members of the initial Board of Directors shall be as set forth in and elected pursuant to the Joint Plan of Reorganization, which, as amended, was confirmed by the United States Bankruptcy Court for the district of Delaware on March 31, 2016, as set forth in the Nomination Agreement. The term of office of (i) each initial Class I director shall expire at the first~~Directors serving in the class with terms expiring at the annual meeting of stockholders ~~following the effective date of the Nomination Agreement, (ii) each initial Class II director shall expire at the second~~ to be held in 2025 shall serve out the remainder of their current terms, and they and any successors shall stand for re-election to a one-year term at the annual meeting of stockholders ~~following the effective date of the Nomination Agreement and (iii) each initial Class III director shall expire at the third annual meeting of stockholders following the effective date of the Nomination Agreement. At~~ to be held in 2025 and each annual meeting of stockholders thereafter; directors serving in the class with terms expiring at the annual meeting of stockholders to be held in 2026 shall serve out the remainder of their current terms, and they and any successors shall stand for re-election to a one-year term at the annual meeting of stockholders to be held in 2026 and at each annual meeting of stockholders thereafter; and directors elected ~~to succeed those directors whose terms of office then expire~~ at the annual meeting of stockholders held in 2024 shall serve out the remainder of their current terms, and they and any successors shall stand for re-election to a one-year term at the annual meeting of stockholders to be held in 2027 and at each annual meeting of stockholders thereafter. The division of the Board of Directors into classes shall terminate at the 2027 Annual Meeting, and all directors shall be elected for ~~a term of office to expire~~ terms expiring at the ~~third~~ next succeeding annual meeting of stockholders ~~after their election, with each director to hold office~~ and until his or her successor shall have been duly elected and qualified or until his or her earlier death, retirement, resignation, disqualification or removal. Directors shall be elected by a plurality of the votes cast at a meeting of stockholders by the holders of shares entitled to vote in the election. No holder of Common Stock shall be entitled to cumulate his or her votes for the election of one or more directors or for any other purpose.

2.Vacancies. Subject to applicable law and the then-applicable terms of the Nomination Agreement, any vacancies on the Board of Directors for any reason and any newly created directorships resulting from any increase in the number of directors may be filled only by the Board of Directors acting by a majority of the remaining directors then in office, even if they constitute less than a quorum of the Board of Directors pursuant to the bylaws of the Corporation, or by a sole remaining director, and any directors so chosen shall hold office (a) in the case of any vacancy so filled prior to the 2027 Annual Meeting, until the next election of the class for which such ~~directors~~director shall have been chosen or, until ~~their successors~~his or her successor shall be elected and qualified, ~~except that a director chosen to fill a newly created directorship position shall hold office until the next election of one or more directors by the stockholders~~ or until his or her earlier death, retirement, resignation, disqualification or removal, and (b) in the case of any vacancy so filled at or after the 2027 Annual Meeting, for a term expiring at the next annual meeting of stockholders, or until his or her successor shall be elected and qualified, or until his or her earlier death, retirement, resignation, disqualification or removal. Unless otherwise provided herein, when one or more directors resign from the Board of Directors, effective at a future date, a majority of directors then in office shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective. Except as otherwise provided by applicable law, during a period between two successive annual meetings of stockholders, the Board of Directors may not fill more than two vacancies created by an increase in the number of directors.

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3.Number. Subject to the then-applicable terms of the Nomination Agreement, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Board of Directors. Unless and except to the extent that the bylaws of the Corporation so provide, the election of directors need not be by written ballot. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent Director. ~~So long as the Board of Directors is divided into three classes~~Prior to the 2027 Annual Meeting, any increase or decrease in the number of directors constituting the Board of Directors shall be apportioned among the classes so as to maintain at least one director in each class.

4.Removal of Directors. Subject to the then-applicable terms of the Nomination Agreement, any director may be removed at any time upon the affirmative vote of the holders of at least a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote generally for the election of directors, acting at a meeting of the stockholders in accordance with the DGCL, this Certificate of Incorporation and the bylaws of the Corporation.

5.Director Disqualification. A director who, at the time of taking office as a director, is an employee of the Corporation or any subsidiary of the Corporation (an “Employee Director”) shall cease to be qualified to serve as a director, and shall tender his or her resignation as director (which a majority of the Board of Directors may choose to waive this provision and have such director remain on the Board of Directors), if such person ceases to be an employee of the Corporation or any one of its subsidiaries, with the disqualification of such director and the effectiveness of such resignation to take place upon the earliest of (a) such director’s cessation of employment, (b) delivery by such Employee Director to the Corporation, or such subsidiary or subsidiaries, as the case may be, of a notice of resignation of employment or (c) delivery by the Corporation or one of its subsidiaries, as the case may be, to such Employee Director of a notice of termination of employment; provided, however, the foregoing provisions of this Section 5, including the disqualification and resignation provisions thereof, shall have no force and effect with respect to any Employee Director if the Board of Directors determines that they shall have no force and effect with respect to such Employee Director prior to the earliest of the occurrence of (a),(b) or (c) above.

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APPENDIX C
PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO ADOPT A MAJORITY VOTING STANDARD IN UNCONTESTED ELECTIONS OF DIRECTORS

Proposal 6 would amend Article V of the Certificate of Incorporation as set forth below; proposed additions are indicated by underlining, and proposed deletions are indicated by strikethrough:
ARTICLE V
The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

1.Provisions Relating to Board Composition. The number of directors constituting the Board of Directors shall initially be seven (7) as set forth in the Nomination Agreement. Pursuant to Section 141(d) of the DGCL, the directors shall be divided, with respect to the time for which they severally hold office, into three classes, which are hereby designated as Class I, Class II and Class III, respectively. The members of the initial Board of Directors shall be as set forth in and elected pursuant to the Joint Plan of Reorganization, which, as amended, was confirmed by the United States Bankruptcy Court for the district of Delaware on March 31, 2016, as set forth in the Nomination Agreement. The term of office of (i) each initial Class I director shall expire at the first annual meeting of stockholders following the effective date of the Nomination Agreement, (ii) each initial Class II director shall expire at the second annual meeting of stockholders following the effective date of the Nomination Agreement and (iii) each initial Class III director shall expire at the third annual meeting of stockholders following the effective date of the Nomination Agreement. At each annual meeting of stockholders, directors elected to succeed those directors whose terms of office then expire to succeed those directors whose terms of office then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified or until his or her earlier death, retirement, resignation, disqualification or removal. ~~Directors~~At any meeting of stockholders at which directors are to be elected, so long as a quorum is present, the directors shall be elected by a majority of the votes validly cast in such election; provided, however, that if the number of nominees for directors exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the votes validly cast ~~at a meeting of stockholders by the holders of shares entitled to vote in the election~~in such election. For purposes of this paragraph 1, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. No holder of Common Stock shall be entitled to cumulate his or her votes for the election of one or more directors or for any other purpose.

2.Vacancies. Subject to applicable law and the then-applicable terms of the Nomination Agreement, any vacancies on the Board of Directors for any reason and any newly created directorships resulting from any increase in the number of directors may be filled only by the Board of Directors acting by a majority of the remaining directors then in office, even if they constitute less than a quorum of the Board of Directors pursuant to the bylaws of the Corporation, or by a sole remaining director, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen or, until their successors shall be elected and qualified, except that a director chosen to fill a newly created directorship position shall hold office until the next election of one or more directors by the stockholders. Unless otherwise provided herein, when one or more directors resign from the Board of Directors, effective at a future date, a majority of directors then in office shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective. Except as otherwise provided by applicable law, during a period between two successive annual meetings of stockholders, the Board of Directors may not fill more than two vacancies created by an increase in the number of directors.

3.Number. Subject to the then-applicable terms of the Nomination Agreement, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Board of Directors. Unless and except to the extent that the bylaws of the Corporation so provide, the election of directors need not be by written ballot. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent Director. So long as the Board of Directors is divided into three classes, any increase or decrease in the number of directors constituting the Board of Directors shall be apportioned among the classes so as to maintain at least one director in each class.

4.Removal of Directors. Subject to the then-applicable terms of the Nomination Agreement, any director may be removed at any time upon the affirmative vote of the holders of at least a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote generally for the election of directors, acting at

2024 Proxy Statement	SilverBow Resources, Inc. | 121

a meeting of the stockholders in accordance with the DGCL, this Certificate of Incorporation and the bylaws of the Corporation.

5.Director Disqualification. A director who, at the time of taking office as a director, is an employee of the Corporation or any subsidiary of the Corporation (an “Employee Director”) shall cease to be qualified to serve as a director, and shall tender his or her resignation as director (which a majority of the Board of Directors may choose to waive this provision and have such director remain on the Board of Directors), if such person ceases to be an employee of the Corporation or any one of its subsidiaries, with the disqualification of such director and the effectiveness of such resignation to take place upon the earliest of (a) such director’s cessation of employment, (b) delivery by such Employee Director to the Corporation, or such subsidiary or subsidiaries, as the case may be, of a notice of resignation of employment or (c) delivery by the Corporation or one of its subsidiaries, as the case may be, to such Employee Director of a notice of termination of employment; provided, however, the foregoing provisions of this Section 5, including the disqualification and resignation provisions thereof, shall have no force and effect with respect to any Employee Director if the Board of Directors determines that they shall have no force and effect with respect to such Employee Director prior to the earliest of the occurrence of (a),(b) or (c) above.

122 | SilverBow Resources, Inc.	2024 Proxy Statement

APPENDIX D
PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTING PROVISIONS

Proposal 7 would amend Articles IX and X of the Certificate of Incorporation as set forth below; proposed additions are indicated by underlining, and proposed deletions are indicated by strikethrough:

ARTICLE IX

In furtherance of, and not in limitation of, the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend, restate or repeal the bylaws of the Corporation. The bylaws of the Corporation shall not be altered, amended, restated or repealed by the stockholders of the Corporation except by the vote of holders of at least ~~662/3%~~a majority in voting power of the outstanding shares of stock entitled to vote thereon, voting together as a single class.

ARTICLE X

~~Notwithstanding any other provision of this Certificate of Incorporation or the bylaws of the Corporation (and in addition to any other vote that may be required by applicable law, this Certificate of Incorporation or the bylaws of the Corporation), the approval of a majority of the directors then in office and the affirmative vote of the holders of at least 662/3% in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend, alter or repeal any provision of this Certificate of Incorporation.~~
The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

Notwithstanding the foregoing, no amendment, alteration or repeal of Article XV shall adversely affect any right or protection existing under this Certificate of Incorporation immediately prior to such amendment, alteration or repeal, including any right or protection of a present or former director, officer or employee thereunder in respect of any act or omission occurring prior to the time of such amendment.

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APPENDIX E
DEFINITION OF NON-GAAP MEASURES AS CALCULATED BY THE COMPANY (UNAUDITED)

In this proxy statement, SilverBow discloses the following non-GAAP measures:
Adjusted EBITDA: The Company presents Adjusted EBITDA attributable to common shareholders in addition to reported net income (loss) in accordance with GAAP. Adjusted EBITDA is calculated as net income (loss) plus (less) depreciation, depletion and amortization, accretion of asset retirement obligations, interest expense, impairment of oil and natural gas properties, net losses (gains) on commodity derivative contracts, amounts collected (paid) for commodity derivative contracts held to settlement, income tax expense (benefit), and share-based compensation expense. Adjusted EBITDA excludes certain items that SilverBow believes affect the comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDA is used by the Company’s management and by external users of SilverBow’s financial statements, such as investors, commercial banks and others, to assess the Company’s operating performance as compared to that of other companies, without regard to financing methods, capital structure or historical cost basis. It is also used to assess SilverBow’s ability to incur and service debt and fund capital expenditures. Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA is important as it is considered among the financial covenants under the Company’s First Amended and Restated Senior Secured Revolving Credit Agreement with JPMorgan Chase Bank, National Association, as administrative agent, and certain lenders party thereto (as amended, the “Credit Agreement”), a material source of liquidity for SilverBow. Please reference the Company’s 2023 Form 10-K for discussion of the Credit Agreement and its covenants.
Free Cash Flow: Free cash flow is calculated as Adjusted EBITDA (defined above) plus (less) monetized derivative contracts, cash interest expense, capital expenditures and current income tax (expense) benefit. The Company believes that free cash flow is useful to investors and analysts because it assists in evaluating SilverBow’s operating performance, and the valuation, comparison, rating and investment recommendations of companies within the oil and gas industry. SilverBow uses this information as one of the bases for comparing its operating performance with other companies within the oil and gas industry. Free cash flow should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.
Return on Capital Employed: ROCE is defined as (A) Adjusted EBITDA less DD&A expense, divided by (B) the average of Capital Employed - Beginning of Year (Total Debt plus Shareholders Equity) and Capital Employed - Year-End. SilverBow believes ROCE presents a comparable metric across multiple business sectors and sizes and is a meaningful measure because it quantifies how well the Company generates Adjusted EBITDA relative to the capital it has employed in its business and illustrates the profitability of a business or project taking into account the capital employed. SilverBow uses ROCE to assist in capital resource allocation decisions and in evaluating business performance. Additionally, the Company also evaluates average ROCE over a trailing three-year period to adjust for short term (one year) fluctuations and illustrate profitability over a longer time period. Although ROCE is commonly used as a measure of capital efficiency, definitions of ROCE differ, and SilverBow’s computation of ROCE may not be comparable to other similarly titled measures of other companies.
For additional information relating to these non-GAAP measures, please see Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on February 28, 2024.

124 | SilverBow Resources, Inc.	2024 Proxy Statement

Calculation of Adjusted EBITDA and Free Cash Flow (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except share amounts)
The below table provide the calculation of Adjusted EBITDA and Free Cash Flow for the following periods (in thousands).

	Year Ended December 31, 2023	Year Ended December 31, 2022
Net Income (Loss)	$297,716	$340,437
Plus:
Depreciation, depletion and amortization	219,116	133,982
Accretion of asset retirement obligations	985	534
Interest expense	80,119	41,948
Derivative (gain)/loss	(241,309)	73,885
Derivative cash settlements collected/(paid) (1)	90,395	(212,416)
Income tax expense/(benefit)	83,613	9,600
Share-based compensation expense	5,526	5,086
Adjusted EBITDA	$536,161	$393,056
Plus:
Cash interest and bank fees, net	(70,853)	(44,038)
Capital expenditures (2)	(408,591)	(327,504)
Current income tax (expense)/benefit	(526)	26
Free Cash Flow	$56,191	$21,540
(1)     Amounts relate to settled contracts covering the production months during the period
(2)     Excludes proceeds/(payments) related to the divestiture/(acquisition) of oil and gas properties and equipment, outside of regular way land and leasing costs

2024 Proxy Statement	SilverBow Resources, Inc. | 125

Calculation of Return on Capital Employed (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except share amounts)

The below table provides the calculation of Return on Capital Employed for the following periods (in thousands).

	Year Ended December 31, 2023	Year Ended December 31, 2022	Year Ended December 31, 2021
Net Income (Loss)	$297,716	$340,437	$86,759
Plus:
Depreciation, depletion and amortization	219,116	133,982	68,629
Accretion of asset retirement obligations	985	534	306
Interest expense	80,119	41,948	29,129
Derivative (gain)/loss	(241,309)	73,885	123,018
Derivative cash settlements collected/(paid) (1)	90,395	(212,416)	(73,256)
Income tax expense/(benefit)	83,613	9,600	6,398
Share-based compensation expense	5,526	5,086	4,645
Adjusted EBITDA	$536,161	$393,056	$245,628

Less: Depreciation, depletion and amortization	(219,116)	(133,982)	(68,629)
Adjusted EBIT (A)	$317,045	$259,074	$176,999

Total Debt	$692,000	$377,000	$430,000
Shareholders Equity (2)	791,579	292,532	446,981
Capital Employed - Beginning of Year	$1,483,579	$669,532	$876,981

Total Debt	$1,222,000	$692,000	$377,000
Shareholders Equity	1,189,328	791,579	292,532
Capital Employed - Year-End	$2,411,328	$1,483,579	$669,532

Average Capital Employed (B) (3)	$1,947,454	$1,076,556	$773,257

Return on Capital Employed (ROCE) (A / B)	16%	24%	23%

____________________________

(1)    Includes accruals for settled contracts covering commodity deliveries during the period where the actual cash settlements occur outside of the period.
(2)    Shareholders Equity at Beginning of Year 2021 excludes the impact of write-down of oil and gas properties during 2020
(3)    B = Average of Beginning of Year and Year-End Capital Employed.

126 | SilverBow Resources, Inc.	2024 Proxy Statement

APPENDIX F — SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION
SilverBow, its directors, its director nominees and certain of its executive officers and employees are participants in the solicitation of proxies in connection with the Annual Meeting. The following tables (“Directors and Nominees” and “Officers and Employees”) set forth the name and business addresses of our directors and nominees, and the names, present principal occupations and business addresses of our officers and employees who are considered to be “participants” in our solicitation of proxies from our shareholders in connection with the annual meeting (collectively, the “Participants”).
Directors and Nominees
The principal occupations of our directors and director nominees are described in the sections captioned “Continuing Members of the Board” and “Director Nominees”. The names of our directors and nominees are below. The business address of each of the directors and director nominees is 920 Memorial City Way, Suite 850, Houston, Texas 77024.

Name	Title
Marcus C. Rowland	Chairman of the Board
Ellen R. DeSanctis	Director
Michael Duginski	Director
Gabriel L. Ellisor	Director
Jennifer M. Grigsby	Director
Leland T. Jourdan	Director
Kathleen McAllister	Director
Charles W. Wampler	Director
Sean C. Woolverton	Director
Officers and Employees
The principal occupations of our executive officers and employees who are considered Participants are set forth below. The principal occupation refers to such person’s position with SilverBow, and the business address for each person is 920 Memorial City Way, Suite 850, Houston, Texas 77024.

Name	Title
Sean C. Woolverton	Chief Executive Officer
Christopher M. Abundis	Executive Vice President, Chief Financial Officer and General Counsel
Steven W. Adam	Executive Vice President and Chief Operating Officer
Information Regarding Ownership of the Company’s Securities by Participants
The amount of each class of securities of SilverBow held as of March 22, 2024, by the Participants who are directors or named executive officers, is set forth in the section captioned “Security Ownership of Board of Directors and Management” of this proxy statement.
The following table sets forth the number of each class of securities of SilverBow held as of March 22, 2024 by the employees of SilverBow who are deemed Participants in our solicitation of proxies and not described in the immediately preceding paragraph. Except as expressly set forth in this proxy statement, SilverBow is unaware of any Participant who owns any securities of the Company of record that such Participant does not own beneficially.

2024 Proxy Statement	SilverBow Resources, Inc. | 127

Name	Position	Amount and Nature of Beneficial Ownership(1)
Annie Foley	Vice President of Administration, Assistant General Counsel & Secretary	8,496 shares, owned directly
Jeff Magids	Vice President of Finance & Investor Relations	12,026 shares, owned directly
____________________
(1)    Unless otherwise indicated below, the persons named have the sole voting and investment power or joint voting and investment power with their respective spouses over the number of shares of the Common Stock of the Company shown as being beneficially owned by them. None of the shares beneficially owned by the above Vice Presidents are pledged as a security. The amounts include shares acquirable within 60 days of March 22, 2024, by vesting of RSUs under SilverBow’s equity plans. The following were entitled to receive shares from RSU awards within 60 days of March 22, 2024: Ms. Foley - 1,333 RSUs, and Mr. Magids - 1,463 RSUs.
Information Regarding Transactions in SilverBow’s Securities by Participants – Last Two Years
The following table sets forth information regarding purchases and sales of SilverBow’s securities by each Participant from March 1, 2022 to March 22, 2024. Unless otherwise indicated, all transactions were in the public market or pursuant to our equity compensation plans and none of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Transaction Date	Number of Direct Shares	Number of Indirect Shares	Acquisition (A) / Disposition (D)	*Transaction Code
Marcus C. Rowland	3/7/2022	18,000	—	D	S
Marcus C. Rowland	6/1/2022	10,000	—	D	S
Marcus C. Rowland	2/22/2023	9,107	—	A	A
Marcus C. Rowland	5/18/2023	8,000	—	D	S
Marcus C. Rowland	9/18/2023	10,000	—	A	P
Marcus C. Rowland	11/16/2023	5,000	—	A	P
Marcus C. Rowland	2/21/2024	11,982	—	A	A
Ellen R. DeSanctis	11/28/2023	2,500	—	A	P
Ellen R. DeSanctis	2/21/2024	7,944	—	A	A
Michael Duginski	2/22/2023	6,261	—	A	A
Michael Duginski	2/21/2024	6,452	—	A	A
Gabriel L. Ellisor	3/7/2022	5,286	—	D	S
Gabriel L. Ellisor	3/9/2022	4,714	—	D	S
Gabriel L. Ellisor	8/16/2022	9,474	—	D	S
Gabriel L. Ellisor	2/22/2023	6,261	—	A	A
Gabriel L. Ellisor	11/13/2023	3,000	—	D	S
Gabriel L. Ellisor	2/21/2024	6,452	—	A	A
Jennifer M. Grigsby	2/22/2023	6,261	—	A	A
Jennifer M. Grigsby	2/21/2024	6,452	—	A	A
Leland T. Jourdan**	N/A	—	—	—	—
Kathleen McAllister	2/22/2023	6,261	—	A	A
Kathleen McAllister	2/22/2024	6,452	—	A	A
Charles W. Wampler	3/10/2022	10,000	—	D	S
Charles W. Wampler	8/23/2022	5,000	—	D	S
Charles W. Wampler	2/22/2023	6,261	—	A	A
Charles W. Wampler	2/21/2024	6,452	—	A	A
Sean C. Woolverton	3/1/2022	7,616	—	D	F

128 | SilverBow Resources, Inc.	2024 Proxy Statement

Name	Transaction Date	Number of Direct Shares	Number of Indirect Shares	Acquisition (A) / Disposition (D)	*Transaction Code
Sean C. Woolverton	3/5/2022	6,436	—	D	F
Sean C. Woolverton	3/8/2022	1,086	—	D	S
Sean C. Woolverton	3/10/2022	8,914	—	D	S
Sean C. Woolverton	3/30/2022	10,000	—	D	S
Sean C. Woolverton	4/13/2022	10,000	—	D	S
Sean C. Woolverton	2/22/2023	172,542	—	A	A
Sean C. Woolverton	2/22/2023	61,468	—	D	F
Sean C. Woolverton	2/22/2023	35,000	—	A	A
Sean C. Woolverton	3/1/2023	4,835	—	D	F
Sean C. Woolverton	3/1/2024	2,992	—	D	F
Sean C. Woolverton	3/1/2024	2,841	—	D	F
Christopher M. Abundis	3/5/2022	1,887	—	D	F
Christopher M. Abundis	2/22/2023	54,102	—	A	A
Christopher M. Abundis	2/22/2023	14,938	—	D	F
Christopher M. Abundis	2/22/2023	13,947	—	A	A
Christopher M. Abundis	3/1/2023	1,639	—	D	F
Christopher M. Abundis	3/1/2024	1,015	—	D	F
Christopher M. Abundis	3/1/2024	1,133	—	D	F
Steven W. Adam	3/1/2022	—	4,804	D	S
Steven W. Adam	3/5/2022	2,864	—	D	F
Steven W. Adam	3/5/2022	4,412	—	D	G
Steven W. Adam	3/5/2022	—	4,412	A	G
Steven W. Adam	3/8/2022	—	5,000	D	S
Steven W. Adam	3/22/2022	5,256	—	D	F
Steven W. Adam	3/22/2022	8,099	—	D	G
Steven W. Adam	3/22/2022	—	8,099	A	G
Steven W. Adam	3/25/2022	—	10,000	D	S
Steven W. Adam	4/13/2022	—	10,000	D	S
Steven W. Adam	2/22/2023	76,766	—	A	A
Steven W. Adam	2/22/2023	23,843	—	D	F
Steven W. Adam	2/22/2023	52,923	—	D	G
Steven W. Adam	2/22/2023	—	52,923	A	G
Steven W. Adam	2/22/2023	16,072	—	A	A
Steven W. Adam	3/1/2023	2,151	—	D	F
Steven W. Adam	3/1/2023	3,315	—	D	G
Steven W. Adam	3/1/2023	—	3,315	A	G
Steven W. Adam	2/21/2024	18,390	—	A	A
Steven W. Adam	3/1/2024	1,331	—	D	F
Steven W. Adam	3/1/2024	4,135	—	D	G
Steven W. Adam	3/1/2024	—	4,135	A	G
Steven W. Adam	3/1/2024	1,305	—	D	F
Steven W. Adam	3/1/2024	4,052	—	D	G
Steven W. Adam	3/1/2024	—	4,052	A	G
Annie Foley	3/3/2022	4,000	—	A	A
Annie Foley	3/5/2022	168	—	D	F
Annie Foley	4/1/2022	548	—	D	F

2024 Proxy Statement	SilverBow Resources, Inc. | 129

Name	Transaction Date	Number of Direct Shares	Number of Indirect Shares	Acquisition (A) / Disposition (D)	*Transaction Code
Annie Foley	6/6/2022	1,250	—	A	M
Annie Foley	6/10/2022	1,250	—	D	S
Annie Foley	8/18/2022	1,347	—	A	M
Annie Foley	8/18/2022	911	—	D	F
Annie Foley	8/25/2022	436	—	D	S
Annie Foley	2/24/2023	890	—	D	F
Annie Foley	2/28/2023	5,920	—	A	A
Annie Foley	4/1/2023	325	—	D	F
Annie Foley	3/1/2024	481	—	D	F
Jeff Magids	3/3/2022	4,390	—	A	A
Jeff Magids	3/5/2022	221	—	D	F
Jeff Magids	4/1/2022	792	—	D	F
Jeff Magids	8/23/2022	2,397	—	D	S
Jeff Magids	8/23/2022	626	—	D	S
Jeff Magids	2/24/2023	1,694	—	D	F
Jeff Magids	2/28/2023	5,920	—	A	A
Jeff Magids	4/1/2023	357	—	D	F
Jeff Magids	3/1/2024	481	—	D	F
____________________________

*    Transaction Code
A:    Grant, award, or other acquisition of securities from the Company (such as an option)
F:    Payment of exercise price or tax liability by delivering or withholding securities
G:    Bona fide gift
M:    Exercise or conversion of derivative security
P:    Open market or private purchase of securities
S:    Open market or private sale of securities
**    Mr. Jourdan commenced service as a director on March 27, 2024, and accordingly did not have any transactions to report as of March 22, 2024. Mr. Jourdan received a stock award of 5,501 RSUs on March 27, 2024, as part of a prorated annual award available to all non-employee directors to compensate him for his 2024 service. Consistent with SEC requirements, such stock award will be reported via a Form 4 and as 2024 compensation.
Miscellaneous Information Regarding Participants in the Solicitation
Except as described in the proxy statement or this Appendix F, to SilverBow’s knowledge: none of the Participants or their associates (i) during the past ten (10) years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) beneficially owns, directly or indirectly, any shares or other securities of SilverBow or any of SilverBow’s subsidiaries; or (iii) has a substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the annual meeting. In addition, other than as set forth in this Appendix F or this proxy statement, neither SilverBow nor any of the Participants has been within the past year party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. Other than as set forth in this Appendix F or this proxy statement, none of the Participants or any of their associates have (i) any arrangements or understandings with any person with respect to any future employment by SilverBow or its affiliates or with respect to any future transactions to which SilverBow or any of its affiliates will or may be a party; or (ii) a direct or indirect interest in any transaction or series of similar transactions since the beginning of SilverBow’s last fiscal year or any currently proposed transactions, to which SilverBow or any of its subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

130 | SilverBow Resources, Inc.	2024 Proxy Statement

PRELIMINARY PROXY CARD DATED MARCH 28, 2024 – SUBJECT TO COMPLETION

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

▼ TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

W H I T E P R O X Y

SILVERBOW RESOURCES, INC.

THIS WHITE PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned shareholder hereby appoints Sean C. Woolverton, Christopher M. Abundis and Steven W. Adam, and each of them, with full power of substitution, as proxies and agents, in the name of the undersigned, to attend the 2024 Annual Meeting of Shareholders, and any adjournment or postponement thereof (the "Annual Meeting"), of SilverBow Resources, Inc. ("SilverBow"), to be held at [•], on [•], at [•] Time, and to act and vote all of the shares of common stock of SilverBow that the undersigned shareholder is entitled to vote at the Annual Meeting for and on behalf of such shareholder in accordance with the following directions, or if no directions have been given, as the proxyholder sees fit.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO SUCH DIRECTIONS ARE MADE, AND THIS PROXY IS RETURNED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH SILVERBOW NOMINEE AND "WITHHOLD" ON EACH KIMMERDIGE (AS DEFINED IN THE ACCOMPANYING PROXY STATEMENT) NOMINEE LISTED IN ITEM 1 ON THE REVERSE SIDE, "FOR" ITEMS 2, 3, 4, 5, 6 AND 7, AND "AGAINST" ITEM 8. While you may mark instructions with respect to any or all of the nominees, you may mark a vote "FOR" only three (3) nominees in total. If you vote "FOR" with respect to fewer than three (3) nominees, your shares will be voted "FOR" only with respect to those nominees you have so marked. If you vote "FOR" with respect to more than three (3) nominees, your vote on Item 1 regarding the election of directors will be invalid and will not be counted.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE MARKED, DATED AND SIGNED ON REVERSE SIDE

SILVERBOW RESOURCES, INC.

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of SilverBow Resources, Inc. for the upcoming Annual Meeting of Shareholders.

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

Submit your proxy by Internet

Please access **www.proxyvotenow.com/[•]**. Then, simply follow the easy instructions on the voting site. You will be required to provide the unique Control Number printed below.

Submit your proxy by Telephone

Please call toll-free in the U.S. or Canada at **[•]** on a touch-tone telephone. (If outside the U.S. or Canada, call **[•]**.) Then, simply follow the easy voice prompts. You will be required to provide the unique Control Number printed below.

CONTROL NUMBER:

You may submit your proxy by telephone or Internet 24 hours a day, 7 days a week.
Your telephone or Internet vote authorizes the proxyholder(s) to vote your shares in the same manner as if you had completed, signed and returned a proxy card.

Submit your proxy by Mail

If you do not have access to a touch-tone telephone or to the internet, please complete, sign, date and return the proxy card in the postage paid envelope provided to: SilverBow Resources, Inc., c/o First Coast Results, Inc., 200 Business Park Circle, Suite 112, Saint Augustine, FL 32095.

▼ TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

X **Please mark vote as in this sample**

The Board of Directors unanimously recommends that you vote "FOR" all three (3) of the SilverBow nominees, "WITHHOLD" on each of the three (3) Kimmeridge nominees, "FOR" Items 2, 3, 4, 5, 6 and 7, and "AGAINST" Item 8.

1. To elect the three Class II directors identified in the accompanying proxy statement to serve until the 2027 annual meeting of shareholders, or until their successors are duly elected and qualified or appointed in accordance with the Certificate of Incorporation and Bylaws. While you may mark instructions with respect to any or all of the nominees, you may mark a vote "FOR" only three (3) nominees in total. You are permitted to vote for fewer than three (3) nominees. If you vote "FOR" with respect to fewer than three (3) nominees, your shares will be voted "FOR" only with respect to those nominees you have so marked. If you vote "FOR" with respect to more than three (3) nominees, your votes on Item 1 regarding the election of directors will be invalid and will not be counted. If you sign and return your proxy card and do not specify how you want your shares to be voted, they will be voted "FOR" with respect to all the SilverBow nominees and "WITHHOLD" on all of the Kimmeridge nominees.

The Board of Directors recommends you vote FOR each of the following SilverBow nominees:

	FOR	WITHHOLD
1a. Gabriel L. Ellisor	☐	☐
1b. Kathleen McAllister	☐	☐
1c. Charles W. Wampler	☐	☐

The Board recommends that you WITHHOLD on each of the following Kimmeridge nominees:

	FOR	WITHHOLD
1d. Douglas E. Brooks	☐	☐
1e. Carrie M. Fox	☐	☐
1f. Katherine L. Minyard	☐	☐

The Board recommends that you vote FOR Item 2.

The Board recommends that you vote FOR Item 3.

The Board recommends that you vote FOR Item 4.

The Board recommends that you vote FOR Item 5.

The Board recommends that you vote FOR Item 6.

The Board recommends that you vote FOR Item 7.

The Board of Directors recommends that you vote "AGAINST" Item 8.

NOTE: At their discretion, the proxyholders are authorized to vote upon such other business that may properly come before the Annual Meeting.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

Date: ______________________________, 2024

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Signature

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Signature (Joint Owners)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally, All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.